UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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The Pepsi Bottling Group, Inc.

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One Pepsi Way
Somers, New York 10589

April 10, 2008

Dear Fellow Shareholders:

On behalf of your Board of Directors, we are pleased to invite you to attend our 2008 Annual Meeting of Shareholders on Wednesday, May 28, 2008, at 10:00 a.m. Eastern Time. The meeting will be held at our corporate headquarters at One Pepsi Way in Somers, New York. For your convenience, we will offer a live webcast of our Annual Meeting through our website at www.pbg.com.

At our Annual Meeting, you will be asked to elect our directors, approve a proposal to amend and restate our Certificate of Incorporation to adopt a plurality voting standard for the election of directors in a contested election, approve an amendment to the PBG 2004 Long-Term Incentive Plan, and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008. The enclosed Proxy Statement contains detailed information about the business to be conducted at the meeting.

I am pleased to inform you that we are taking advantage of the Securities and Exchange Commission’s new rules that allow us to furnish our Proxy Statement and related proxy materials to our shareholders over the Internet. We believe the new rules will expedite shareholders’ receipt of proxy materials, lower our costs of delivery and reduce the environmental impact of our Annual Meeting. The “Questions and Answers” section of this Proxy Statement contains instructions on how you can receive a paper copy of the Proxy Statement and Annual Report.

Please know that your vote is very important to us and we encourage you to vote promptly. Whether or not you expect to attend the Annual Meeting in person, please vote via the Internet or telephone, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.

Thank you for your ongoing support of The Pepsi Bottling Group.

Sincerely,

Eric J. Foss
President and Chief Executive Officer

Notice of 2008 Annual Meeting of Shareholders

TIME AND DATE	10:00 a.m. Eastern Time on Wednesday, May 28, 2008.

PLACE	PBG Corporate Headquarters One Pepsi Way Somers, New York 10589

LIVE WEBCAST	Available on our website at www.pbg.com, starting at 10:00 a.m. Eastern Time on Wednesday, May 28, 2008.

ITEMS OF BUSINESS	(1) To elect a Board of Directors.

(2) To approve an amendment and restatement of our Certificate of Incorporation to adopt a plurality voting standard for the election of directors in a contested election.

(3) To approve an amendment to the PBG 2004 Long-Term Incentive Plan.

(4) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008.

(5) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote only if you were a holder of our common stock as of the close of business on March 31, 2008.

MEETING ADMISSION	You are entitled to attend the Annual Meeting only if you were a holder of our common stock as of the close of business on March 31, 2008. If you plan to attend the Annual Meeting and your shares are registered in your name, please call 914-767-6114 or email shareholder.relations@pepsi.com so that we may send you an admission card. If you hold shares through an account with a bank or broker, you must contact your bank or broker to request a legal proxy in order to attend the meeting.

PROXY VOTING	Your vote is very important. Whether or not you plan to attend the Annual Meeting, please promptly vote by Internet or telephone, or by marking, signing, dating and returning your proxy card or voting instruction card so that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors,

Steven M. Rapp
Secretary

April 10, 2008

One Pepsi Way
Somers, New York 10589

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING AND RELATED PROXY MATERIALS

Why am I receiving these proxy materials?

Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Shareholders, which will take place at 10:00 a.m. Eastern Time on Wednesday, May 28, 2008. This proxy statement describes matters on which we would like you, as a shareholder, to vote. It also gives you information on these matters so that you can make an informed decision.

What is included in these materials?

These proxy materials include:

•	our proxy statement for the 2008 Annual Meeting; and

•	our 2007 Annual Report to shareholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction card for the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of printed proxy materials?

In accordance with new rules recently adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish such materials by providing access to these documents over the Internet. Accordingly, on April 10, 2008, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders have the ability to access the proxy materials on a website referred to in the Notice (www.proxyvote.com) or request to receive a printed set of the proxy materials.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; (3) request a printed copy of the proxy materials; and (4) instruct us to send our future proxy materials to you.

Choosing to receive your future proxy materials by email will lower our costs of delivery and will reduce the impact of our Annual Meeting on the environment. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the purpose of the Annual Meeting?

The principal purposes of the Annual Meeting are:

•	to elect our directors;

•	to amend and restate our Certificate of Incorporation to adopt a plurality voting standard for the election of directors in a contested election;

•	to approve an amendment to the PBG 2004 Long-Term Incentive Plan;

•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008; and

•	to transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares (1) “FOR” the election of our directors; (2) “FOR” the approval of our amended and restated Certificate of Incorporation; (3) “FOR” the amendment to the PBG 2004 Long-Term Incentive Plan; and (4) “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock and Class B common stock at the close of business on our record date, March 31, 2008, are entitled to receive notice of and to vote at the Annual Meeting or at any postponement or adjournment of the meeting. As of the record date, there were 219,038,717 shares of our common stock outstanding and 100,000 shares of our Class B common stock outstanding. All outstanding shares of our Class B common stock are held by PepsiCo, Inc. (“PepsiCo”).

What constitutes a quorum in order to hold and transact business at the Annual Meeting?

The presence, in person or by proxy, of holders of at least a majority of the votes entitled to be cast constitutes a quorum. A quorum is required to hold the Annual Meeting.

What are my voting rights?

Each shareholder is entitled to one vote for each share of our common stock held by the shareholder as of the record date and 250 votes for each share of our Class B common stock held by the shareholder as of the record date. You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner in street name through a broker, trustee or other nominee.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, The Bank of New York Mellon, you are considered the shareholder of record of those shares, and the Notice was sent directly to you by PBG. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you plan to attend the Annual Meeting in person, please call 914-767-6114 or email shareholder.relations@pepsi.com so that we may send you an admission card.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request a legal proxy from your broker, bank or nominee.

How do I cast my vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you are the beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or nominee. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can also vote by mail.

What vote is needed to approve each proposal and how are votes counted?

For the election of directors, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Similarly, a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote is required for approval of all of the other proposals properly submitted for consideration at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director nominee or proposal must exceed the number of votes cast “against” that nominee or proposal.

If a nominee who is serving as a director fails to receive a majority of the votes cast at the Annual Meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Principles and Practices, any nominee who does not receive a majority of the votes cast is required to tender his or her resignation to the Board. In such event, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board is required to act on the Committee’s recommendation within 90 days after the certification of the election results. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the Annual Meeting, the nominee would not become a member of the Board.

You may abstain from voting on any matter presented for shareholder vote. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter.

What happens if I do not give specific voting instructions?

Shareholder of Record.  If you are a shareholder of record and you (1) indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or (2) sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owner.  If you are a beneficial owner of shares held in street name and do not provide your broker, bank or nominee with specific voting instructions, the broker, bank or nominee that holds your shares may generally vote on “discretionary” or routine matters under the rules of the New York Stock Exchange but cannot vote on “non-discretionary” or non-routine matters. If the broker, bank or nominee that holds your shares does not receive instructions from you on how to vote your shares on a “non-

discretionary” or non-routine matter, it will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to your broker, bank or nominee by carefully following the instructions provided in the Notice.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by Broadridge Financial Solutions, Inc. who will determine whether or not a quorum is present and whether or not each proposal has obtained the necessary number of “FOR” votes to approve the proposal.

Which proposals are considered “routine” or “non-routine”?

Proposal 1 (election of directors) and Proposal 4 (approval of auditors) involve matters that we believe will be considered routine.

Proposal 2 (approval of amended and restated Certificate of Incorporation) and Proposal 3 (approval of amended PBG 2004 Long-Term Incentive Plan) involve matters that we believe will be considered non-routine.

What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the persons named as proxy holders will vote your shares in their discretion. It is the intention of the named proxy holders to vote the shares they represent as directed by our Board of Directors.

Can I change or revoke my vote after I have voted?

Yes. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card or voting instruction card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Can I listen to the Annual Meeting on the Internet?

Yes. Our Annual Meeting will be webcast on May 28, 2008 at 10:00 a.m. Eastern Time. You are invited to visit www.pbg.com to listen to the live webcast of the Annual Meeting. An archived copy of the webcast also will be available on our website for at least 90 days following the date of our Annual Meeting.

Who is soliciting my vote and who will pay for the proxy solicitation?

This solicitation is being made on behalf of our Board of Directors, but may also be made without additional compensation by our officers or employees by telephone, facsimile, e-mail or personal interview. We will bear the expense of the preparation, printing and mailing of the Notice and these proxy materials. We will request brokers, banks and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers, banks and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting and final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending June 14, 2008, which we will file with the SEC. We will also post the results of the voting on our website at www.pbg.com under Investor Relations — Annual Meeting Results within two weeks after the date of the Annual Meeting.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

Our Board of Directors proposes the following ten nominees for election as directors at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the nominees named. Other than Cynthia M. Trudell, who has consented to being named in this proxy statement and to serve as a director if elected, all of the nominees are currently serving on our Board. Ms. Trudell was recommended to our Board as a director nominee by PepsiCo. The directors will hold office from the date of election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified.

LINDA G. ALVARADO, 56, was elected to our Board in March 1999. She is the President and Chief Executive Officer of Alvarado Construction, Inc., a general contracting firm specializing in commercial, industrial, environmental and heavy engineering projects, a position she assumed in 1976. Ms. Alvarado is also a director of Pitney Bowes Inc., Qwest Communications International Inc., Lennox International Inc. and 3M Company.

BARRY H. BERACHA, 66, was elected to our Board in March 1999 and assumed the role of Non-Executive Chairman in April 2007. Prior to his retirement in June 2003, Mr. Beracha most recently served as an Executive Vice President of Sara Lee Corporation and Chief Executive Officer of Sara Lee Bakery Group since August 2001. Mr. Beracha was the Chairman of the Board and Chief Executive Officer of The Earthgrains Company from 1993 to August 2001. Earthgrains was formerly part of Anheuser-Busch Companies, where Mr. Beracha served from 1967 to 1996. From 1979 to 1993, he held the position of Chairman of the Board of Anheuser-Busch Recycling Corporation. From 1976 to 1995, Mr. Beracha was also Chairman of the Board of Metal Container Corporation. Mr. Beracha is also a director of Hertz Global Holdings, Inc. and Chairman of the Board of Trustees of St. Louis University.

JOHN C. COMPTON, 46, was elected to our Board in March 2008. Mr. Compton is Chief Executive Officer of PepsiCo Americas Foods, an operating unit of PepsiCo, a position he assumed in November 2007. Mr. Compton began his career at PepsiCo in 1983 as a Frito-Lay Production Supervisor in the Pulaski, Tennessee manufacturing plant. He has spent 24 years at PepsiCo in various sales, marketing, operations and general management assignments. From March 2005 until September 2006, he was President and Chief Executive Officer of Quaker, Tropicana, Gatorade, and from September 2006 until November 2007, he was Chief Executive Officer of PepsiCo North America. Mr. Compton served as Vice Chairman and President of the North American Salty Snacks Division of Frito-Lay from March 2003 until March 2005. Prior to that, he served as Chief Marketing Officer of Frito-Lay’s North American Salty Snacks Division from August 2001 until March 2003.

ERIC J. FOSS, 49, was appointed President and Chief Executive Officer and elected to our Board in July 2006. Previously, Mr. Foss served as our Chief Operating Officer from September 2005 to July 2006 and President of PBG North America from September 2001 to September 2005. Prior to that, Mr. Foss was the Executive Vice President and General Manager of PBG North America from August 2000 to September 2001. From October 1999 until August 2000, he served as our Senior Vice President, U.S. Sales and Field Operations, and prior to that, he was our Senior Vice President, Sales and Field Marketing, since March 1999. Mr. Foss joined the Pepsi-Cola Company in 1982 where he held a variety of field and headquarters-based sales, marketing and general management positions. From 1994 to 1996, Mr. Foss was General Manager of Pepsi-Cola North America’s Great West Business Unit. In 1996, Mr. Foss was named General Manager for the Central Europe Region for Pepsi-Cola International, a position he held until joining PBG in March 1999. Mr. Foss is also a director of UDR, Inc. and serves on the Industry Affairs Council of the Grocery Manufacturers of America.

IRA D. HALL, 63, was elected to our Board in March 2003. From 2002 until his retirement in late 2004, Mr. Hall was President and Chief Executive Officer of Utendahl Capital Management, LP. From 1999 to 2001, Mr. Hall was Treasurer of Texaco Inc. and General Manager, Alliance Management for Texaco Inc. from 1998 to 1999. From 1985 to 1998, Mr. Hall held several positions with International Business Machines. Mr. Hall is also a director of Ameriprise Financial, Inc. and Praxair, Inc.

SUSAN D. KRONICK, 56, was elected to our Board in March 1999. Ms. Kronick became Vice Chair of Macy’s, Inc. (formerly known as Federated Department Stores, Inc.) in February 2003. Previously, she had been Group President of Federated Department Stores since April 2001. From 1997 to 2001, Ms. Kronick was the Chairman and Chief Executive Officer of Burdines, a division of Federated Department Stores. From 1993 to 1997, Ms. Kronick served as President of Federated’s Rich’s/Lazarus/Goldsmith’s division. She spent the previous 20 years at Bloomingdale’s, where her last position was Senior Executive Vice President and Director of Stores.

BLYTHE J. MCGARVIE, 51, was elected to our Board in March 2002. Ms. McGarvie is President of Leadership for International Finance, a private consulting firm providing leadership seminars for corporate and academic groups. From 1999 to December 2002, Ms. McGarvie was Executive Vice President and Chief Financial Officer of BIC Group. From 1994 to 1999, Ms. McGarvie served as Senior Vice President and Chief Financial Officer of Hannaford Bros. Co. Ms. McGarvie is a Certified Public Accountant and has also held senior financial positions at Sara Lee Corporation, Kraft General Foods, Inc. and Pizza Hut, Inc. Ms. McGarvie is also a director of Accenture Ltd., The Travelers Companies, Inc. and Viacom Inc.

JOHN A. QUELCH, 56, was elected to our Board in January 2005. Mr. Quelch has been Senior Associate Dean and Lincoln Filene Professor of Business Administration at Harvard Business School since 2001. From 1998 to 2001, Mr. Quelch was Dean of the London Business School. Prior to that he was an Assistant Professor, an Associate Professor and a full Professor of Business Administration at Harvard Business School from 1979 to 1998. Mr. Quelch is also a director of Gentiva Health Services, Inc., WPP Group plc, Inverness Medical Innovations, Inc. and ViTrue, Inc.

JAVIER G. TERUEL, 57, was elected to our Board in May 2007. Mr. Teruel is a partner at Spectron Desarrollo, S.C., a management and consulting firm in Mexico. Previously, he served as Vice Chairman of Colgate-Palmolive Company until his retirement in April 2007. While serving as Vice Chairman, a position he assumed in 2004, Mr. Teruel was responsible for the operations of the Hill’s Pet Nutrition Division, Global R&D, Global Supply Chain, and Global Information Technology. Additionally, he led Colgate’s evolving worldwide strategy, which included overseeing Colgate’s business building and restructuring initiative. From 2002 to 2004, Mr. Teruel served as Executive Vice President, with responsibility for Colgate’s Asia and South Pacific, Central Europe/Russia, and Africa/Middle East Divisions, as well as Hill’s Pet Nutrition. Mr. Teruel joined Colgate-Palmolive in 1971 in Mexico where he held a variety of marketing, sales and management positions. Mr. Teruel is also a director of Starbucks Corporation, J.C. Penney Company, Inc. and Corporación Geo.

CYNTHIA M. TRUDELL, 54, is Senior Vice President, Chief Personnel Officer of PepsiCo, a position she assumed in February 2007. Ms. Trudell served as a director of PepsiCo from January 2000 until her appointment to her current position. Prior to joining PepsiCo, Ms. Trudell served as Vice President of Brunswick Corporation and President of Sea Ray Group from 2001 until 2006. From 1999 until 2001, Ms. Trudell served as General Motors’ Vice President, and Chairman and President of Saturn Corporation, a wholly owned subsidiary of GM. From 1995 to 1999, she served as President of IBC Vehicles in Luton, England, a joint venture between General Motors and Isuzu. Ms. Trudell began her career with the Ford Motor Co. as a chemical process engineer. In 1981, she joined GM and held various engineering and manufacturing supervisory positions.

If any of these nominees for director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the present Board of Directors. Barring special circumstances, all director nominees are expected to be present at the 2008 Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR all of the
above-named nominees for election as directors.

CORPORATE GOVERNANCE

Our Board of Directors is committed to transparency in financial reporting and a high level of corporate governance. We adhere to the following governance policies and practices which we believe are in full compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC and the New York Stock Exchange (the “NYSE”).

Director Independence.  In January 2005, our Board adopted a revised Director Independence Policy that sets forth the standards for determining the independence of each member of our Board, which standards are consistent with the applicable rules of the NYSE and SEC. Each director affirmatively determined by our Board to have met the standards set forth in our Director Independence Policy is referred to herein as an independent director. The PBG Director Independence Policy can be found on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance. Our Board has determined that the following directors are independent: Linda G. Alvarado, Barry H. Beracha, Ira D. Hall, Susan D. Kronick, Blythe J. McGarvie, John A. Quelch and Javier G. Teruel. In addition, Thomas H. Kean, a former director who did not stand for re-election at the 2007 Annual Meeting of Shareholders, was independent during his 2007 service period.

In assessing the independence of our directors, our Board carefully considered all of the business relationships between PBG and our directors or their affiliated companies. This review was based primarily on responses of the directors to questions in a questionnaire regarding employment, business, familial, compensation and other relationships with our company and our management. Where business relationships existed, the Board determined that none of the relationships between our company and the directors or the directors’ affiliated companies impair the directors’ independence because the amounts involved are immaterial to the directors or to those companies when compared to their annual income or gross revenues. The Board also determined for all of the relationships between our company and our directors or the directors’ affiliated companies, that none of the relationships would interfere with the director’s impartial judgment as a director of PBG.

The business relationships between PBG and our directors or the directors’ affiliated companies that were considered by the Board were:

•	PBG sells a small amount of beverage product to Macy’s, Inc., of which Susan D. Kronick is Vice Chair;

•	PBG made a donation to Drew University, of which Thomas H. Kean served as President from 1990 to 2005; and

•	PBG sells a small amount of beverage product to the Harvard Business School, of which John A. Quelch is Senior Associate Dean and Lincoln Filene Professor of Business Administration.

The Board also considered the relationship between PBG and Linda G. Alvarado, which is described in the section below entitled “Transactions with Related Persons.”

Corporate Governance Principles and Practices.  We initially adopted a statement of Corporate Governance Principles and Practices in 1999 and most recently revised it in 2007. The revised statement of Corporate Governance Principles and Practices, which we believe complies with all NYSE corporate governance rules, is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any shareholder upon request.

Worldwide Code of Conduct.  We initially adopted a Worldwide Code of Conduct in 2000 and mostly recently revised it in 2007. The Worldwide Code of Conduct applies to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and Controller. The Worldwide Code of Conduct, which we believe complies with all NYSE corporate governance rules, is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any shareholder upon request. We intend to post on our website any material amendments to our Worldwide Code of Conduct and the description of any waiver from a provision of the Code of Conduct granted by our Board to any director or executive officer within four business days of such amendment or waiver.

Communications with the Board of Directors.  Shareholders and other interested parties who wish to communicate directly with any of our directors, or the non-management directors as a group, may do so by writing to the Board of Directors, The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589. All communications will be received, sorted and summarized by the General Counsel, as agent for the directors. Communications relating to our accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit and Affiliated Transactions Committee. All other communications will be referred to the Non-Executive Chairman of the Board or to a specified director, if so addressed. Communications may be submitted anonymously or confidentially.

Consideration of Director Nominees.  In carrying out its responsibility to identify and recommend to our Board qualified candidates for election as directors at the Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors, senior management and shareholders, as necessary, in anticipation of upcoming director elections and other potential or expected Board vacancies. The Committee is also authorized, at our expense, to retain search firms to identify and assess potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications our Board is seeking. The Committee has an ongoing process, along with a professional search firm, to identify and evaluate potential director candidates.

Director Qualifications.  All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates for director must possess the level of education, experience, sophistication and expertise required to perform the duties of a member of a board of directors of a public company of our size and scope. At a minimum, the Nominating and Corporate Governance Committee will consider: (i) whether the recommended candidate is subject to a disqualifying factor as described in our Director Independence Policy; (ii) the number of other boards and committees on which the individual serves; (iii) the extent of the individual’s experience in business, trade, finance or management; (iv) the extent of the individual’s knowledge of regional, national and international business affairs; (v) whether the individual possesses the overall judgment to advise and direct us in meeting our responsibilities to shareholders, customers, employees and the public; (vi) whether the individual has a proven record of accomplishment within corporate, educational or government institutions; (vii) whether the individual provides the appropriate experience and expertise in light of the prevailing business conditions and the composition of our Board of Directors; and (viii) any other factors, including those set forth in the Corporate Governance Principles and Practices, relating to the ability and willingness of the individual to serve.

Shareholder Recommendations.  Shareholders wishing to recommend a director candidate to the Chairperson of the Nominating and Corporate Governance Committee for its consideration should write to the Secretary, The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589. Recommendations must be received no later than December 11, 2008 to be considered for inclusion in the proxy statement for the 2009 Annual Meeting of Shareholders. All recommendations meeting the minimum requirements set forth in our Corporate Governance Principles and Practices and summarized above under “Director Qualifications” will be referred to the Nominating and Corporate Governance Committee. Such letters of recommendation must include the address and number of shares owned by the nominating shareholder, the recommended individual’s name and address, and a description of the recommended individual’s background and qualifications. A signed statement from the recommended individual must accompany the letter of recommendation indicating that he or she consents to being considered as a candidate and that, if nominated by the Board of Directors and elected by the shareholders, he or she will serve as a director of our Company.

Meetings of the Board of Directors.  Our Board of Directors held six regular meetings during fiscal year 2007. Attendance by incumbent directors at all Board and applicable Committee meetings in 2007 was approximately 99%. Barring special circumstances, our directors are expected to attend all Board and

Committee meetings and the Annual Meeting of Shareholders. Eight of our directors attended our 2007 Annual Meeting of Shareholders.

Executive Sessions.  In 2007, all Board meetings included separate executive sessions with only non-management directors present and independent directors present. Currently, the Non-Executive Chairman of our Board, who is an independent director, leads these executive sessions and acts as our Board’s presiding director. The Committees also meet in executive session during each Committee meeting, other than telephonic meetings.

Committees of the Board of Directors.  Our Board of Directors has three standing Committees: Audit and Affiliated Transactions, Compensation and Management Development, and Nominating and Corporate Governance. The table below indicates the current members of each Committee. All members of each Committee are independent directors.

	Audit and	Compensation and	Nominating and
Board Member	Affiliated Transactions	Management Development	Corporate Governance

Linda G. Alvarado		Member	Chair

Barry H. Beracha(1)	Member	Member

John C. Compton

Eric J. Foss

Ira D. Hall	Member	Member

Susan D. Kronick	Member	Chair

Blythe J. McGarvie(2)	Chair	Member

Margaret D. Moore(3)

John A. Quelch		Member	Member

Javier G. Teruel		Member	Member

(1)	Mr. Beracha currently serves as the Non-Executive Chairman of our Board (which incorporates the duties of a presiding director).

(2)	Ms. McGarvie serves as the financial expert on the Audit and Affiliated Transactions Committee.

(3)	Ms. Moore is not standing for re-election at the 2008 Annual Meeting of Shareholders.

The Audit and Affiliated Transactions Committee.  The Audit and Affiliated Transactions Committee acts under a written charter that has been approved by our Board of Directors and complies with the NYSE corporate governance rules and applicable SEC rules and regulations. The charter is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any shareholder upon request. Our Board has determined that each member of the Audit and Affiliated Transactions Committee is financially literate and that Ms. McGarvie is qualified to serve as the Audit and Affiliated Transactions Committee’s “financial expert” (as such term is defined by SEC regulations). A brief description of Ms. McGarvie’s work experience is included above under the section entitled “Election of Directors.”

The Audit and Affiliated Transactions Committee’s primary responsibilities are to: (i) oversee the quality and integrity of our financial statements; (ii) appoint, compensate, evaluate (including evaluating independence) and, where appropriate, terminate the independent auditors; (iii) oversee the work of the independent auditors and ensure that they report directly to the Committee; (iv) pre-approve all audit, audit-related and non-audit services to be provided by the independent auditors and approve fees to be paid for such services; (v) review and monitor the performance of the internal audit department; (vi) review the adequacy of our internal controls and disclosure controls; (vii) discuss our risk assessment and risk management policies; (viii) review our earnings releases and periodic reports filed with the SEC; (ix) provide an open avenue of communication among the independent auditors, senior management, the internal audit department and our Board; (x) monitor our compliance with applicable laws and regulations and with our Worldwide Code of Conduct; (xi) establish procedures for the Committee to receive, retain and respond to complaints regarding accounting, internal accounting controls and auditing matters, as well as for confidential, anonymous submission by employees of concerns related to questionable accounting or auditing matters; and (xii) report to shareholders in the proxy statement on those matters required by SEC rules. The Audit and Affiliated Transactions Committee also reviews transactions for a value in excess of $120,000 between us and related persons (other than PepsiCo), as well as transactions between us and PepsiCo, or any entity in which PepsiCo has a 20% or greater interest, that are outside the ordinary course of business and have a value of more than $10 million. The Audit and Affiliated Transactions Committee annually assesses its performance and effectiveness. The Audit and Affiliated Transactions Committee held six meetings during fiscal year 2007. The report of the Audit and Affiliated Transactions Committee is included in this proxy statement.

The Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee acts under a written charter that has been approved by our Board of Directors and complies with NYSE corporate governance rules. The charter is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any PBG shareholder upon request. The Nominating and Corporate Governance Committee’s primary responsibilities are to: (i) identify and recommend to our Board for election at the annual meeting of shareholders qualified candidates for Board membership; (ii) periodically review the appropriate skills and characteristics required of directors and develop criteria for selecting new directors; (iii) in cooperation with the Compensation and Management Development Committee, advise our Board in its periodic evaluation of the performance of the Chief Executive Officer (the “CEO”); (iv) periodically review and report to our Board regarding director compensation and benefits; (v) establish policies and procedures for receipt and consideration of director nominations by shareholders; (vi) review and recommend to our Board the appointment of directors to Board Committees and the selection of the chairperson of each of the Committees; (vii) periodically review our Corporate Governance Principles and Practices and recommend to our Board any modifications that the Committee deems appropriate; (viii) periodically review our Director Independence Policy and recommend to our Board any modifications that the Committee deems appropriate; and (ix) report to shareholders in the proxy statement on those matters required by SEC rules. The Nominating and Corporate Governance Committee annually assesses the performance and effectiveness of our Board and its Committees. Based on the assessment, the Committee makes recommendations to our Board concerning composition, size, structure and activities of the Board and its Committees. The Nominating and Corporate Governance Committee held four meetings during fiscal year 2007.

The Compensation and Management Development Committee.  The Compensation and Management Development Committee acts under a written charter that has been approved by our Board of Directors and complies with the NYSE corporate governance rules. The charter is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any PBG shareholder upon request. The Compensation and Management Development Committee’s primary responsibilities are to: (i) ensure that our executive compensation programs are appropriately competitive, support organization objectives and shareholder interests and provide linkage between compensation and both individual and company performance; (ii) approve (subject to any shareholder approval required) annual and long-term executive compensation plans and any changes in such plans; (iii) in cooperation with the Nominating and Corporate Governance Committee, advise our Board in its evaluation of the performance of our CEO and approve the base salary of our CEO; (iv) approve annual performance goals and objectives and maximum annual incentive awards for our CEO and the other named executive officers identified in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”); (v) certify year-end performance and determine annual incentive awards for the Named Executive Officers; (vi) evaluate the performance of the other Named Executive Officers and approve their base salaries; (vii) approve the aggregate amount for annual incentive awards; (viii) review performance targets and goals for annual incentive awards to other executives and approve the aggregate award pool for such executives; (ix) approve long-term compensation awards; (x) establish Chairman, CEO and other key executive succession planning and review management development plans for key executives; (xi) review and discuss with management the Compensation Discussion and Analysis section of the proxy statement (the “CD&A”), and recommend to the Board that the CD&A be included in the proxy statement; and (xii) report to shareholders in the proxy statement on those matters required by SEC rules. The Committee may delegate any of the matters within its responsibility to the Committee Chair, CEO, the Senior Vice President and Chief Personnel Officer, or to his or her delegates or to any management committee composed of Company employees, to the extent permitted under applicable laws, regulations or NYSE listing standards. The Compensation and Management Development Committee retains an independent compensation consultant to assist the Committee in carrying out its responsibilities as more fully described below, and the Committee annually assesses its own performance and effectiveness. The Compensation and Management Development Committee held five meetings during fiscal year 2007. The report of the Compensation and Management Development Committee is included in this proxy statement.

Independent Compensation Consultant.  For 2007, the Compensation and Management Development Committee retained Claude Johnston, Managing Director, Frederic W. Cook & Co., Inc. (“Cook & Co.”), as its independent executive compensation consultant. Mr. Johnston has served the Committee as its independent compensation consultant since 2001. The Committee believes that Mr. Johnston provides independent advice and that his tenure as the Committee’s independent consultant provides him with the experience and insight necessary to effectively assist the Committee.

Mr. Johnston’s services to the Committee in 2007 included:

•	attending all Committee meetings and participating in the Committee’s executive session at each meeting;
•	attending Board of Directors meetings, as requested by the Committee Chairperson;
•	participating in one-on-one meetings with the Committee Chairperson prior to each Committee meeting;
•	developing and presenting a competitive range of compensation for the CEO;
•	assisting the CEO in the development of a recommendation, for approval by the Committee, with respect to the compensation of each senior executive, including each Named Executive Officer (other than the CEO);
•	providing competitive market data with respect to specific executives and executive groups, as well as the Company’s peer group;
•	independently reviewing competitive market data and surveys prepared by other consulting firms;
•	reviewing the Company’s compensation levels, performance and incentive compensation design compared to the market and PBG’s industry peer group; and
•	reviewing the CD&A.

Mr. Johnston also provided competitive market data and recommendations to the Nominating and Corporate Governance Committee for non-management director compensation.

Cook & Co. and Mr. Johnston provide minimal services to the Company outside of their services to the Board and its committees.

From time to time, management also retains human resources consulting firms, other than Cook & Co., for the purposes of providing the Company with executive compensation market survey data and advising the Company on certain broad-based compensation and benefit programs (e.g., retirement program strategy).

Process of Designing the Executive Compensation Program.  Each year, the Compensation and Management Development Committee reviews the PBG executive compensation program and, with the assistance of its independent advisors and participation of management, analyzes our program in light of current and evolving market practices in our industry and peer group (see the description of our peer group in the CD&A), regulatory developments, the competitive market for executive talent, and the objectives of our program. The Committee then determines whether any aspect of the program needs to be adjusted, deleted or added. The program is applied to all levels of executives that comprise our executive population. The program, however, does not include set annual and long-term incentive values for our senior executives, including our CEO and the other Named Executive Officers. Instead, within the program design applicable to all executives, the Committee establishes the individual target compensation level for the CEO and each other Named Executive Officer based on the Company’s and individual’s performance over the prior year, the competitive market for executive talent (as determined by the peer group and marketplace information discussed below), and other specific considerations regarding the particular executive.

With respect to the target total compensation (i.e., the aggregate of base salary, target short-term incentive and target long-term incentive) for the CEO, the Committee’s independent compensation consultant prepares and reviews competitive data and market trends and then meets with the Committee Chairperson to discuss this information and obtain her perspective regarding the performance of the Company and CEO. The Committee’s independent compensation consultant then presents to the Committee a range of alternatives for the CEO’s target total compensation. The Committee discusses the alternatives and determines the appropriate target total compensation for the CEO. With respect to the target total compensation for each of the other Named Executive Officers, the CEO, with the assistance of the Committee’s independent compensation consultant, makes a recommendation for review by the Committee. The Committee considers these recommendations and, in its discretion, determines the target total compensation level for each Named Executive Officer.

Process of Designing the Non-Management Directors Compensation Program.  The compensation of our non-management directors is approved by the full Board, upon recommendation of the Nominating and Corporate Governance Committee. The independent compensation consultant regularly prepares and reviews market trends with respect to the compensation of non-management directors at the companies in our peer group and the market in general. He then meets with the Nominating and Corporate Governance Committee, which reviews the market data and discusses whether any changes to the non-management directors compensation program are appropriate. If the Nominating and Corporate Governance Committee determines that changes to the program are appropriate, the Committee makes a recommendation to the full Board. The full Board then reviews and discusses the recommendation, with input from the independent compensation consultant, and, in its discretion, determines the terms of the non-management directors compensation program for the subsequent year. The 2007 compensation of our non-management directors is detailed in the table below.

DIRECTOR COMPENSATION

Director Compensation In Fiscal Year 2007

	Fees Earned or Paid in Cash ($)
	Annual	Committee		Committee	Stock	Option	All Other
	Board	Chair		Meeting	Awards	Awards	Compensation		Total
Name(11)	Retainer(1)	Fee(1)		Fees(2)	($)(3)(4)	($)(3)(4)	($)		($)

Linda G. Alvarado	70,000	7,500		13,500	60,001	47,748	0		198,749

Barry H. Beracha	70,000	153,750	(5)	16,500	60,001	47,748	20,000	(6)	367,999

Ira D. Hall	70,000	0		16,500	60,001	47,748	20,000	(6)	214,249

Hugh F. Johnston(7)	52,500	0		0	0	—	0		52,500

Thomas H. Kean(8)	17,500	2,500		6,000	—	—	62,500	(9)	88,500

Susan D. Kronick	70,000	10,000		16,500	60,001	47,748	8,333	(6)	212,582

Blythe J. McGarvie	70,000	11,250		15,000	60,001	47,748	6,000	(6)	209,999

Margaret D. Moore	70,000	0		0	—	—	100,000	(6)(10)	170,000

John A. Quelch	70,000	0		13,500	60,001	47,748	20,000	(6)	211,249

Clay G. Small(8)	17,500	0		0	—	—	0		17,500

Javier G. Teruel	52,500	0		7,500	59,492	36,864	0		156,356

(1)	Retainers and Committee Chair fees are pro-rated based on length of service as a Director or Committee Chair during the year as more fully described in the Narrative to the Director Compensation Table and Director Grants of Plan-Based Awards Table.

(2)	Each non-management Director receives $1,500 for each formal Committee meeting he or she attends as a member. Ms. Moore does not serve on any Committee of the Board of Directors. Neither Mr. Small nor Mr. Johnston served on any Committee of the Board of Directors.

(3)	The amount included in this column is the compensation cost we recognized in fiscal year 2007 related to the Director’s outstanding equity awards that were unvested for all or any part of 2007. The compensation cost was calculated in accordance with the Statement of Financial Accounting Standards No. 123R, Share-Based Payment (revised) (“SFAS 123R”) without regard to forfeiture estimates except as to the one-time restricted stock award granted to Mr. Johnston upon commencing services as a Director which was forfeited as a result of his leaving the Board prior to the vesting date. This amount encompasses annual equity awards that were granted to all Directors in 2007 with the exception of Ms. Moore and Mr. Johnston who waived receipt of their annual equity awards and Messrs. Kean and Small who did not stand for re-election in 2007 and, therefore, did not receive an annual equity award. Mr. Teruel was elected to the Board in May 2007. As a result, the amounts shown for Mr. Teruel reflect a pro-rated annual equity award and the amount shown for him in the “Stock Awards” column also includes the additional restricted stock award granted to him upon his commencement of services as a Director, which award vests in June 2008. The amount for each Director was determined using the assumptions set forth in Note 4, Share-Based Compensation, to our Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

(4)	The aggregate number of unvested stock awards and unexercised stock option awards outstanding for each Director at fiscal year end 2007 is provided in the table below:

	Number of Outstanding	Number of Unexercised Stock
Director	Unvested Stock Awards	Option Awards

Linda G. Alvarado	0	101,821
Barry H. Beracha	0	73,979
Ira D. Hall	0	36,910
Hugh F. Johnston	0	0
Thomas H. Kean	0	5,891
Susan D. Kronick	0	79,129
Blythe J. McGarvie	0	38,777
Margaret D. Moore	0	84,782
John A. Quelch	0	11,555
Clay G. Small	0	5,891
Javier G. Teruel	718	3,848

(5)	On April 1, 2007, Mr. Beracha was appointed as Non-Executive Chairman of the Board of Directors at which time he ceased service as Chair of the Audit and Affiliated Transactions Committee. The amount shown for Mr. Beracha reflects a pro-rated amount of the additional $200,000 annual cash retainer he receives as Non-Executive Chairman of the Board of Directors, as well as a pro-rated fee for his service as Chair of the Audit and Affiliated Transactions Committee.

(6)	Each non-management Director is eligible to participate in our charitable gift match program on the same basis as all Company employees, including the Named Executive Officers. The amounts shown represent the amounts paid by us to match the Director’s eligible charitable contributions in 2007. For a more detailed description of the charitable gift match program, see the “All Other Compensation” section of the Narrative to the Director Compensation Table and Director Grants of Plan-Based Awards Table.

(7)	Mr. Johnston was elected to the Board of Directors on May 23, 2007 and resigned effective November 5, 2007 in connection with a change in his position at PepsiCo. As a result of his resignation, Mr. Johnston forfeited the restricted stock award granted to him upon his commencement of services as a Director.

(8)	Mr. Kean and Mr. Small did not stand for re-election at the 2007 Annual Meeting of Shareholders and each ceased service as a Director on May 23, 2007.

(9)	The Board of Directors previously approved a Company donation of $250,000 to Drew University (where Mr. Kean was formerly President), which is combined with donations from other companies to fund a visiting professorship in recognition of Mr. Kean’s contributions as Chairman of The National Commission on Terrorist Attacks upon the United States (more commonly known as the 9/11 Commission). Our donation is payable in equal installments over a four-year period that began in 2006 and payment of the second installment is reflected in this column.

(10)	This amount also includes a cash payment of $90,000 which Ms. Moore received as compensation for her services as a Director. The payment was made in lieu of receipt of her annual equity awards and is more fully described in the “All Other Compensation” section of the Narrative to the Director Compensation Table and Director Grants of Plan-Based Awards Table.

(11)	Mr. John T. Cahill was an executive officer of the Company and served as Executive Chairman of the Board of Directors until his departure on March 31, 2007. Mr. Cahill did not receive any compensation for services provided as a Director.

Director Grants of Plan-Based Awards In Fiscal Year 2007

		All Other Stock	All Other Option	Exercise or	Closing
		Awards:	Awards:	Base Price of	Market Price	Grant Date Fair
		Number of Shares	Number of Securities	Option	on	Value of Stock
		of Stock or Units	Underlying Options	Awards	Grant Date	and Option
Name	Grant Date(1)	(#)(2)	(#)(2)	($/Sh)	($)	Awards ($)(3)

Linda G. Alvarado	04/01/2007	1,888	—	—	—	60,001
	04/01/2007	—	5,664	31.78	31.89	47,748

Barry H. Beracha	04/01/2007	1,888	—	—	—	60,001
	04/01/2007	—	5,664	31.78	31.89	47,748

Ira D. Hall	04/01/2007	1,888	—	—	—	60,001
	04/01/2007	—	5,664	31.78	31.89	47,748

Hugh F. Johnston(4)	06/01/2007	712 (4)	—	—	—	24,984

Thomas H. Kean(5)	—	—	—	—	—	—

Susan D. Kronick	04/01/2007	1,888	—	—	—	60,001
	04/01/2007	—	5,664	31.78	31.89	47,748

Blythe J. McGarvie	04/01/2007	1,888	—	—	—	60,001
	04/01/2007	—	5,664	31.78	31.89	47,748

Margaret D. Moore(6)	—	—	—	—	—	—

John A. Quelch	04/01/2007	1,888	—	—	—	60,001
	04/01/2007	—	5,664	31.78	31.89	47,748

Clay G. Small(5)	—	—	—	—	—	—

Javier G. Teruel	06/01/2007	712	—	—	—	24,984
	06/01/2007	1,283	—	—	—	45,020
	06/01/2007	—	3,848	35.09	35.07	36,864

(1)	No separate column for “Date of Board Action” appears in this Director Grants of Plan-Based Awards Table since the April 1 grant date for the Directors’ annual equity awards is mandated by the terms of The PBG Directors’ Stock Plan as amended and restated effective July 19, 2006 and March 27, 2008 (the “Directors’ Plan”).

(2)	The 2007 stock awards and option awards were made under the terms of the Directors’ Plan.

(3)	The assumptions used in calculating the SFAS 123R grant date fair value of the Option Awards and Stock Awards are set forth in Note 4, Share-Based Compensation, to our Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

(4)	Mr. Johnston was elected to the Board of Directors on May 23, 2007 and resigned effective November 5, 2007 in connection with a change in his position at PepsiCo. As a result of his resignation, Mr. Johnston forfeited the restricted stock award granted to him upon his commencement of services as a Director.

(5)	Mr. Kean and Mr. Small did not stand for re-election at the 2007 Annual Meeting of Shareholders and each ceased service as a Director on May 23, 2007.

(6)	Ms. Moore waived receipt of her annual equity awards.

Narrative to the Director Compensation Table and Director Grants of Plan-Based Awards Table

The compensation paid to our non-management Directors in 2007 is reflected in the table above entitled Director Compensation In Fiscal Year 2007. Management Directors do not receive additional compensation or benefits for serving on the Board of Directors.

Retainers and Fees.  During 2007, our Directors received an annual retainer of $70,000 which was paid in quarterly installments as was any Committee Chair fee. To the extent one of our Directors commenced services as a Director during the year, his or her retainer was pro-rated on a quarterly basis, beginning with the quarter in which he or she commenced services. For example, Mr. Teruel was elected a Director on May 23, 2007 and received three-quarters of the annual retainer. Conversely, a Director who ceased to serve as a Director during the year did not receive a quarterly payment for the quarter in which he or she ceased to serve as a Director unless he or she attended a meeting during such quarter. In this regard, for example, neither Mr. Kean nor Mr. Small received a quarterly payment for the second quarter since they ceased services as a Director on May 23, 2007 and did not attend a meeting during the second quarter.

During 2007, Committee Chairs also received an additional $10,000 annually for their service, with the exception of the Audit and Affiliated Transactions Committee Chair who received $15,000 and the Non-Executive Chairman who received $200,000. Like the annual retainer, Committee Chair fees are pro-rated depending on length of service as Chair during the year. Committee Chairs receive a quarterly installment payment in the quarter following the quarter they were appointed as Chair. Conversely, an exiting Chair receives a quarterly installment payment for any quarter during which he or she served as Chair. Since Mr. Beracha served as the Audit and Affiliated Transactions Committee Chair during the first quarter of 2007 only, his Chair fee was pro-rated and he received a single quarterly installment of the Audit and Affiliated Transactions Committee Chair fee. Mr. Beracha’s Non-Executive Chairman fee was similarly pro-rated since he assumed the role on April 1, 2007. Ms. McGarvie assumed the role of Audit and Affiliated Transactions Committee Chair during the first quarter and received quarterly installments beginning in the second quarter; and, Ms. Alvarado was appointed Chair of the Nominating and Corporate Governance Committee during the first quarter and received quarterly installments beginning in the second quarter.

Committee members also receive fees of $1,500 for each formal meeting in which the Committee member participated (in person or by telephone).

On March 27, 2008, the Board approved an increase in the Committee Chair fee for the Chair of the Compensation and Management Development Committee from $10,000 to $15,000. This increase will be effective April 1, 2008. The Board also approved a deferral program for Directors that will permit Directors to elect to defer all or a portion of their annual cash compensation into a phantom PBG Stock Fund beginning in 2009. Deferred amounts shall be paid out solely in cash on the payment date specified by the Director.

Equity Awards.  All equity awards to our non-management Directors are made pursuant to the terms of the Directors’ Plan which was approved by shareholders in May 2001 and amended and restated by the Board on July 19, 2006 and March 27, 2008. The Directors’ Plan expressly sets forth the material terms relating to all equity awards available to our Directors, including specific grant dates and award values.

Initial Grant of Restricted Shares.  The terms of the Directors’ Plan provide for a one time grant of $25,000 in restricted shares of PBG common stock (“Restricted Shares”) upon joining the Board of Directors. This grant vests on the first anniversary of the grant date and the Director may make an advance election to defer receipt of the Restricted Shares until he or she leaves the Board of Directors.

Mr. Teruel received such a grant upon joining the Board of Directors in May 2007 and the number of Restricted Shares (including dividends credited to date) is shown in footnote 4 to the Director Compensation Table. Mr. Johnston also received an initial grant of Restricted Shares upon joining the Board of Directors in May 2007; however, since he resigned effective November 5, 2007 in connection with a change in his position at PepsiCo, he did not vest in any of the Restricted Shares and they were automatically forfeited.

Annual Grant of Restricted Stock Units and Stock Options.  The Directors’ Plan also provides for annual equity grants to our Directors on April 1 of each year. During 2007, the annual equity grants were comprised of restricted stock units (“RSUs”) with a value of $60,000 and stock options with a face value of $180,000. The annual award amounts are pro-rated to the extent a Director commences services as a Director after April 1. Generally, no award is payable to a Director who does not stand for re-election.

On April 1, 2007, our Directors, with the exception of Ms. Moore and Messrs. Johnston, Kean, Small and Teruel, received an annual grant of RSUs with a value of $60,000. The number of RSUs granted was determined by dividing $60,000 by the “Fair Market Value” (as defined in the Directors’ Plan) of PBG common stock on the grant date, rounded up to the nearest whole share. The Directors’ Plan defines Fair Market Value as the average of the high and low sales price for PBG common stock as reported on the NYSE on the grant date. Since our definition of Fair Market Value differs from that established under SEC regulations, we have included the “Closing Market Price on Grant Date” column in the Director Grants of Plan-Based Awards Table above as required by SEC regulations. The RSUs were immediately vested and are credited with dividend equivalents in the form of additional RSUs at the same time and in the same amount as dividends are paid to our shareholders. RSUs are settled in shares of PBG common stock. Directors were given an opportunity to defer payment of their RSUs until such time as they elect, subject to a minimum deferral period of two years. Notwithstanding any Director’s deferral election, all RSUs shall be immediately payable upon a Director’s separation from service for any reason (including death and “Disability,” as defined in the Directors’ Plan). Ms. Moore waived receipt of her award of RSUs as more fully explained below in the section entitled “All Other Compensation.” Similarly, Mr. Johnston was eligible to receive a pro-rated grant of RSUs upon joining the Board of Directors but, like Ms. Moore, Mr. Johnston waived receipt of his award. Mr. Teruel received a pro-rated grant of RSUs with a value of $45,000 upon joining the Board of Directors on June 1, 2007. Messrs. Kean and Small did not receive an award since they were not standing for re-election.

Our Directors, with the exception of Ms. Moore and Messrs. Johnston, Kean, Small and Teruel, also received an annual grant of options to purchase PBG common stock with a face value of $180,000 on April 1, 2007. The number of options granted was determined by dividing $180,000 by the grant price of the stock options. The grant price is equal to the Fair Market Value of PBG common stock on the grant date, rounded to the nearest penny. Under the terms of the Directors’ Plan, these options vested immediately and remain exercisable until the earlier of the tenth anniversary of the grant date or five years from the recipient’s termination of services as a Director (the full ten-year term also applies in the case of death or Disability). Ms. Moore waived receipt of her award of stock options, as more fully explained below in the section entitled “All Other Compensation.” Mr. Johnston was eligible to receive a pro-rated grant of options upon joining the Board of Directors but, like Ms. Moore, Mr. Johnston waived receipt of his award. Mr. Teruel received a pro-rated grant of stock options with a face value of $90,000 upon joining the Board of Directors on June 1, 2007. Messrs. Kean and Small did not receive an award since they were not standing for re-election.

On March 27, 2008, the Board approved an amendment to the Directors’ Plan to increase the value of the annual equity awards for Directors. Beginning in April 2008, Directors will receive an award of RSUs with a value of $70,000 and stock options with a face value of $210,000.

Non-Executive Chairman Annual Grant of Additional Restricted Stock Units.  The Directors’ Plan also provides for an additional annual award of RSUs with a value of $100,000 to a Director serving as Non-Executive Chairman. The award is immediately vested and subject to mandatory deferral until separation from service as a Director. The terms of the Directors’ Plan provide that this additional award of RSUs to the Non-Executive Chairman shall be made annually beginning on the first anniversary of the date the Non-Executive Chairman commences services as Non-Executive Chairman. Mr. Beracha was appointed Non-Executive Chairman on April 1, 2007, and he was next eligible for this additional annual award of RSUs on April 1, 2008.

All Other Compensation.  Our Directors are eligible to participate in the Company’s charitable gift match program on the same basis as all Company employees. Under this program, certain charitable donations of up to an annual, aggregate maximum of $10,000 are matched on a one-for-one basis or, if the Director serves on the board of the recipient charitable institution, on a two-for-one basis. The amount of the Company match for each Director is reflected in the “All Other Compensation” column of the Director Compensation Table.

Also, as described in footnote 9 to the Director Compensation Table, the Board of Directors approved a Company donation of $250,000 to Drew University (where Mr. Kean was formerly President). The donation is payable in equal installments over a four year period beginning in 2006 and payment of the second installment is reflected in the column entitled “All Other Compensation.”

In addition, as described in footnote 10 to the Director Compensation Table, Ms. Moore received a cash payment of $90,000 in order to compensate her for her services as a Director. Ms. Moore waived receipt of her annual equity award in April 2007. Ms. Moore historically has waived her annual equity awards from the Company because PepsiCo offsets from PepsiCo compensation the value of PBG equity awards pursuant to its policy that its Board designates receive no additional compensation as a result of their PBG Board service. However, Ms. Moore retired from PepsiCo on June 30, 2007, at which time she no longer received compensation from PepsiCo. Consequently, Ms. Moore was not fully compensated for her 2007 Board service since she waived her annual equity awards and received no compensation from PepsiCo after her retirement date. The $90,000 payment is equal in value to three-quarters of the present value of the annual equity award ($120,000) and was calculated by reference to the one-year period beginning on the grant date of April 1, during which time PepsiCo compensated Ms. Moore for one quarter (April 1 to July 1, 2007).

Directors do not receive any other compensation except as described above, nor do they receive retirement, health or life insurance benefits.

OWNERSHIP OF PBG COMMON STOCK

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons who own more than ten percent of our outstanding common stock to file with the SEC reports of ownership and changes in ownership of our common stock held by such persons. Officers, directors and greater than ten percent shareholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to all of our reporting persons were complied with during fiscal year 2007 except in June 2007, PepsiCo made a late filing on Form 4 with respect to the sale of 192,400 shares of our common stock.

Stock Ownership of Certain Beneficial Owners.  Based on the most recent Schedule 13G filings, shareholders holding more than 5% of our common stock as of February 15, 2008 are:

		Number of
		Shares
Name and Address	Title of	Beneficially	Percent
of Beneficial Owner	Class	Owned	of Class

1) PepsiCo, Inc.(1)	Class B Common Stock	100,000	100%
700 Anderson Hill Road	Common Stock	78,911,358	35.7	%(3)
Purchase, NY 10577

2) Barclays Global Investors, NA and Affiliates(2)	Common Stock	20,837,879	9.4	%(3)
45 Fremont Street, 17th Floor San Francisco, CA 94105

(1)	PepsiCo reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 15, 2008. The filing indicates that, as of December 31, 2007, PepsiCo has sole voting power and sole dispositive power for 79,011,358 shares of our common stock including Class B common stock. As of February 15, 2008, to our knowledge PepsiCo beneficially owned 79,011,358 shares of our common stock including Class B common stock.

(2)	Barclays Global Investors, NA and Affiliates reported its beneficial ownership on a Schedule 13G filed with the SEC on February 6, 2008. The filing indicates that, as of December 31, 2007, Barclays Global Investors, NA and Affiliates have sole voting power for 17,885,097 shares and sole dispositive power for 20,837,879 shares of our common stock.

(3)	Percentages are calculated based upon the number of outstanding shares of our common stock as of February 15, 2008.

Ownership of Common Stock by Directors and Executive Officers.  The following table shows, as of February 15, 2008, the shares of our common stock beneficially owned by (i) each director and director nominee, (ii) each Named Executive Officer, and (iii) all directors and executive officers as a group. Except as otherwise noted, each of the following persons has sole voting or investment power with respect to the shares of common stock beneficially owned by him or her.

	Number of
	Shares
	Beneficially				Percent of
Name of Individual	Owned		Deferral Plans(1)	Total	Class

Linda G. Alvarado	107,702		7,360	115,062	*
Barry H. Beracha	100,250		3,027	103,277	*
John C. Compton	0	(2)	0	0	—
Alfred H. Drewes	396,685	(3)	0	396,685	*
Eric J. Foss	920,118	(3)	0	920,118	*
Ira D. Hall	44,393		1,433	45,826	*
Robert C. King	162,197	(3)	0	162,197	*
Susan D. Kronick	93,234		6,221	99,455	*
Blythe J. McGarvie	42,677		12,139	54,816	*
Margaret D. Moore	115,226	(2)	0	115,226	*
Yiannis Petrides	186,090	(3)	0	186,090	*
John A. Quelch	15,159		4,868	20,027	*
Steven M. Rapp	246,145	(3)	0	246,145	*
Javier G. Teruel	5,131		0	5,131	*
Cynthia M. Trudell	0	(2)	0	0	—
All directors and all executive officers as a group (16 persons)	2,630,081		35,048	2,665,129	1.2%

*	Less than 1%

(1)	Reflects PBG phantom stock units and restricted stock units deferred under deferred compensation arrangements that will be settled in shares of PBG common stock on a one-for-one basis.

(2)	Mr. Compton, Ms. Moore and Ms. Trudell each disclaim any beneficial ownership that he or she may have in PepsiCo’s shares of our common stock and Class B common stock.

(3)	Includes shares of our common stock that our executive officers will have the right to acquire within 60 days of February 15, 2008 through the exercise of stock options as follows: Eric J. Foss, 204,140 shares; Alfred H. Drewes, 89,565 shares; Robert C. King, 57,161 shares; Yiannis Petrides, 95,937 shares; Steven M. Rapp, 70,944 shares; and all directors and executive officers as a group, 574,040 shares.

Stock Ownership Guidelines.  Our stock ownership guidelines call for key senior executives to own our common stock (or deferral plan units) ranging from 15,000 shares for certain executives and up to 175,000 shares for our President and Chief Executive Officer. The stock ownership goal must be reached by no later than January 2012 for our President and Chief Executive Officer, and for the other executives, within five years of their election or appointment. Annual requirements equal to 20% of the total number of shares required must also be met during the five-year period. In October 2007, our Board adopted a mandatory holding period for stock options and restricted stock pursuant to which each of our executive officers is expected to retain 20% of his shares of our common stock acquired upon the exercise of stock options and vesting of restricted stock until such executive officer satisfies our stock ownership guidelines described above.

In addition, our Board amended our Corporate Governance Principles and Practices in February 2006 to include stock ownership guidelines for non-management directors. The stock ownership guidelines call for non-management directors to own 6,000 shares of common stock within five years of their election to our Board. Outstanding stock options are not counted towards the satisfaction of the ownership guidelines for either executives or directors. All of our executive officers and non-management directors have met or exceeded their annual stock ownership guideline requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

What are the highlights of our 2007 executive compensation program as described in this CD&A?

•	The primary objectives of our compensation program are to attract, retain, and motivate talented and diverse domestic and international executives

•	We provide our executive officers with the following types of compensation: base salary, short-term performance-based cash incentives, and long-term performance-based equity incentive awards

•	We believe that to appropriately motivate our senior executives to achieve and sustain the long-term growth of the Company, a majority of their compensation should be tied to the performance of the Company

•	We use equity-based compensation as a means to align the interests of our executives with those of our shareholders

•	We believe the design of our executive compensation program drives performance in a financially responsible way that is sensitive to the dilutive impact on shareholders

•	We generally target total compensation within the third quartile of companies within our peer group of companies

•	We have never backdated or re-priced equity awards and we do not time our equity award grants relative to the release of material non-public information

•	Our executive officers do not have employment, severance or change-in-control agreements

•	We do not provide any gross-ups for potential excise taxes that may be incurred in connection with a change-in-control of the Company

•	We have a policy in place to recoup compensation from an executive who has engaged in misconduct

•	Our executives participate in the same group benefit programs, at the same levels, as all employees

•	Excellent Company performance in 2007 resulted in annual cash incentive payouts well above target amounts

Who oversees our executive compensation program?

Our executive compensation program is overseen by our Compensation and Management Development Committee, which is comprised solely of independent, non-management directors. For a description of the Committee’s composition and responsibilities, see the section entitled “Corporate Governance — Committees of the Board of Directors” and for a description of the role of its independent compensation consultant, see the section entitled “Corporate Governance — Independent Compensation Consultant.”

What are the objectives of our executive compensation program?

The objectives of our executive compensation program are to:

•	Attract, retain and motivate key executives whose performance is critical to the Company’s success by providing a total compensation program that is appropriately competitive within our industry and reinforces our short-term and long-term business objectives by:

■	motivating and rewarding executives for achieving and exceeding our business objectives;

■	providing financial consequences to executives for failing to achieve our business objectives; and

■	retaining key performers through meaningful wealth-creation opportunities;

•	Align the interests of shareholders, the Company and executives by placing particular emphasis on performance-based and equity-based compensation;

•	Maintain a financially responsible program that is appropriate within our financial structure and sensitive to the dilutive impact on shareholders; and

•	Establish and maintain our program in accordance with all applicable laws and regulations, as well as with corporate governance best practices.

How do we achieve our objectives?

We achieve our objectives through the use of various executive compensation elements that drive both short-term and long-term Company performance, deliver to our executives fixed pay as well as variable, performance-based pay, and provide significant personal exposure to PBG common stock. In 2007, the principal elements of executive compensation were base salary, an annual performance-based cash incentive (variable, short-term pay), and long-term incentive awards in the form of stock options and RSUs (variable, long-term pay). These three elements of executive compensation are referred to as “total compensation.”

Objective
Alignment with
Element of Total	Form of		Motivation		Shareholder
Compensation	Compensation	Attraction	Short-Term	Long-Term	Interests	Retention

Base Salary	Cash	✓	✓			✓

Annual Performance-Based Cash Incentive	Cash	✓	✓		✓	✓

Long-Term Performance-Based Equity Incentive	Stock Options RSUs	✓		✓	✓	✓

Why do we choose to pay a mix of cash and equity-based compensation?

We view the combination of cash and equity-based compensation as an important tool to assist us in achieving the objectives of our program. The Committee periodically reviews the mix of cash and equity-based compensation provided under the program to ensure that the mix is appropriate in light of market trends and the Company’s primary business objectives.

We pay base salary in cash so that our executives have a steady, liquid source of compensation. To remain focused on their day-to-day job responsibilities, executives (and all employees) need to know that they will receive a fixed, reliable level of compensation, which will be available to pay day-to-day living expenses.

We pay our annual incentive in cash because our annual incentive is tied to the achievement of our short-term (i.e., annual) business objectives, and we believe a cash bonus is the strongest way to motivate the achievement of these objectives. A cash bonus is immediate in its recognition of a job well done as it has immediate value and liquidity and, once earned and paid, is not dependent upon future performance of the Company.

Finally, we pay our long-term incentive in the form of PBG equity because our long-term incentive is tied to our long-term business objectives, and we believe the market value of PBG equity is a strong indicator of whether PBG is achieving its long-term business objectives.

For 2007, our Named Executive Officers’ percentage of cash (based on annual rate of base salary and target payout of the short-term cash incentive) versus equity-based pay (based on the grant date fair value of the 2007 equity awards), was as follows:

President and CEO	Other Named Executive Officers (Average)

Why is the compensation of our Named Executive Officers largely performance-based compensation rather than fixed?

Consistent with the objectives of our program, we utilize the performance-based elements of our program to reinforce our short-term and long-term business objectives and to align shareholder and executive interests. We believe that to appropriately motivate our senior executives to achieve our business objectives, a majority of their compensation should be tied to the performance of the Company. Thus, we place great emphasis on performance-based compensation and we link the level of payment of that compensation to the achievement of our business objectives. As a result of this link, for years when the Company achieves above-target performance, executives will be paid above-target compensation, and for years when the Company achieves below-target performance, executives will be paid below-target compensation.

We also believe that the more influence an executive has over Company performance, the more the executive’s compensation should be tied to our performance results. Therefore, in setting the target compensation for our executives, we link the level of the executive and the percentage of his or her total compensation that is performance-based. Thus, the more senior the executive, the greater the percentage of his or her total compensation that is performance-based.

When looking at the three elements of total compensation, we view base salary as fixed pay (i.e., once established, it is not performance-based) and the annual incentive and long-term incentive as performance-based pay. With respect to our cash-based, annual incentive, our intent is to emphasize the Company’s performance in a given year. Thus, we link the amount of that incentive to the achievement during the year of key performance measures, such as year-over-year profit and volume growth. With respect to our equity-based, long-term incentive, we view the market value of PBG common stock as the primary performance measure. This is especially true in the case of stock options, which have no value to the executive unless the market value of PBG common stock goes up after the grant date. In the case of other equity-based awards to the Named Executive Officers, such as RSUs, that have value to the executive even if the market value of PBG common stock goes down after the grant date, we typically include a second performance component — such as a specific earnings per share performance target — that must be satisfied in order for the executive to vest in the award.

The percentage of our Named Executive Officers’ 2007 total compensation that was performance-based (based on annual rate of base salary, target payout of the short-term cash incentive, and the grant date fair value of the 2007 equity awards) was as follows:

President and CEO	Other Named Executive Officers (Average)

Why do we use earnings per share, volume and cash flow as the criteria for our performance-based compensation?

In selecting the criteria on which to base the performance targets underlying our short-term and long-term incentive pay, we choose criteria that are leading indicators of our success, important to our shareholders and external market professionals, and relevant to our executives whose performance we strive to motivate towards the achievement of the particular targets.

For our business and industry, we believe the most relevant criteria on which to evaluate our success are earnings per share (“EPS”), profit, volume of product sold, and operating free cash flow (as defined in our earnings releases). We view EPS as the best composite indicator of PBG’s operational performance. The Committee, therefore, emphasizes EPS in establishing performance targets for the Named Executive Officers. In evaluating our performance against such EPS targets, however, the Committee considers the impact of unusual events on our reported EPS results (e.g., acquisitions, changes in accounting practices, share repurchases, etc.) and may adjust the results for purposes of determining the extent to which the EPS targets were or were not achieved.

Short-Term Incentive.  Under our short-term incentive program, we establish performance targets that are designed to motivate executives to achieve our short-term business targets. Therefore, for the executives leading our geographic business units, the Committee links the payment of the executives’ annual bonus to the achievement of year-over-year profit and volume growth targets, which are set at levels specifically chosen for each geographic territory. The Committee believes tying these executives’ annual bonuses to local profit and volume growth is the best way to motivate executives to achieve business success within the regions they manage.

For our Named Executive Officers, the Committee establishes a table of EPS targets that, depending on the level of EPS achieved during the year, establishes the maximum bonus payable to each executive for that year. No bonus is payable if EPS is below a certain level. The Committee then uses its discretion to determine the actual bonus paid to each executive, which is never greater, and is typically much less, than the maximum bonus payable. In exercising this discretion, the Committee refers to a separately established EPS or net operating profit before taxes (“NOPBT”) target, as well as volume and operating free cash flow targets, which the Committee establishes at the beginning of the year. For Named Executive Officers with worldwide responsibilities, these targets are typically consistent with the Company’s EPS, volume and operating free cash flow guidance provided to external market professionals at the beginning of the year. For Named Executive Officers with responsibility over one of our operating segments outside the United States, these targets are typically consistent with the Company’s internal operating plans for the particular segment. For the CEO, in particular, the Committee’s discretion is also guided by reference to certain qualitative performance targets (often related to strategic planning, organizational capabilities and/or executive development). Notably, in establishing the actual bonus paid (within the limit of the maximum bonus payable), the Committee refers to the above quantitative and qualitative factors, but reserves the right to pay a bonus at the level it deems appropriate based on the performance of the Company and each executive. The performance targets established by the Committee with respect to the 2007 bonus are more fully described in the Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table.

Long-Term Incentive.  The Committee provides our long-term incentive in the form of an equity-based award because it believes the price of PBG common stock is a strong indicator of whether PBG is meeting its long-term objectives. The Committee, therefore, believes it important that each executive, in particular our senior executives, have personal financial exposure to the performance of PBG common stock. Such exposure results in a link between shareholder and executive interests and motivates our executives to achieve and sustain the long-term growth of PBG. Consequently, we are committed to paying a significant portion of executive compensation in the form of PBG equity. We are deliberate, however, in our use of equity compensation to avoid an inappropriate dilution of PBG’s current shareholders.

As a way of ensuring our executives remain motivated and to bolster the retention of our executives, the Committee does not provide for immediate vesting of our long-term incentive awards. Instead, consistent with the three-year time frame with respect to which we establish our strategic plans, the Committee typically provides for a three-year vesting period for equity-based awards. Executives must remain an employee of the Company through the vesting date to vest in the award. For equity-based awards that have no value to the executive on the grant date, such as stock options, the Committee typically provides for staged vesting of such awards over the three-year vesting period (e.g., one-third vesting each year). For equity-based awards that have value to the executive on the grant date, such as RSUs, the Committee typically provides for vesting of the award only at the end of the three-year period.

Typically, for awards to our Named Executive Officers that have actual value on the grant date (such as RSUs), the Committee also establishes an EPS performance target for the year in which the award is granted. The achievement of this EPS target is a prerequisite to vesting in the award at the end of the three-year vesting period. The Committee believes such an additional performance element is appropriate to ensure that the executives do not obtain significant compensation if the performance of the Company in the year of grant is significantly below our EPS target. As our long-term incentive is designed to reinforce our long-term business objectives, however, the Committee typically establishes this one-year EPS performance target at a lower level than the Company’s external guidance. The Committee does so to ensure that executives only lose the RSUs granted in that year if the Company misses its EPS target to such an extent as to indicate that a performance issue exists that is unlikely to be resolved in the near term. The implementation of this additional EPS performance target also ensures that the compensation paid through our long-term incentive is deductible to the Company (see the section entitled “Deductibility of Compensation Expenses” below).

Why do we provide perquisites as an element of compensation?

Certain perquisites provided to our senior executives are services or benefits designed to ensure that executives are fully focused on their responsibilities to the Company. For example, we make annual physicals available to our senior executives so that they can efficiently address this important personal issue and, therefore, maximize their productivity at work. Other perquisites, such as our Company car program, simply represent a Company choice on how to deliver fixed pay to our executives.

We also provide certain specific perquisites to senior executives who move to and work in international locations. Such perquisites are provided based on local and competitive practices. Perquisites such as security and housing allowances are typical in the international marketplace and are designed to ensure that the executive maintains a standard of living consistent with that of his or her home country and to encourage executives to accept the position and live within the market in which they work.

For certain limited perquisites, the Company reimburses (or grosses-up) the executive for the tax liability resulting from the income imputed to the executive in connection with the perquisite. We do so because we do not want our provision of such perquisites to result in a financial penalty to the executive or potentially discourage the executive from taking advantage of the perquisite. For example, we gross-up an executive with respect to his or her annual physical and benefits provided under the Company car program. We do not, however, gross-up perquisites with respect to which the Company does not have an interest in encouraging, such as our executives’ limited personal use of corporate transportation.

In 2007, limited perquisites were provided to our Named Executive Officers, consistent with the Company practice described above. These perquisites are described in more detail in the footnotes to the Summary Compensation Table.

What other forms of compensation do we provide to our employees, including the Named Executive Officers, and why do we provide them?

The Company provides a number of other employee benefits to its employees, including the Named Executive Officers, that are generally comparable to those benefits provided at similarly sized companies. Such benefits enhance the Company’s reputation as an employer of choice and thereby serve the objectives of our compensation program to attract, retain and motivate our executives.

Pension.  The Company maintains a qualified defined benefit pension plan for essentially all U.S. salaried and hourly non-union employees hired before January 1, 2007 and a non-qualified defined benefit pension plan (the “Excess Plan”) for such employees with annual compensation or pension benefits in excess of the limits imposed by the IRS. The Excess Plan provides for a benefit under the same benefit formula as provided under the qualified plan, but without regard to the IRS limits. The terms of these plans are essentially the same for all participating employees and are described in the Narrative to the Pension Benefits Table. Our U.S.-based Named Executive Officers (Messrs. Foss, Drewes, King and Rapp) participate in these plans.

Mr. Petrides participates in a separate international non-qualified defined benefit pension plan (the “PepsiCo International Retirement Plan”), which is designed to provide a pension benefit to senior executives who live and work outside of the U.S. or their home country. The pension benefit provided under this plan is essentially the same as that provided to our U.S. employees under the above-referenced qualified pension plan and Excess Plan and is offset by all amounts paid to or on behalf of the executive by the Company pursuant to any Company sponsored plan or government mandated programs.

The Company does not provide any specially enhanced pension plan formulas or provisions that are limited to our Named Executive Officers.

401(k) Savings Plan.  Our U.S.-based Named Executive Officers participate in the same 401(k) program as provided to other U.S. employees that includes a Company match. The Company does not provide any special 401(k) benefits to our Named Executive Officers.

Deferred Income Program.  The Company also maintains an Executive Income Deferral Program (the “Deferral Program”), through which all Company executives, including the Named Executive Officers, paid in U.S. dollars, may elect to defer all or part of their base salary and/or their annual cash bonus. The Company makes the Deferral Program available to executives so they have the opportunity to defer all or a portion of their cash compensation without regard to the limit imposed by the IRS for amounts that may be deferred under the 401(k) plan. The material terms of the Deferral Program are described in the Narrative to the Nonqualified Deferred Compensation Table.

Health and Welfare Benefits.  The Company also provides other benefits such as medical, dental, life insurance, and long-term disability coverage, on the same terms and conditions, to all employees, including the Named Executive Officers.

What policies and practices do we utilize in designing our executive compensation program and setting target levels of total compensation?

The Committee has established several policies and practices that govern the design and structure of PBG’s executive compensation program.

Process of Designing the Executive Compensation Program.  Each year, the Committee reviews the PBG executive compensation program and establishes the target compensation level for our CEO and the other Named Executive Officers who appear in the tables in this proxy statement. For a description of this process, see the section entitled “Corporate Governance — Process of Designing the Executive Compensation Program.”

Target Compensation — Use of Peer Group Data.  In establishing the target total compensation for the Named Executive Officers, the Committee considers the competitive labor market, as determined by looking at PBG’s peer group of companies and other compensation survey data. The Committee believes that the total compensation paid to our executive officers generally should be targeted within the third quartile (which for 2007 we defined as the average of the 50th and 75th percentile) of the total compensation paid to executive officers at comparable companies. The Committee believes that this target is appropriately competitive and provides a total compensation opportunity that will be effective in attracting, retaining and motivating the leaders we need to be successful.

For positions with respect to which there is widespread, publicly available compensation data (e.g. CEO), we establish the third quartile based on compensation data of our peer group companies. PBG’s peer group is made up of comparably sized companies, each of which is a PBG competitor, customer or peer from the consumer goods industry. Our peer group companies are generally world-class, industry leading companies with superior brands and/or products. The Committee, with the assistance of senior management and the Committee’s independent compensation consultant, periodically reviews PBG’s peer group to ensure the peer group is an appropriate measure of the competitive labor market for the Company’s senior executives. In 2007, our peer group included:

Anheuser-Busch Companies, Inc	H.J. Heinz Company
Aramark Corporation	Hershey Foods Corporation
Campbell Soup Company	Kellogg Company
Clorox Company, Inc.	Kimberly-Clark Corporation
Coca-Cola Enterprises Inc.	PepsiAmericas, Inc.
Colgate-Palmolive Company	Sara Lee Corporation
Dean Foods Company	Staples, Inc.
FedEx Corporation	Supervalu Inc.
General Mills, Inc.	Yum! Brands, Inc.

Comparative financial measures and number of employees for the 2007 peer group are shown below:

	Peer Group*		PBG*
		75th	PBG	Percent
	Median	Percentile	Data	Rank
Revenue	$11,541	$15,988	$12,730	66%
Net Income	$657	$1,069	$522	45%
Market Capitalization	$14,978	$19,896	$7,295	17%
Number of Employees	35,350	72,633	70,400	73%

*	Dollars are in millions. Based on information as of December 31, 2006.

For senior executive positions for which peer group data is not consistently publicly available (e.g., a general manager with specific geographic responsibilities), we establish the third quartile based on available peer group data and other compensation survey data from nationally-recognized human resources consulting firms.

Based on the peer group and other survey data, the Committee establishes the third quartile for target total compensation for each executive, as well as for various elements of total compensation, including base pay, total annual cash (base pay and target annual incentive) and total compensation (total annual cash and long-term incentive). The Committee then establishes the midpoint of the third quartile as its

“market target.” The market target for each element of total compensation is determined by reference to compensation payable in U.S. dollars. To the extent a Named Executive Officer’s salary or annual performance-based cash incentive is paid in a currency other than U.S. dollars, the value in U.S. dollars will fluctuate based on changes in the exchange rate. For example, Mr. Petrides’ compensation is paid in Euros. Consequently, as the value of the Euro grows relative to the value of the U.S. dollar, the value of Mr. Petrides’ salary stated in U.S. dollars increases accordingly (even though the salary he actually receives in Euros stays the same).

Establishing Target Compensation; Role of the CEO.  The Committee does not formulaically set the target total compensation for our Named Executive Officers at the market target. In determining the appropriate target total compensation for each executive, the Committee reviews each individual separately and considers a variety of factors in establishing his or her target compensation. These factors may include the executive’s time in position, unique contribution or value to PBG, recent performance, and whether there is a particular need to strengthen the retention aspects of the executive’s compensation. For a senior executive recently promoted into a new position, his or her total compensation will often fall below the targeted third quartile. In such cases, the Committee may establish a multi-year plan to raise the executive’s total compensation to the market target and, during such time, the executive’s compensation increases will often be greater than those of other senior executives.

In establishing the target total compensation for the CEO, the Committee, together with the Nominating and Corporate Governance Committee, formally advises the Board on the annual individual performance of the CEO and the Committee considers recommendations from its independent compensation consultant regarding his compensation. The CEO is not involved in determining his compensation level and he is not present during the executive session during which the Committee evaluates the CEO’s performance against pre-established qualitative and quantitative targets. The Committee, however, does request that the CEO provide it with a self-evaluation of his performance against the pre-established targets prior to such executive session.

In establishing the target total compensation for Named Executive Officers other than the CEO, the Committee, with the assistance of the CEO and its independent compensation consultant, evaluates each executive’s performance and considers other individual factors such as those referenced above.

Use of Tally Sheets.  The Committee annually reviews a tally sheet of each Named Executive Officer’s PBG compensation. This tally sheet includes detailed data for each of the following compensation elements and includes a narrative description of the material terms of any relevant plan, program or award:

•	Annual direct compensation: Information regarding base salary, annual incentive, and long-term incentive for the past three years;

•	Equity awards: Detailed chart of information regarding all PBG equity-based awards, whether vested, unvested, exercised or unexercised, including total pre-tax value to the executive and holdings relative to the executive’s Stock Ownership Guidelines (discussed below);

•	Perquisites: Line item summary showing the value of each perquisite as well as the value of the tax gross-up, if any;

•	Pension / Deferred Compensation: Value of pension plan benefits (qualified plan, non-qualified plan and total) and value of defined-contribution plan accounts (401(k) and deferred compensation), including the year-over-year change in value in those accounts;

•	Life Insurance Benefits (expressed as multiple of cash compensation as well as actual dollar value);

•	Description of all compensation and benefits payable upon a termination of employment.

The Committee reviews the information presented in the tally sheet to ensure that it is fully informed of all the compensation and benefits the executive has received as an employee of the Company. The Committee does not, however, specifically use the tally sheet or wealth accumulation analysis in determining the executive’s target compensation for a given year.

Form of Equity-Based Compensation.  Under our program, each executive annually receives an equity-based, long-term incentive award. Our shareholder-approved Amended and Restated 2004 Long-Term Incentive Plan (the “LTIP”) authorizes the Committee to grant equity-based awards in various forms, including stock options, restricted stock, and RSUs. The Committee selects the form of equity award based on its determination as to which form most effectively achieves the objectives of our program. While the amount of the award varies based on the level of executive, the form of the award has historically been the same for all PBG executives regardless of level.

The Committee periodically considers various forms of equity-based awards based on an analysis of market trends as well as their respective tax, accounting and share usage characteristics. The Committee has determined that a mix of forms is appropriate and that the annual long-term incentive award shall be in the form of 50% stock options and 50% RSUs (based on grant date fair value).

The Committee believes it likely that, for the next few years, this mix of forms is the most appropriate approach for the Company because of the balanced impact this mix has when viewed in light of several of the objectives of our executive compensation program, including motivating and retaining a high-performing executive population, aligning the interests of shareholders and executives, and creating a program that is financially appropriate for PBG and sensitive to the dilutive impact on shareholders.

Equity Award Grant Practices.  We have a consistent practice with respect to the granting of stock options and other equity-based awards, which the Committee established early in the Company’s history and which belies any concern regarding the timing or pricing of such awards, in particular stock options.

Timing of Grants.  Executives receive equity-based awards under three scenarios. First, all executives annually receive an award, which has always been comprised, entirely or in part, of stock options. Under the Company’s long-established practice, the Committee approves this annual award at its first meeting of the calendar year (around February 1), and establishes the grant date of the award as March 1. Other than with respect to the Company’s first year of operations following its initial public offering, March 1 has been the fixed grant date for our annual equity-based award. March 1 was selected because it aligns with several other PBG human resources processes for employees generally, including the end of the annual performance review process and the effective date of base salary increases.

Second, individuals who become an executive of PBG for the first time within six months after the March 1 date are eligible for an equity award equal to 50% of the annual award. This pro-rated award is granted to all new executives on the same, fixed date of September 1.

Finally, senior executives may, on rare occasion, receive an additional equity-based award when they are first hired by PBG, when they are promoted to a new position, or when there is a special consideration related to an executive that the Committee seeks to address. In all cases of these awards, the grant date occurs after the award is approved.

Pricing of Stock Options.  Throughout the Company’s history, the exercise price of stock options has been equal to the fair market value of PBG common stock on the grant date. The Company has never backdated or repriced stock options. We define “Fair Market Value” in the LTIP as the average of the high and low sales prices of PBG common stock as recorded on the NYSE on the grant date, rounded up to the nearest penny. We believe our stock option pricing methodology is an accurate representation of the fair market value of PBG common stock on the grant date even though our methodology is different from that selected by the SEC (i.e., the closing price on the grant date).

What are some other policies and practices that govern the design and structure of our compensation program?

Stock Ownership Guidelines.  To achieve our program objective of aligning shareholder and executive interests, the Committee believes that our business leaders must have significant personal financial exposure to PBG common stock. The Committee, therefore, has established stock ownership guidelines for the Company’s key senior executives and directors. These guidelines are described in the section entitled “Ownership of PBG Common Stock — Stock Ownership Guidelines.”

Trading Windows / Trading Plans / Hedging.  We restrict the ability of certain employees to freely trade in PBG common stock because of their periodic access to material non-public information regarding PBG. Under our Insider Trading Policy, all of our key executives (including the Named Executive Officers) are permitted to purchase and sell PBG common stock and exercise PBG stock options only during limited quarterly trading windows. Our senior executives are generally required to conduct all stock sales and stock option exercises pursuant to written trading plans that are intended to satisfy the requirements of Rule 10b5-1 of the Securities Exchange Act. In addition, under our Worldwide Code of Conduct, all employees, including our Named Executive Officers, are prohibited from hedging against or speculating in the potential changes in the value of PBG common stock.

Compensation Recovery for Misconduct.  We believe our executives and, in particular, our senior executives conduct PBG business with the highest integrity and in full compliance with the PBG Worldwide Code of Conduct. Each executive annually certifies to his or her compliance with the Code of Conduct, and we maintain an internal, online training program for executives with respect to various aspects of our Code of Conduct.

The Committee nevertheless believes it appropriate to ensure that the Company’s compensation plans and agreements provide for financial penalties to an executive who engages in fraudulent or other inappropriate conduct. Therefore, the Committee has included as a term of our equity-based awards that in the event the Committee determines that an executive has engaged in “Misconduct” (which is defined in the LTIP to include, among other things, a violation of our Code of Conduct), then all of the executive’s then outstanding equity-based awards shall be immediately forfeited and the Committee, in its discretion, may require the executive to repay to the Company all gains realized by the executive in connection with any PBG equity-based award (e.g., through option exercises or the vesting of RSUs) during the twelve-month period preceding the date the Misconduct occurred. This latter concept of repayment is commonly referred to as a “claw back” provision.

Similarly, in the event of termination of employment for cause, the Company may cancel all or a portion of an executive’s annual cash incentive or require reimbursement from the executive to the extent such amount has been paid.

As a majority of the compensation paid to an executive at the vice president level or higher is performance-based, the Committee believes our approach to compensation recovery through the LTIP and annual incentive is the most direct and appropriate for PBG.

Employment / Severance Agreements.  Neither our CEO nor any other Named Executive Officer has (or ever has had) an individual employment or severance agreement with the Company entitling him to base salary, cash bonus, perquisites, or new equity grants following termination of employment.

Indeed, as a matter of policy and practice, the Company does not generally enter into any individual agreements with executives. There are limited exceptions to this policy. First, in connection with the involuntary termination of an executive, the Company has, in light of the circumstances of the specific situation, entered into appropriate severance or settlement agreements. Second, in the case of an executive’s retirement, the Company has, on rare occasion, entered into a short-term consulting arrangement with the retired executive to ensure a proper transfer of the business knowledge the retired executive possesses. Finally, our standard long-term incentive award agreement that applies to all executives typically provides for the accelerated vesting of outstanding, unvested awards in the case of the executive’s approved transfer to PepsiCo, death, disability or retirement subject to satisfaction of any applicable performance-based vesting condition in the case of approved transfer or retirement. With respect to our CEO and other Named Executive Officers, the value of these benefits is summarized in the Narrative and accompanying tables entitled “Potential Payments Upon Termination or Change In Control.”

Approved Transfers To / From PepsiCo.  We maintain a policy intended to facilitate the transfer of employees between PBG and PepsiCo. The two companies may, on a limited and mutually agreed basis, exchange employees who are considered necessary or useful to the other’s business (“Approved Transfers”). Certain of our benefit and compensation programs (as well as PepsiCo’s) are designed to prevent an Approved Transfer’s loss of compensation and benefits that would otherwise occur upon termination of his or her employment from the transferring company. For example, at the receiving company, Approved Transfers receive pension plan service credit for all years of service with the transferring company. Also, upon transfer, Approved Transfers generally vest in their transferring company equity awards rather than forfeit them as would otherwise be the case upon a termination of employment.

One of our Named Executive Officers, Mr. Drewes, is an Approved Transfer from PepsiCo. As discussed in the footnotes to the Pension Benefits Table, Mr. Drewes will be eligible for pension benefits attributable to his service both at PepsiCo prior to transfer and at the Company. The “Potential Payments Upon Termination or Change In Control” section sets forth in more detail the various compensation and benefits available to Approved Transfers.

Change in Control Protections.  PBG was created in 1999 via an initial public offering by PepsiCo, and PepsiCo holds approximately 41.7% of the voting power of PBG common stock. As such, an acquisition of PBG can only practically occur with PepsiCo’s consent. Given this protection against a non-PepsiCo approved acquisition, the only change in control protection we provide through our executive compensation program is a term of our LTIP, which provides for the accelerated vesting of all outstanding, unvested equity-based awards at the time of a change in control of PBG. The Committee believes the protection under the LTIP is appropriate to motivate executives to remain with PBG in the unlikely event there arises a possibility of PBG’s change in control. With respect to our CEO and other Named Executive Officers, the events that constitute a change in control and the value of change in control benefits provided under the LTIP are summarized in the Narrative and accompanying tables entitled “Potential Payments Upon Termination or Change In Control.” The Company does not gross-up any executive for potential excise taxes that may be incurred in connection with a change in control.

Deductibility of Compensation Expenses.  Pursuant to Section 162(m) of the Internal Revenue Code (“Section 162(m)”), certain compensation paid to the CEO and other Named Executive Officers in excess of $1 million is not tax deductible, except to the extent such excess compensation is performance-based. The Committee has and will continue to carefully consider the impact of Section 162(m) when establishing the target compensation for executive officers. For 2007, we believe that substantially all of the compensation paid to our executive officers satisfies the requirements for deductibility under Section 162(m).

As one of our primary program objectives, however, the Committee seeks to design our executive compensation program in a manner that furthers the best interests of the Company and its shareholders. In certain cases, the Committee may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity a compensation program provides for creating shareholder value. The Committee, therefore, retains the ability to pay appropriate compensation to our executive officers, even though such compensation is non-deductible.

What compensation actions were taken in 2007 and why were they taken?

In February 2007, the Committee took action with respect to each element of total compensation for each Named Executive Officer following the principles, practices and processes described above. The 2007 target and actual total compensation for each of the Named Executive Officers did not exceed the market target based on the data considered by the Committee in February 2007. Similarly each element of the Named Executive Officers’ target and actual total compensation did not exceed the market target, with the sole exception of Mr. Petrides’ base salary, as explained below.

Base Salary.  In accordance with our practices with respect to individual raises, the level of merit increase in the base salary for each Named Executive Officer in 2007 took into consideration the performance of the Company and the executive, any increase in the executive’s responsibilities, and an analysis of whether the executive’s base salary was within the third quartile of PBG’s peer group. The Committee determined that each Named Executive Officer had performed well with respect to his role and responsibilities and the average merit increase in the annual rate of base salary for the Named Executive Officers was 6.5%. The Committee approved a more substantial increase in Mr. King’s annual salary rate,

10.4%, in order to bring his compensation closer to the targeted third quartile following his 2006 promotion and in recognition of his increased responsibilities within the Company. Mr. Petrides, on the other hand, received a more modest increase since his base salary exceeded market target in part as a result of his time in position and the U.S. dollar/Euro exchange rate.

Annual Cash Incentive Award.  The Committee established the 2007 annual incentive targets for our executives in February 2007. The Committee made no changes to the bonus target for the Named Executive Officers with the exception of Mr. Foss. The Committee determined that an increase in Mr. Foss’ annual incentive target, from 130% to 140% of base pay, was appropriate in light of his position and responsibilities as President and CEO and as measured against the targeted third quartile of total compensation of CEOs within the peer group.

Actual Awards.  In January 2008, the Committee determined that the Company’s EPS performance in 2007 in excess of $1.75 resulted in a maximum bonus of $5 million payable to each Named Executive Officer under Section 162(m). The Committee then reviewed the Company’s 2007 performance against the pre-established EPS/NOPBT, volume and operating free cash flow targets, which the Committee uses to guide its negative discretion in determining the actual bonus payable to each senior executive. With respect to the CEO, the Committee also considered certain pre-established qualitative factors including organizational capability, strategic long-term growth and a strengthened senior leadership team.

The Committee concluded that the Company had performed significantly above target with respect to worldwide performance against two of the three criteria applicable to the bonuses payable to Messrs. Foss, Drewes, King and Rapp. Specifically, the Committee concluded that EPS and cash flow results exceeded expectations. With respect to the bonus payable to Mr. Petrides, the Committee concluded that the Company had performed above target with respect to performance in Europe overall with three of the four countries in the segment performing well above target.

The Committee also determined that Mr. Foss had performed well against the pre-established qualitative factors. In particular, the Committee noted that Mr. Foss made significant progress on the employee diversity front, with CEO commitment cited by Diversity Inc. as the primary driver of PBG’s No. 2 ranking within its top 50 companies for diversity. The Committee also noted that Mr. Foss successfully developed a comprehensive growth strategy in the United States, centering on hydration, and that he added depth and strength to the senior leadership team.

For 2007, the annual incentive targets and actual payout amounts for each of the Named Executive Officers were as follows:

	2007 Annual Cash Incentive Awards
	Target		2007 Award
Named Executive Officer	(% of Salary)	Target ($)	(% of Target)	2007 Award ($)

Eric J. Foss	140%	1,260,000	143%	1,805,580
Alfred H. Drewes	85%	386,750	143%	551,120
Yiannis Petrides	85%	557,758	147%	819,905
Steven M. Rapp	75%	277,500	143%	395,440
Robert C. King	85%	361,250	143%	514,780

The Committee believed these percentages reflected the Company’s 2007 performance and were consistent with its policy to link pay to performance. For additional information regarding the 2007 annual incentive awards, see pages 39-41.

Long-Term Incentive.  Consistent with its established practice, the Committee approved the 2007 long-term incentive awards for each of our Named Executive Officers after reviewing comparative market data for total compensation, including data related to what portion of total compensation was paid in the form of long-term incentive. The Committee also considered each executive’s role and level of responsibility within the Company. Mr. Foss was awarded a long-term equity incentive award with a present value of approximately $4,000,000. Messrs. King, Drewes and Petrides received a long-term equity incentive award with a present value of approximately $1,000,000 and Mr. Rapp was granted a long-term equity incentive award with a present value of approximately $800,000.

The 2007 stock option and RSU awards to our Named Executive Officers are reflected in the Grants of Plan-Based Awards Table. These awards included the same terms and conditions as the awards to all other executives, except that consistent with its practice, the Committee made the vesting of the RSU award granted to our Named Executive Officers subject to the achievement of a 2007 EPS performance target. In January 2008, the Committee determined that the 2007 EPS target had been satisfied, such that each Named Executive Officer will vest in his 2007 RSU award if he remains employed by the Company through March 1, 2010. The terms and conditions of the long-term incentive awards, as well as the RSU 2007 EPS target, are set out in the Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table.

What noteworthy executive compensation actions took place during the first quarter of 2008 and why were such actions taken?

In January 2008, the Committee awarded to certain senior executives of the Company, including Messrs. Drewes, King, Petrides and Rapp, a special performance-based RSU award (the “Strategic Leadership Award”) in order to emphasize the linkage between long-term compensation and the Company’s strategic imperatives and to reinforce continuity within the Company’s senior leadership team over the next four years.

The Committee established the target value of each executive’s Strategic Leadership Award at either $1,000,000 or $1,500,000 based on the executive’s scope of responsibilities and contribution to the Company. The Committee made vesting of the Strategic Leadership Award contingent upon the Company’s achievement of 2008 and 2009 EPS performance targets as well as the executive’s continued employment with the Company through the end of 2011. Provided the vesting conditions are satisfied, each executive is eligible to receive RSUs with a value up to 150% of his target value, with the final value of the award determined by the Committee. The final value will be determined by the Committee based on its own evaluation as well as the CEO’s assessment of the Company’s performance in 2008 and 2009 against the following performance criteria: (i) increased distribution and market share of specified products within the Company’s brand portfolio; (ii) improved customer satisfaction, as measured by an external survey, and execution at point of sale; (iii) year-over-year improvement in the cost of making our products (i.e., operational efficiency); and (iv) year-over-year improvement in the Company’s internal employee satisfaction survey. For Messrs. King and Petrides, the performance goals related to items (i) and (ii) were tailored to the geographic business segments they oversee, United States & Canada and Europe, respectively.

Also, in January 2008, after review and discussion with its independent compensation consultant and senior management, the Committee approved changes to PBG’s peer group of companies. Specifically the peer group of companies was changed as follows:

Deleted	Added

Colgate-Palmolive Company	ConAgra Foods, Inc.
Kimberly-Clark Corporation	Newell Rubbermaid Inc.
Staples, Inc.	Sysco Corporation
Yum! Brands, Inc.

The Committee utilized the revised peer group in establishing the 2008 target total compensation for the CEO.

2007 Summary Compensation Table

						Change in
						Pension
						Value
					Non-Equity	and
					Incentive	Nonqualified
					Plan	Deferred
			Stock	Option	Compen-	Compensation	All Other
		Salary	Awards	Awards	sation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)	($)(2)	($)(3)		($)

Eric J. Foss	2007	892,308	1,584,557	1,893,158	1,805,580	594,000	66,680	(4)	6,836,283
President and Chief	2006	754,500	975,979	2,025,066	1,289,000	387,000	64,513		5,496,058
Executive Officer

Alfred H. Drewes	2007	451,154	304,747	664,901	551,120	222,000	81,884	(5)	2,275,806
Senior Vice President	2006	425,385	139,141	899,853	456,150	180,000	69,442		2,169,971
and Chief Financial Officer

Yiannis Petrides(6)	2007	676,872	703,432	708,897	819,905	234,000	105,740	(7)	3,248,846
President, PBG Europe	2006	600,708	537,826	1,117,768	332,268	176,000	260,874		3,025,444

Steven M. Rapp	2007	366,154	243,800	503,204	395,440	288,000	68,280	(8)	1,864,878
Senior Vice President,	2006	—	—	—	—	—	—		—
General Counsel and Secretary

Robert C. King	2007	418,846	271,542	426,551	514,780	146,000	45,157	(9)	1,822,876
President, PBG North	2006	351,539	111,317	479,848	364,350	96,000	49,406		1,452,460
America

(1)	The amount included in this column is the compensation cost recognized by the Company in fiscal year 2007 related to the executive’s outstanding equity awards that were unvested for all or any part of 2007, calculated in accordance with SFAS 123R without regard to forfeiture estimates. This amount encompasses equity awards that were granted in 2004, 2005, 2006 and 2007 and was determined using the assumptions set forth in Note 4, Share-Based Compensation, to our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 (for 2007, 2006 and 2005 awards) and Note 4, Share-Based Compensation, to our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 (for 2004 awards).

(2)	No executive earned above-market or preferential earnings on deferred compensation in 2007 and, therefore, no such earnings are reported in this column. Consequently, this amount reflects only the aggregate change in 2007 in the actuarial present value of the executive’s accumulated benefit under all Company-sponsored defined benefit pension plans in which the executive participates calculated based on the material assumptions set forth in Note 10, Pension and Postretirement Medical Benefit Plans, to our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, and Note 14, Pension and Postretirement Medical Benefit Plans, to our Annual Report on Form 10-K for the fiscal year ended December 30, 2006, except for the generally applicable assumptions regarding retirement age and pre-retirement mortality.

(3)	The amount in this column reflects the actual cost of perquisites and personal benefits provided by the Company to each of the Named Executive Officers as well as the reimbursements paid by the Company to the executive for his tax liability related to certain of these Company provided benefits and the dollar value of insurance premiums paid by the Company for the benefit of the Named Executive Officers each on the same terms and conditions as all other eligible employees. The particular benefits provided to each Named Executive Officer are described below in footnotes 4, 5, 7, 8 and 9. In addition, the Company purchases club memberships, season tickets and passes to various sporting events and other venues for purposes of business entertainment. On limited occasions, employees (including one or more of the Named Executive Officers) may use such memberships, tickets or passes for personal use. There is no incremental cost to the Company in such circumstances. Therefore, no cost of such memberships, tickets and passes is reflected in the “All Other Compensation” column.

(4)	This amount includes: (i) $42,172, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. Foss, including a car allowance, financial advisory services, personal use of corporate transportation and a nominal recognition award; (ii) $15,158, which equals all tax reimbursements paid to Mr. Foss for the tax liability related to Company provided perquisites and personal benefits, including his car allowance, financial advisory services and a nominal recognition award; (iii) a standard Company matching contribution of $9,000 to Mr. Foss’ 401(k) account; and (iv) $350, which represents the dollar value of life insurance premiums paid by the Company for the benefit of Mr. Foss.

(5)	This amount includes: (i) $45,470, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. Drewes, including a company car and related car expenses, financial advisory services, a twenty-five year service anniversary gift and a nominal recognition award; (ii) $27,237, which equals all tax reimbursements paid to Mr. Drewes for the tax liability related to Company provided perquisites and personal benefits, including his company car, financial advisory services, a twenty-five year service anniversary gift and a nominal recognition award; (iii) a standard Company matching contribution of $9,000 to Mr. Drewes’ 401(k) account; and (iv) $177, which represents the dollar value of life insurance premiums paid by the Company for the benefit of Mr. Drewes.

(6)	Mr. Petrides’ salary, non-equity incentive plan compensation and compensation indicated in the “All Other Compensation” column are paid in Euros. The values stated are in U.S. dollars and are based on the average exchange rate of Euros to one U.S. dollar for the years shown. The average exchange rate of Euros to one U.S. dollar was 1.369 in 2007.

(7)	This amount includes $94,649, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. Petrides, including a company car and related car expenses, a home leave allowance, tax advisory services, financial advisory services, relocation reimbursement, and an annual physical and travel expenses related to the annual physical. The following perquisites and personal benefits provided by the Company to Mr. Petrides met or exceeded the threshold for individual quantification and are as follows: $38,300 represents the cost of providing a company car to Mr. Petrides and related car expenses; and $32,397 represents a reimbursement of relocation expenses incurred through December 31, 2007 as a result of the Company’s decision to relocate Mr. Petrides from Spain to Greece. The total amount shown in the above table also includes (i) $9,710 for tax reimbursements paid to Mr. Petrides for his tax liability related to Company provided perquisites and personal benefits, including his financial advisory services and his annual physical; and (ii) $1,381, which represents the dollar value of life insurance premiums paid by the Company for the benefit of Mr. Petrides.

(8)	This amount includes: (i) $43,967, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. Rapp, including an annual physical and travel expenses related to the annual physical, a company car and related car expenses, financial advisory services and a nominal recognition award; (ii) $15,181, which equals all tax reimbursements paid to Mr. Rapp for the tax liability related to Company provided perquisites and personal benefits, including his annual physical, a company car, financial advisory services and a nominal recognition award; (iii) a standard Company matching contribution of $9,000 to Mr. Rapp’s 401(k) account; and (iv) $132, which represents the dollar value of life insurance premiums paid by the Company for the benefit of Mr. Rapp.

(9)	This amount includes: (i) $24,532, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. King, including a car allowance, financial advisory services and a nominal recognition award; (ii) $11,498, which equals all tax reimbursements paid to Mr. King for the tax liability related to Company provided perquisites and personal benefits, including his car allowance, financial advisory services and a nominal recognition award; (iii) a standard Company matching contribution of $9,000 to Mr. King’s 401(k) account; and (iv) $127, which represents the dollar value of life insurance premiums paid by the Company for the benefit of Mr. King.

Grants of Plan-Based Awards In Fiscal Year 2007

									All Other
									Option
									Awards:			Grant
			Estimated Possible Payouts			Estimated Future Payouts			Number of	Exercise	Closing	Date Fair
			Under Non-Equity Incentive			Under Equity Incentive			Securities	or Base	Market	Value of
			Plan Awards(1)			Plan Awards(2)			Under-	Price of	Price	Stock and
		Date of	Thres-			Thres-			lying	Option	on	Option
	Grant	Board	hold	Target	Maximum	hold	Target	Maximum	Options	Awards	Grant	Awards
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	Date ($)	($)(3)

Eric J. Foss
Non-Equity	—	—	0	1,260,000	2,520,000
RSUs	03/01/2007	02/08/2007					64,830					2,000,006
Options	03/01/2007	02/08/2007							194,490	30.85	31.12	1,585,094
Alfred H. Drewes
Non-Equity	—	—	0	386,750	773,500
RSUs	03/01/2007	02/08/2007					16,208					500,017
Options	03/01/2007	02/08/2007							48,623	30.85	31.12	396,277
Yiannis Petrides
Non-Equity	—	—	0	557,758	1,115,517
RSUs	03/01/2007	02/08/2007					16,208					500,017
Options	03/01/2007	02/08/2007							48,623	30.85	31.12	396,277
Steven M. Rapp
Non-Equity	—	—	0	277,500	555,000
RSUs	03/01/2007	02/08/2007					12,966					400,001
Options	03/01/2007	02/08/2007							38,898	30.85	31.12	317,019
Robert C. King
Non-Equity	—	—	0	361,250	722,500
RSUs	03/01/2007	02/08/2007					16,208					500,017
Options	03/01/2007	02/08/2007							48,623	30.85	31.12	396,277

(1)	Amounts shown reflect the threshold, target and maximum payout amounts under the Company’s annual incentive program which is administered under the shareholder-approved 2005 Executive Incentive Compensation Plan (“EICP”). The target amount is equal to a percentage of each executive’s salary, which for 2007 ranged from 75% to 140%, depending on the executive’s role and level of responsibility. The maximum amount equals 200% of the target amount. The actual payout amount is contingent upon satisfaction of certain performance criteria. Please refer to the narrative below for more detail regarding each executive’s target amount, the specific performance criteria used to determine the actual payout and how such payout is typically the result of the Committee’s exercise of negative discretion with respect to separate maximum payout amounts established for purposes of Section 162(m).

(2)	The 2007 RSU awards and option awards were made under the LTIP, which was approved by shareholders in 2005.

(3)	The assumptions used in calculating the SFAS 123R grant date fair value of the option awards and stock awards are set forth in Note 4, Share-Based Compensation, to our Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Salary.  The 2007 annual salary of each Named Executive Officer is set forth in the “Salary” column of the Summary Compensation Table. The amount shown for Mr. Petrides is the value in U.S. dollars of his salary which is paid in Euros. The value of Mr. Petrides’ salary in Euros stays fixed during the year but the equivalent amount in U.S. dollars fluctuates based on the exchange rate. Compensation levels for each of the Named Executive Officers are at the discretion of the Committee. There are no written or unwritten employment agreements with any Named Executive Officer. A salary increase or decrease for a Named Executive Officer may be approved by the Committee at any time in the Committee’s sole discretion. Typically, the Committee considers salary increases during the year for each of the Named Executive Officers based on considerations such as the performance of the Company and the executive and any increase in the executive’s responsibilities.

Stock Awards.  Awards of RSUs are made under the LTIP at the discretion of the Committee. RSU awards were approved by the Committee in February 2007, with a grant date of March 1, 2007, to all executives of the Company, including the Named Executive Officers. The number of RSUs awarded was determined based on an award value established by the Committee for each executive. The actual number of RSUs awarded was calculated by dividing the respective award value by the “Fair Market Value” of a share of PBG common stock on the grant date rounded up to the next whole share. The LTIP defines Fair Market Value as the average of the high and low sales price for PBG common stock as reported on the NYSE on the grant date.

Vesting of the RSUs awarded to the Named Executive Officers in 2007 was made subject to the achievement of a pre-established EPS performance goal as well as continued employment for three years. The EPS performance goal for 2007 was $0.75. In January 2008, the Committee determined that this EPS goal was met. Thus, the RSUs will fully vest after three years provided the Named Executive Officer remains continuously employed through the third anniversary of the grant date. The RSUs will be credited with dividend equivalents in the form of additional RSUs at the same time and in the same amount as dividends are paid to shareholders of the Company. If the underlying RSUs do not vest, no dividend equivalents are paid. RSUs are paid out in shares of PBG common stock upon vesting. Vesting of the RSUs in the event of death, disability, retirement, or Approved Transfer is the same as described below for stock options; provided, however, that accelerated vesting in the case of retirement or Approved Transfer to PepsiCo is subject to satisfaction of any performance-based condition. RSUs vest and are paid out upon the occurrence of a “Change In Control” as defined under the LTIP (“CIC”), as more fully discussed in the Narrative and accompanying tables entitled “Potential Payments Upon Termination or Change In Control.” RSUs and shares received upon certain prior payouts of RSUs are subject to forfeiture in the event an executive engages in misconduct.

Option Awards.  Stock option awards are made under the LTIP at the discretion of the Committee. Stock option awards were approved by the Committee in February 2007, with a grant date of March 1, 2007, to all executives of the Company, including the Named Executive Officers. The grant price was equal to the Fair Market Value of a share of PBG common stock on the grant date, rounded to the nearest penny. The stock options have a term of ten years and no dividends or dividend rights are payable with respect to the stock options.

The 2007 stock option awards for all executives, including the Named Executive Officers, become exercisable in one-third increments, on the first, second and third anniversary of the grant date provided the executive is actively employed on each such date. However, the vesting is accelerated in the event of death, disability, retirement, a CIC or Approved Transfer to PepsiCo. In the event of death or Approved Transfer to PepsiCo, unvested stock options fully vest immediately. In the event of retirement or disability, unvested stock options immediately vest in proportion to the number of months of active employment during the vesting period over the total number of months in such period. In the event of death, disability, retirement or an Approved Transfer to PepsiCo, the vested options remain exercisable for the remainder of their original ten-year term, provided that in the case of an Approved Transfer, the Named Executive Officer remains actively employed at PepsiCo. In the event of a subsequent termination of employment from PepsiCo, the Named Executive Officer must exercise vested stock options within 90 calendar days of termination or the stock options are automatically cancelled. Vesting is also accelerated upon the occurrence of a CIC as more fully discussed in the Narrative and accompanying tables entitled “Potential Payments Upon Termination or Change In Control.” Stock option awards, including certain gains on previously exercised stock options, are subject to forfeiture in the event an executive engages in Misconduct.

Non-Equity Incentive Plan Compensation.  The 2007 annual, performance-based cash bonuses paid to the Named Executive Officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. These awards were paid under the EICP which was approved by shareholders in 2005. Shareholder approval of the EICP was required under Section 162(m) of the Internal Revenue Code (the “Code”) in order to ensure that PBG may recognize a tax deduction with respect to such awards.

The Section 162(m) Goal and Maximum Payout Amount.  In February 2007, the Committee established specific EPS performance goals, the achievement of which in turn established the maximum annual non-equity incentive award payable to each Named Executive Officer. This EPS goal and maximum payout amount were established in order to comply with Section 162(m) of the Code (“162(m) EPS Goal”) and to ensure that no bonus is payable if the Company performs significantly below expectations. Typically, the maximum incentive award payout is not paid to the Named Executive Officers even when the 162(m) EPS Goal has been met. Based on the Company’s 2007 EPS performance in excess of $1.75, the Committee determined that the maximum payout amount was $5 million.

Committee Discretion.  Subject to the achievement of the overarching 162(m) EPS Goal, and notwithstanding the individual maximum payout amount, the Committee typically uses its negative discretion to determine each executive’s actual award, if any, which is never greater, and typically much less, than the maximum payout amount established for purposes of Section 162(m). In exercising its discretion, the Committee considers performance against pre-established quantitative and qualitative targets and establishes a minimum, target and maximum payout amount for each Named Executive Officer. These payout amounts are based upon a percentage of the Named Executive Officer’s annual salary and vary among the Named Executive Officers depending in large part on their role and level of responsibility within the Company. The maximum amount equals 200% of the executive’s target amount. During 2007, Mr. Foss’ target payout was increased from 130% to 140% in light of his increased responsibilities. All other Named Executive Officers’ target payouts were unchanged from 2006.

In 2007, the target payout for each Named Executive Officer was as follows:

Target Payout
Name	(% of Salary)

Eric J. Foss	140%
Alfred H. Drewes	85%
Yiannis Petrides	85%
Steven M. Rapp	75%
Robert C. King	85%

Performance Targets and Results.  To guide its discretion regarding the actual award payable to each executive, in February 2007, the Committee established quantitative performance targets designed to be challenging and to motivate and reward superior business performance. The table below shows the measures and targets used by the Committee, as well as the actual business results, for each Named Executive Officer.

	Worldwide Measure	Weighting	Target	Actual Result

Eric J. Foss	EPS (adjusted)	50%	$1.97	$2.20
Alfred H. Drewes	Volume Growth v. Prior Year	30%	2.5%	Flat
Steven M. Rapp	Operating Free Cash Flow	20%	$540 million	$597 million
Robert C. King

	Europe Measure	Weighting	Target	Actual Result

	NOPBT Growth v. Prior Year	58%	28%	52%
Yiannis Petrides	Volume Growth v. Prior Year	22%	7%	4%
	Operating Free Cash Flow	20%	$30 million	$46 million

With respect to Messrs. Foss, Drewes, Rapp and King, each measure was worldwide in scope and each target was consistent with the Company’s external guidance at the start of 2007. The Committee also established qualitative factors to be used in assessing the performance of the CEO. The qualitative factors were: organizational capability, strategic long-term growth and a strengthened senior leadership team.

For Mr. Petrides, the Committee established measures and targets specific to Europe. Each country under Mr. Petrides’ direction (Spain, Russia, Greece and Turkey) had separate targets for each measure that were expressed in local currency and that were tied to designated business objectives for the particular country. Mr. Petrides’ performance targets were established based on the weighted average of the targets for each of the four countries with weighting based on the volume of each country in proportion to overall volume for Europe.

At its meeting in January 2008, the Committee certified the actual results shown in the table above. Based on those results, the Committee determined that each of Messrs. Foss, Drewes, Rapp and King was eligible to receive a 2007 annual incentive award equal to 143% of his target payout. The actual payout of 143% of target reflects an above target payout based on achievement of EPS and cash flow performance well above target, offset by below target volume performance. The Committee further determined that Mr. Petrides was eligible to receive a 2007 annual incentive award equal to 147% of his target payout based on the overall performance in Europe measured by the weighted performance of each country against each country’s targets. Mr. Petrides’ actual payout also reflects a discretionary increase of 12% which the Committee deemed appropriate based on the performance of the Russian business, in particular a 17% increase in volume, which was significantly above target.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The material terms of the pension plans governing the pension benefits provided to the Named Executive Officers are more fully discussed in the Narrative accompanying the Pension Benefits Table. The material terms of the non-qualified elective deferred compensation plan are more fully discussed in the Narrative accompanying the Nonqualified Deferred Compensation Table.

All Other Compensation.  The perquisites, tax reimbursements and all other compensation paid to or on behalf of the Named Executive Officers during 2007 are described fully in the footnotes to the Summary Compensation Table.

Proportion of Salary to Total Compensation.  As noted in the CD&A, we believe that the total compensation of our business leaders should be closely tied to the performance of the Company. Therefore, the percentage of total compensation that is fixed generally decreases as the level of the executive increases. This is reflected in the ratio of salary in proportion to total compensation for each Named Executive Officer. In 2007, Mr. Foss’ salary was 13% of his total compensation. The ratio of salary in proportion to total compensation shown in the Summary Compensation Table in 2007 for Messrs. Drewes, Petrides, King and Rapp was approximately: 20%, 21%, 23% and 20%, respectively.

Outstanding Equity Awards At 2007 Fiscal Year-End

	Option Awards						Stock Awards
											Market
			Number of	Number of					Number of		Value of
			Securities	Securities					Shares or		Shares
			Underlying	Underlying					Units of		or Units of
			Unexercised	Unexercised	Option				Stock That		Stock
			Options	Options	Exercise	Option			Have		That Have
	Stock Option		(#)	(#)	Price	Expiration	Stock Award		Not Vested		Not Vested
Name	Grant Date		Exercisable	Unexercisable	($)	Date	Grant Date		(#)		($)(17)
E. Foss	03/01/2002	(1)	145,743	0	25.25	03/29/2012	10/07/2005	(8)	125,718		5,023,691
	03/01/2003	(2)	223,404	0	23.50	03/29/2013	03/01/2006	(9)	34,936	(11)	1,396,043
	03/01/2004	(3)	182,373	0	29.50	03/29/2014	03/01/2007	(10)	65,567	(12)	2,620,057
	03/01/2005	(4)	106,195	106,194	28.25	02/28/2015
	03/01/2006	(5)	33,765	68,554	29.32	02/29/2016
	07/24/2006	(6)	0	200,000	33.77	07/23/2016
	03/01/2007	(7)	0	194,490	30.85	02/28/2017

A. Drewes	03/01/2003	(2)	127,660	0	23.50	03/29/2013	03/01/2006	(9)	17,468	(13)	698,021
	03/01/2004	(3)	104,407	0	29.50	03/29/2014	03/01/2007	(10)	16,392	(14)	655,024
	03/01/2005	(4)	56,637	56,637	28.25	02/28/2015
	03/01/2006	(5)	16,882	34,278	29.32	02/29/2016
	03/01/2007	(7)	0	48,623	30.85	02/28/2017

Y. Petrides	03/01/2005	(4)	47,259	63,009	28.25	02/28/2015	10/07/2005	(8)	71,839		2,870,686
	03/01/2006	(5)	16,882	34,278	29.32	02/29/2016	03/01/2006	(9)	17,468	(13)	698,021
	03/01/2007	(7)	0	48,623	30.85	02/28/2017	03/01/2007	(10)	16,392	(14)	655,024

S. Rapp	03/01/2002	(1)	59,406	0	25.25	03/29/2012	03/01/2006	(9)	13,975	(15)	558,441
	03/01/2004	(3)	55,119	0	29.50	03/29/2014	03/01/2007	(10)	13,113	(16)	523,995
	03/01/2005	(4)	44,602	44,602	28.25	02/28/2015
	03/01/2006	(5)	13,506	27,422	29.32	02/29/2016
	03/01/2007	(7)	0	38,898	30.85	02/28/2017

R. King	03/01/2004	(3)	51,254	0	29.50	03/29/2014	03/01/2006	(9)	13,975	(15)	558,441
	03/01/2005	(4)	27,611	27,610	28.25	02/28/2015	03/01/2007	(10)	16,392	(14)	655,024
	03/01/2006	(5)	13,506	27,422	29.32	02/29/2016
	03/01/2007	(7)	0	48,623	30.85	02/28/2017

(1)	The vesting schedule with respect to this 2002 stock option award is as follows: 25% of the options vested and became exercisable on March 30, 2003; 25% of the options vested and became exercisable on March 30, 2004; and the remaining 50% of the options vested and became exercisable on March 30, 2005.

(2)	The vesting schedule with respect to this 2003 stock option award is as follows: 25% of the options vested and became exercisable on March 30, 2004; 25% of the options vested and became exercisable on March 30, 2005; and the remaining 50% of the options vested and became exercisable on March 30, 2006.

(3)	The vesting schedule with respect to this 2004 stock option award is as follows: 25% of the options vested and became exercisable on March 30, 2005; 25% of the options vested and became exercisable on March 30, 2006; and the remaining 50% of the options vested and became exercisable on March 30, 2007.

(4)	The vesting schedule with respect to this 2005 stock option award is as follows: 25% of the options vested and became exercisable on March 30, 2006; 25% of the options vested and became exercisable on March 30, 2007; and the remaining 50% of the options vest and become exercisable on March 30, 2008, provided the executive remains employed through such date.

(5)	The vesting schedule with respect to this 2006 stock option award is as follows: 33% of the options vested and became exercisable on March 1, 2007; 33% of the options vest and become exercisable on March 1, 2008; and the remaining 34% of the options vest and become exercisable on March 1, 2009, provided the executive remains employed through the applicable vesting dates.

(6)	This stock option award was granted to Mr. Foss in recognition of his new role and responsibilities as President and Chief Executive Officer of the Company. The award fully vests and becomes exercisable on July 24, 2011, provided Mr. Foss remains employed through such date.

(7)	The vesting schedule with respect to this 2007 stock option award is as follows: 33% of the options vest and become exercisable on March 1, 2008; 33% of the options vest and become exercisable on March 1, 2009; and the remaining 34% of the options vest and become exercisable on March 1, 2010, provided the executive remains employed through the applicable vesting dates.

(8)	Since the pre-established earnings per share performance target was met, these RSUs fully vest on October 7, 2010, provided the executive remains employed through October 7, 2010.

(9)	Since the pre-established earnings per share performance target was met, these RSUs fully vest on March 1, 2009, provided the executive remains employed through March 1, 2009.

(10)	Since the pre-established earnings per share performance target was met, these RSUs fully vest on March 1, 2010, provided the executive remains employed through March 1, 2010.

(11)	This amount includes 830 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(12)	This amount includes 737 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(13)	This amount includes 415 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(14)	This amount includes 184 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(15)	This amount includes 332 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(16)	This amount includes 147 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(17)	The closing price for a share of PBG common stock on December 28, 2007, the last trading day of PBG’s fiscal year, was $39.96.

Option Exercises and Stock Vested In Fiscal Year 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)(1)	Vesting (#)	on Vesting ($)

Eric J. Foss	220,000	2,969,341	0	0

Alfred H. Drewes	182,867	2,440,611	0	0

Yiannis Petrides	241,642	2,422,336	0	0

Steven M. Rapp	99,107	1,712,330	0	0

Robert C. King	0	0	0	0

(1)	The value realized on exercise reflects the pre-tax amount.

Pension Benefits for the 2007 Fiscal Year

			Present
		Number of	Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)(1)	Benefit ($)(2)	Fiscal Year ($)

Eric J. Foss	PBG Salaried Employees Retirement Plan	25.3	384,000	0
	PBG Pension Equalization Plan	25.3	2,246,000	0

Alfred H. Drewes	PBG Salaried Employees Retirement Plan	25.3 (3)	473,000	0
	PBG Pension Equalization Plan	25.3 (3)	1,348,000	0

Yiannis Petrides	The PepsiCo International Retirement Plan	19.0	1,542,000 (4)	0

Steven M. Rapp	PBG Salaried Employees Retirement Plan	21.2	486,000	0
	PBG Pension Equalization Plan	21.2	802,000	0

Robert C. King	PBG Salaried Employees Retirement Plan	17.8	281,000	0
	PBG Pension Equalization Plan	17.8	402,000	0

(1)	The number of years of service shown for each executive includes service with PepsiCo, the Company’s parent company prior to March 31, 1999, at which time the Company became a separate, publicly traded company. The executive’s service with PepsiCo prior to March 31, 1999 has not been separately identified and the benefit attributable to such service has not been separately quantified for such period. Any benefit amount attributable to the executive’s service with PepsiCo after March 31, 1999 has been separately identified and quantified. In this regard, periods of PepsiCo service that Mr. Drewes accrued after we became a separate company has been separately identified and quantified in footnote 3 below. The Company’s policy for granting extra years of credited service is discussed in more detail in the CD&A and in the Narrative to the Pension Benefits Table.

(2)	The material assumptions used to quantify the present value of the accumulated benefit for each executive are set forth in Note 10, Pension and Postretirement Medical Benefit Plans, to our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, except for the generally applicable assumptions regarding retirement age and pre-retirement mortality.

(3)	Mr. Drewes transferred from PepsiCo on June 25, 2001. The years of credited service shown above include all prior PepsiCo service. However, only the portion of the pension benefit attributable to Mr. Drewes’ PepsiCo service that accrued after March 31, 1999 (2 years of service) has been separately quantified as follows: $30,000 under the PBG Salaried Employees Retirement Plan and $87,000 under the PBG Pension Equalization Plan. PepsiCo transferred to the PBG Salaried Employees Retirement Plan an amount equal to the present value of Mr. Drewes’ pension benefit under the PepsiCo Salaried Employees Retirement Plan at the time Mr. Drewes transferred to the Company.

(4)	The PepsiCo International Retirement Plan benefit is offset by all amounts paid to or on behalf of Mr. Petrides by the Company pursuant to any Company sponsored plan or government mandated programs.

Narrative to the Pension Benefits Table

The PBG Salaried Employees Retirement Plan.   The PBG Salaried Employees Retirement Plan (“Salaried Plan”), a tax qualified defined benefit pension plan, generally covers salaried employees in the U.S. hired by the Company or PepsiCo in the case of an Approved Transfer before January 1, 2007, who have completed one year of service. Eligible employees hired after January 1, 2007 participate in a defined contribution plan and receive an annual employer contribution of two percent of eligible pay. All of our Named Executive Officers were hired before January 1, 2007.

Benefits are payable under the Salaried Plan to participants with five or more years of service commencing on the later of age 65 or retirement. Benefits are determined based on a participant’s earnings (which generally include base pay or salary, regular bonuses, and short term disability pay; and exclude income resulting from equity awards, extraordinary bonuses, fringe benefits, and earnings that exceed the applicable dollar limit of Section 401(a)(17) of the Code) and credited service (generally, service as an eligible employee). The primary purpose of the Salaried Plan is to provide retirement income to eligible employees.

The annual retirement benefit formula for a participant with at least five years of service on December 31, 1999 is (a) 3% of the participant’s average earnings in the five consecutive calendar years in which earnings were the highest for each year of credited service up to ten years, plus (b) an additional 1% of such average earnings for each year of credited service in excess of ten years, minus (c) 0.43% of average earnings up to the Social Security covered compensation multiplied by years of credited service up to 35 years (“Basic Formula”). If a participant did not have five years of service on December 31, 1999, the retirement benefit formula is 1% of the participant’s average earnings in the five consecutive calendar years in which earnings were the highest for each year of credited service (“Primary Formula”).

A participant who has attained age 55 and completed ten years of vesting service may retire and begin receiving early retirement benefits. If the participant retires before age 62, benefits are reduced by 1/3 of 1% for each month (4% for each year) of payment before age 62.

Retirees have several payment options under the Salaried Plan. With the exception of the single lump sum payment option, each payment form provides monthly retirement income for the life of the retiree. Survivor options provide for continuing payments in full or part for the life of a contingent annuitant and, if selected, the survivor option reduces the benefit payable to the participant during his or her lifetime.

A participant with five or more years of service who terminates employment prior to attaining age 55 and completing ten years of service is entitled to a deferred vested benefit. The deferred vested benefit of a participant entitled to a benefit under the Basic Formula described above is equal to the Basic Formula amount calculated based on projected service to age 65 prorated by a fraction, the numerator of which is the participant’s credited service at termination of employment and the denominator of which is the participant’s potential credited service had the participant remained employed to age 65. The deferred vested benefit of a participant entitled to a benefit under the Primary Formula described above is the Primary Formula amount, determined based on earnings and credited service as of the date employment terminates. Deferred vested benefits are payable commencing at age 65. However, a participant may elect to commence benefits as early as age 55 on an actuarially reduced basis to reflect the longer payment period. Deferred vested benefits are payable in the form of a single life annuity or a joint and survivor annuity with the participant’s spouse as co-annuitant.

The Salaried Plan also provides survivor spouse benefits in the event of a participant’s death prior to commencement of benefits under the Salaried Plan. After a participant’s benefits have commenced, any survivor benefits are determined by the form of payment elected by the participant.

The Salaried Plan provides extra years of credited service for participants who become totally and permanently disabled after completing at least ten years of vesting service, and with respect to pre-participation service in connection with specified events such as plan mergers, acquired groups of employees, designated employees who transfer to the Company from PepsiCo, and other special circumstances. Salaried Plan benefits are generally offset by any other qualified plan benefit the participant is entitled to under a plan maintained or contributed to by the Company.

The PBG Pension Equalization Plan.  The PBG Pension Equalization Plan (“PEP”) is an unfunded nonqualified defined benefit pension plan designed to provide (i) additional benefits to participants whose Salaried Plan benefits are limited due to the annual compensation limit in Section 401(a)(17) of the Code and the annual benefit limit in Section 415 of the Code, and (ii) a subsidized 50% joint and survivor annuity for certain retirement eligible employees based on the Salaried Plan’s benefit formula using the participant’s total compensation including earnings that otherwise would be used to determine benefits payable under the Salaried Plan. Generally, a participant’s PEP benefit is payable under the same terms and conditions of the Salaried Plan and is equal to the Salaried Plan benefit, as determined without regard to the Code’s annual compensation limit and the annual benefit limit, less the actual benefit payable under the Salaried Plan. However, the PEP benefit of a participant who had eligible earnings in 1988 in excess of

$75,000, including Mr. Drewes, is payable as a subsidized 50% joint and survivor annuity benefit. The subsidized 50% joint and survivor benefit pays an unreduced benefit for the lifetime of the participant and 50% of that benefit amount to the surviving spouse upon the death of the participant. If the participant terminates employment prior to attaining age 55 with ten or more years of service, the participant’s deferred vested PEP benefit is calculated based on projected service to age 65, then reduced based on actual credited service over projected service to age 65. PEP benefits are payable in various actuarially equivalent forms as elected by participants, including lump sums. In addition, if the lump sum value of the PEP benefit does not exceed $10,000, the benefit is paid as a single lump sum.

The PepsiCo International Retirement Plan.  The PepsiCo International Retirement Plan (“PIRP”) is a nonqualified defined benefit pension plan sponsored and administered by PepsiCo in which certain Company employees participate, including Mr. Petrides. The Company has had a very limited number of active PIRP participants since 1999. The primary purpose of the PIRP is to provide retirement income to eligible international employees.

The PIRP generally covers non-U.S. citizens who are on their second assignment outside of their home country. The material terms and conditions of the PIRP generally mirror the Basic Formula provisions of the Salaried Plan, without the Social Security offset, and the PIRP benefit is payable under the same terms and conditions as the Salaried Plan. Benefits are determined based on a participant’s earnings (which generally include base pay or salary, regular bonuses, and short term disability pay; and exclude income resulting from equity awards, extraordinary bonuses, fringe benefits) and credited service (generally, service as an eligible employee). The PIRP benefit is reduced by any benefits paid to or on behalf of a participant by the Company including benefits paid under any other Company provided retirement plan or pursuant to any government mandated retirement or severance plan.

Nonqualified Deferred Compensation for the 2007 Fiscal Year

	Executive		Company	Aggregate	Aggregate	Aggregate
	Contributions		Contributions	Earnings	Withdrawals/	Balance at
	in Last FY		in Last FY	in Last FY	Distributions	Last FYE
Name	($)		($)	($)	($)	($)(7)

Eric J. Foss	0		0	534,388	0	2,303,373	(1)

Alfred H. Drewes	0		0	203,232	0	2,067,229	(2)

Yiannis Petrides(3)	—		—	—	—	—

Steven M. Rapp	45,000	(4)	0	54,872	0	626,765	(5)

Robert C. King	91,088		0	45,462	0	228,109	(6)

(1)	$1,062,235 of Mr. Foss’ aggregate balance was previously reported as compensation in Summary Compensation Tables for prior years. This amount includes an additional $56,123 that was inadvertently omitted from the total reflected in the “Aggregate Balance at Last FYE” column in last year’s proxy due to a reporting error by the third party administrator for the nonqualified deferred compensation plan.

(2)	$139,082 of Mr. Drewes’ aggregate balance was previously reported as compensation in Summary Compensation Tables for prior years.

(3)	Mr. Petrides is ineligible to participate in the Company’s deferred compensation program, which is available only to Company executives on the U.S. payroll.

(4)	This amount is reported as compensation in the “Salary” column of the Summary Compensation Table to this proxy statement.

(5)	Since Mr. Rapp was not a named executive officer of the Company in any prior year, none of Mr. Rapp’s aggregate balance has been previously reported as compensation in Summary Compensation Tables for prior years.

(6)	$91,088 of Mr. King’s aggregate balance was previously reported as compensation in Summary Compensation Tables for prior years.

(7)	The amounts reflected in this column for Messrs. Drewes, King and Rapp include compensation deferred by the Named Executive Officer over the entirety of their career at both PepsiCo and the Company.

Narrative to the Nonqualified Deferred Compensation Table

The Deferral Program is the only nonqualified elective deferred compensation program sponsored by the Company. The Deferral Program is administered by the Committee. All Company executives on the U.S. payroll, including our Named Executive Officers, are eligible to participate in the Deferral Program. The Deferral Program allows executives to defer receipt of compensation in excess of compensation limits imposed by the Internal Revenue Code under the Company’s 401(k) plan and to defer federal and state income tax on the deferred amounts, including earnings, until such time as the deferred amounts are paid out. The Company makes no contributions to the Deferral Program on behalf of executives. The Deferral Program is unfunded and the executive’s deferrals under the Deferral Program are at all times subject to the claims of the Company’s general creditors.

The terms and conditions of the Deferral Program vary with respect to deferrals made or vested on and after January 1, 2005. Such deferrals are subject to the requirements of Section 409A of the Code (“409A”) which became effective on such date. Deferrals made or vested before January 1, 2005 are not subject to the requirements of 409A (“grandfathered deferrals”).

Deferrals of Base Salary and Annual Non-Equity Incentive Award.  Executives may irrevocably elect to defer up to 100% of their annual base salary and annual non-equity incentive award (“Bonus”). In addition to elective deferrals, the Committee may mandate deferral of a portion of an executive’s base salary in excess of one million dollars.

Phantom Investment Options.  Executives select the phantom investment option(s) from those available under the terms of the Deferral Program. The phantom investment options available under the Deferral Program are a subset of the funds available under the Company’s 401(k) plan. Consequently, amounts deferred under the Deferral Program are subject to the same investment gains and losses during the deferral period as experienced by the participants in the Company’s 401(k) plan. Executives may change investment option elections and transfer balances between investment options on a daily basis.

The phantom investment options currently available under the Deferral Program and their 2007 rates of return are:

FYE Return
Phantom Fund	Rate (%)

The Phantom PBG Stock Fund	29.20
The Phantom Security Plus Fund	5.05
The Phantom Bond Index Fund	6.94
The Phantom Total U.S. Equity Index Fund	5.66
The Phantom Large Cap Equity Index Fund	5.70
The Phantom Mid Cap Equity Index Fund	8.09
The Phantom Small Cap Equity Index Fund	(1.56)
The Phantom International Equity Index Fund	11.27

Time and Form of Payment.  Prior to deferral, executives are required to elect a specific payment date or payment event as well as the form of payment (lump sum or quarterly, semi-annual, or annual installments for a period of up to twenty years). The Committee selects the time and form of payment for mandatory deferrals. Executives with grandfathered deferrals are required to elect a specific payment date or event prior to deferral, but may elect the form of payment at a later date nearer to the payment date (not later than December 31 of the calendar year preceding the year of the scheduled payment and at least six months in advance of the scheduled payment date).

Deferral Periods.  Salary and Bonus deferrals are subject to minimum and maximum deferral periods. The minimum deferral period for salary deferrals is one year after the end of the applicable base salary year. The minimum deferral period for Bonus deferrals is two years after the Bonus payout would have been made but for the deferral. In both cases, distribution must be made no later than the participant’s 80th birthday.

Distribution Rules.  In general, deferrals are paid out in accordance with the executive’s deferral election, subject to the minimum deferral periods. The Deferral Program provides that, notwithstanding the minimum deferral periods or the executive’s time and form of payment elections, deferrals will automatically be paid out in a lump sum in the event of death, disability or a separation from service for reasons other than retirement (unless installment payments have already begun in which case they would continue to be paid without acceleration). Generally, payment will be made three months after the end of the quarter in which the separation from service occurred. However, special rules apply for “key employees,” as defined under 409A (which would encompass all Named Executive Officers). In the event of a separation from service, the Named Executive Officers may not receive a distribution for at least six months following separation from service. This six month rule does not apply in the event of the Named Executive Officer’s death or disability.

Generally, payment of grandfathered deferrals is made in the form of a lump sum in the event of voluntary termination of employment or termination of employment as a result of misconduct but only after the minimum deferral periods have been satisfied. If the executive’s balance is greater than $25,000, the executive will be paid out in a lump sum a year after his last day of employment. However, special distribution rules apply when an executive separates from service after reaching retirement eligibility (age 55 with ten years of service). In such case, payment is made in the time and form elected by the executive.

Deferral Extensions (Second-Look Elections).  In general, executives may extend their original deferral period by making a subsequent deferral election. This modification of an original deferral election is often referred to as a “second-look” election. More stringent requirements apply to second-look elections related to deferrals subject to 409A since 409A requires that any second-look election must be made at least 12 months prior to the originally scheduled payout date and the second-look election must provide for a deferral period of at least five years from the originally scheduled payment date. Grandfathered deferrals may also be extended at the election of the executive provided the election is made no later than December 31 of the year preceding the originally scheduled payout date and at least six months in advance of the originally scheduled payout date and is for a minimum deferral of at least two years from the originally scheduled payment date.

Hardship Withdrawals.  Accelerated distribution is only permissible upon the executive’s showing of severe, extraordinary and unforeseen financial hardship.

Potential Payments Upon Termination or Change In Control

The terms and conditions of the Company’s compensation and benefit programs govern all payments to executives, including the Named Executive Officers. The Company does not have any separate written or unwritten agreement with any Named Executive Officer regarding payment of any kind at, following or in connection with termination of employment for any reason including, without limitation, retirement, an Approved Transfer to PepsiCo, a change in responsibilities, or upon a change in control of the Company (collectively, “Termination”). As such, the Named Executive Officers are not entitled to any payment outside the written terms of the LTIP or the Company-sponsored (i) qualified and nonqualified pension plans, (ii) qualified and nonqualified defined contribution plans, (iii) non-U.S. pension and severance plans, or (iv) employee welfare benefit plans. None of the Company’s compensation or benefit programs provide for any perquisites or tax reimbursements by the Company upon Termination.

This narrative and the accompanying tables are intended to show the value of all potential payments that would be payable to the Named Executive Officers upon any event of Termination to the extent that the Termination would result in a payment or benefit that is not generally available to all salaried employees of the Company and that is incremental to, or an enhancement of, the payments and benefits described or shown in any preceding narrative or table in this proxy statement.

Nonqualified Pension Benefits.  The PEP and the PIRP would provide a deferred vested pension benefit, payable as an annual annuity for the life of the executive commencing at age 65, if the executive were to terminate employment on December 28, 2007, prior to age 55. The deferred vested PEP or PIRP benefit would be payable to the executive as early as age 55, but would be reduced on an actuarially equivalent basis given the longer payment period. The deferred vested PEP and PIRP benefit are significantly less than the benefit that would be payable to the executive had he remained employed until age 55 and is significantly less than the benefit valued in the Pension Benefits Table, which was calculated assuming the executive works until age 62, the earliest age at which unreduced benefits are available to a plan participant. No pension benefit would be payable in an enhanced form or in an amount in excess of the value shown in the Pension Benefits Table except in the event of death or disability. Therefore, we have not separately quantified pension benefits payable upon any event of Termination other than death and disability.

Disability.  Under the terms of the PEP and PIRP, the executive’s disability pension benefit would be calculated based on additional service that would be credited during the executive’s period of “Disability” (as defined under the Company’s broad-based long-term disability plan) up to the age of 65, assuming he remains Disabled and does not elect a distribution prior to such age. The executive could elect a distribution as early as age 55 but the benefit would be reduced by 4% for each year of payment prior to age 62.

Death.  Under the terms of the PEP and PIRP, a pension benefit would be immediately payable as an annual annuity to the executive’s surviving spouse for his/her lifetime.

The table below reflects the PEP and PIRP pension benefit that would be payable as an annual annuity to each Named Executive Officer in the event of the executive’s Disability on December 28, 2007; and to the surviving spouse of each Named Executive Officer in the event of the executive’s death on December 28, 2007. To the extent the Named Executive Officer continues active service, the amounts shown in the table generally will increase year over year based on increases in eligible pay and service credit. The payments would be in lieu of the benefit valued in the Pension Benefits Table.

Name	Plan Name	Disability	Death

Eric J. Foss	PBG Pension Equalization Plan	$704,600	$176,100
Alfred H. Drewes	PBG Pension Equalization Plan	298,600	74,700
Yiannis Petrides	PepsiCo International Retirement Plan	493,500	123,400
Steven M. Rapp	PBG Pension Equalization Plan	159,000	39,700
Robert C. King	PBG Pension Equalization Plan	158,400	39,600

LTIP.  The LTIP’s provisions apply to all equity awards made to employees of the Company, including the Named Executive Officers, and, with few exceptions, the terms of the individual LTIP agreements provide for accelerated vesting of stock options and RSUs upon death, disability, retirement and Approved Transfer to PepsiCo. This accelerated vesting is pro-rata or 100% depending on the triggering event as more fully described below. The payments that would result from each triggering event are quantified for each Named Executive Officer in the table below. The amounts were calculated based on the closing market price of PBG common stock on December 28, 2007, the last trading day of fiscal 2007, and reflect the incremental value to the executive that would result from the accelerated vesting of unvested equity awards.

Disability.  In the event of the Disability of a Named Executive Officer, a pro-rata number of stock options vest based on the number of months the executive was actively employed during the vesting period. The stock options would remain exercisable for the remainder of their original ten-year term. RSUs vest in the same pro-rata manner and would be paid out immediately upon vesting.

Death.  In the event of the death of a Named Executive Officer, all unvested stock options vest automatically and remain exercisable by the executive’s estate for the remainder of their original ten-year term. In general, RSUs similarly vest automatically and are immediately paid out in shares of PBG common stock to the executive’s legal representative or heir. This automatic vesting does not apply to the October 7, 2005 RSU awards granted to Messrs. Foss and Petrides, reflected in the table entitled Outstanding Equity Awards At 2007 Fiscal Year-End, that instead provide for pro-rata vesting upon the death of the executive. The pro-rata number of RSUs that would vest is determined based on the number of days the executive was actively employed during the vesting period.

Retirement.  In general, if a Named Executive Officer retires from the Company (generally, after attaining age 55 with ten or more years of service), a pro-rata number of stock options and RSUs would vest in proportion to the number of months the executive was actively employed during the vesting period subject to achievement of any applicable performance-based vesting condition. Certain RSU awards to the Named Executive Officer contain different retirement provisions. In particular, the October 7, 2005 RSU awards granted to Messrs. Foss and Petrides, reflected in the table entitled Outstanding Equity Awards At 2007 Fiscal Year-End, do not provide for accelerated vesting and payout upon retirement. Since no Named Executive Officer was eligible for early or normal retirement during 2007, there is no quantification of vesting or payout based upon such occurrence.

Approved Transfer to PepsiCo.  In general, if a Named Executive Officer transfers to PepsiCo with the approval of the Company, all stock options and RSUs would fully vest on the date of transfer subject to achievement of any applicable performance-based vesting condition. The stock options would remain exercisable for the remainder of their original ten-year term provided the Named Executive Officer remains actively employed at PepsiCo. In the event of termination from PepsiCo during the original term, the Named Executive Officer would have a limited number of days from the date of termination to exercise his stock options or they would be automatically cancelled. Generally, RSUs would vest and be paid out immediately upon an Approved Transfer to PepsiCo subject to achievement of any applicable performance-based vesting condition. However, the October 7, 2005 RSU awards to Messrs. Foss and Petrides, reflected in the table entitled Outstanding Equity Awards At 2007 Fiscal Year-End, do not provide for accelerated vesting and payout upon Approved Transfer.

Change in Control.  The LTIP change in control provisions apply to equity awards made to all employees of the Company, including the Named Executive Officers. The LTIP defines a CIC in the context of two circumstances, one related to a change in control of the Company and the other related to a change in control of PepsiCo.

A CIC of the Company occurs if: (i) any person or entity, other than PepsiCo, becomes a beneficial owner of 50% or more of the combined voting power of the Company’s outstanding securities entitled to vote for directors; (ii) 50% of the directors (other than directors approved by a majority of the Company’s directors or by PepsiCo) change in any consecutive two-year period; (iii) the Company is merged into or consolidated with an entity, other than PepsiCo, and is not the surviving company, unless the Company’s shareholders before and after the merger or consolidation continue to hold 50% or more of the voting power of the surviving entity’s outstanding securities; (iv) there is a disposition of all or substantially all of the Company’s assets, other than to PepsiCo or an entity approved by PepsiCo; or (v) any event or circumstance that is intended to effect a change in control of the Company results in any one of the events set forth in (i) through (iv).

A CIC of PepsiCo occurs if: (i) any person or entity acquires 20% or more of the outstanding voting securities of PepsiCo; (ii) 50% of the directors (other than directors approved by a majority of the PepsiCo directors) change in any consecutive two-year period; (iii) PepsiCo shareholders approve, and there is completed, a merger or consolidation with another entity, and PepsiCo is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of PepsiCo’s outstanding voting securities; (iv) PepsiCo shareholders approve a plan of complete liquidation of PepsiCo or the disposition of all or substantially all of PepsiCo’s assets; or (v) any event or circumstance that is intended to effect a change in control of PepsiCo results in any one of the events set forth in (i) through (iv).

In general, in the event of a CIC of the Company or PepsiCo, all unvested stock options immediately vest and are exercisable during their original term. RSUs immediately vest in the event of a CIC of the Company or PepsiCo and are payable upon vesting.

The following table reflects the incremental value the executive would receive as a result of accelerated vesting of unvested stock options and RSUs had a triggering event occurred on December 28, 2007. The value was calculated using the closing market price of a share of PBG common stock on December 28, 2007, the last trading day of fiscal 2007.

			Approved	Change
			Transfer to	in
Name	Disability	Death	PepsiCo	Control

Eric J. Foss	$6,744,500	$11,234,200	$8,999,000	$14,022,700
Alfred H. Drewes	1,712,700	2,824,000	2,824,000	2,824,000
Yiannis Petrides	3,058,400	4,175,900	2,898,600	5,769,300
Steven M. Rapp	1,362,600	2,250,900	2,250,900	2,250,900
Robert C. King	1,260,700	2,271,700	2,271,700	2,271,700

Nonqualified Deferred Compensation Plan.  The Named Executive Officers’ deferred compensation balances under the Deferral Program and a description of the Deferral Program’s payment provisions are set forth in the Nonqualified Deferred Compensation Table and accompanying narrative. No triggering event would serve to enhance such amounts. However, under the terms of the Deferral Program, the deferred compensation balances set forth in the Nonqualified Deferred Compensation Table would be payable in the form of a lump sum in the event of death, disability or separation from service for reasons other than retirement notwithstanding the Named Executive Officer’s election as to time and form of payment.

Severance.  The Company has no agreement to provide any form of severance payment to a Named Executive Officer.

Benefits Generally Available to All Salaried Employees.  There are a number of employee benefits generally available to all salaried employees upon termination of employment. In accordance with SEC guidelines, these benefits are not discussed above since they do not discriminate in scope, terms or operation in favor of the Company’s executive officers. These include tax-qualified retirement benefits, life insurance, long-term disability, retiree medical, health care continuation coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) and government mandated termination benefits in non-U.S. locations, such as Greece.

Equity Compensation Plan Information

The table below sets forth certain information as of December 29, 2007, the last day of the fiscal year, for (i) all equity compensation plans previously approved by our shareholders and (ii) all equity compensation plans not previously approved by our shareholders.

				Number of Securities
				Remaining Available for
	Number of Securities		Weighted-Average	Future Issuance Under
	to be Issued Upon Exercise		Exercise Price of	Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,	(Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	27,678,325	(1)	$23.69	8,693,988

Equity compensation plans not approved by security holders	1,607,616	(2)	$14.65	0

Total	29,285,941		$23.19	8,693,988	(3)

(1)	The securities reflected in this category are authorized for issuance (i) upon exercise of awards granted under the Directors’ Stock Plan and the 2004 Long-Term Incentive Plan and (ii) upon exercise of awards granted prior to May 26, 2004 under the following PBG plans: (A) 1999 Long-Term Incentive Plan; (B) 2000 Long-Term Incentive Plan and (C) 2002 Long-Term Incentive Plan. Effective May 26, 2004, no securities were available for future issuance under the 1999 Long-Term Incentive Plan, the 2000 Long-Term Incentive Plan or the 2002 Long-Term Incentive Plan.

(2)	The securities reflected in this category are authorized for issuance upon exercise of awards granted prior to May 26, 2004 under the PBG Stock Incentive Plan (the “SIP”). Effective May 26, 2004, no securities were available for future issuance under the SIP.

(3)	There are no securities remaining available for issuance under equity compensation plans that have not been approved by our shareholders. The 2004 Long-Term Incentive Plan and the Directors’ Stock Plan, both of which have been approved by our shareholders, are the only equity compensation plans that provide securities remaining available for future issuance.

Description of the PBG Stock Incentive Plan.  Effective May 26, 2004, no securities were available for future issuance under the SIP. The SIP is a non-shareholder approved, broad-based plan that was adopted by our Board of Directors on March 30, 1999. No grants, other than stock option awards, have been made under the SIP. All stock options were granted to select groups of non-management employees with an exercise price equal to the fair market value of our common stock on the grant date. The options generally become exercisable three years from the date of grant and have a ten-year term. At year-end 2007, options covering 1,607,616 shares of our common stock were outstanding under the SIP. The SIP is filed as Exhibit 10.11 to our Annual Report on Form 10-K for the year ended December 25, 1999 and qualifies this summary in its entirety.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation and Management Development Committee reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, the Compensation and Management Development Committee recommended to our Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

Respectfully submitted,
The Compensation and Management Development Committee

Susan D. Kronick (Chairperson)	Blythe J. McGarvie
Linda G. Alvarado	John A. Quelch
Barry H. Beracha	Javier G. Teruel
Ira D. Hall

TRANSACTIONS WITH RELATED PERSONS

Stock Ownership and Director Relationships with PepsiCo.  We were initially incorporated in January 1999 as a wholly owned subsidiary of PepsiCo to effect the separation of most of PepsiCo’s company-owned bottling businesses. We became a publicly traded company on March 31, 1999. As of February 15, 2008, PepsiCo’s ownership represented 35.7% of our outstanding common stock and 100% of our outstanding Class B common stock, together representing 42.2% of the voting power of all classes of our voting stock. PepsiCo also owns approximately 6.7% of the equity of Bottling Group, LLC, our principal operating subsidiary. In addition, Margaret D. Moore, one of our directors, was an executive officer of PepsiCo until her retirement in June 2007, and John C. Compton, one of our directors, and Cynthia M. Trudell, a director nominee, are executive officers of PepsiCo.

Agreements and Transactions with PepsiCo and Affiliates.  We and PepsiCo (and certain of its affiliates) have entered into transactions and agreements with one another, incident to our respective businesses, and we and PepsiCo are expected to enter into material transactions and agreements from time to time in the future. As used in this section, “PBG,” “we,” “us” and “our” include PBG and our subsidiaries.

Material agreements and transactions between PBG and PepsiCo (and certain of its affiliates) during 2007 are described below.

Beverage Agreements and Purchases of Concentrates and Finished Products.  We purchase concentrates from PepsiCo and manufacture, package, distribute and sell carbonated and non-carbonated beverages under license agreements with PepsiCo. These agreements give us the right to manufacture, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. The agreements also provide PepsiCo with the ability to set prices of such concentrates, as well as the terms of payment and other terms and conditions under which we purchase such concentrates. In addition, we bottle water under the Aquafina trademark pursuant to an agreement with PepsiCo, which provides for the payment of a royalty fee to PepsiCo. In certain instances, we purchase finished beverage products from PepsiCo. During 2007, total payments by PBG to PepsiCo for concentrates, royalties and finished beverage products were approximately $2.9 billion.

There are certain manufacturing cooperatives whose assets, liabilities and results of operations are consolidated in our financial statements. Concentrate purchases from PepsiCo by these cooperatives for the years ended 2007, 2006 and 2005 were $143 million, $72 million and $25 million, respectively.

Transactions with Joint Ventures in which PepsiCo holds an equity interest.  We purchase tea concentrate and finished beverage products from the Pepsi/Lipton Tea Partnership, a joint venture of Pepsi-Cola North America, a division of PepsiCo, and Lipton. During 2007, total amounts paid or payable to PepsiCo for the benefit of the Pepsi/Lipton Tea Partnership were approximately $260 million.

We purchase finished beverage products from the North American Coffee Partnership, a joint venture of Pepsi-Cola North America and Starbucks in which PepsiCo has a 50% interest. During 2007, amounts paid or payable to the North American Coffee Partnership by us were approximately $267 million.

Under tax sharing arrangements we have with PepsiCo and PepsiCo joint ventures, we received approximately $7 million in tax related benefits in 2007.

On March 1, 2007, PBG and PepsiCo formed PR Beverages Limited, a venture that will enable us to strategically invest in Russia to accelerate our growth. We contributed our business in Russia to PR Beverages, and PepsiCo entered into bottling agreements with PR Beverages for PepsiCo beverage products sold in Russia on the same terms as in effect for us immediately prior to the venture. PepsiCo also granted PR Beverages an exclusive license to manufacture and sell the concentrate for such products. As a result, we recorded licensing rights valued at $315 million, representing the fair value of the exclusive license and related rights granted by PepsiCo to PR Beverages.

Purchase of Snack Food Products from Frito-Lay, Inc.  We purchase snack food products from Frito-Lay, Inc., a wholly owned subsidiary of PepsiCo, for sale and distribution through Russia. In 2007, amounts paid or payable by us to Frito-Lay, Inc. were approximately $270 million.

Shared Services.  PepsiCo provides various services to us pursuant to a shared services agreement and other arrangements, including information technology maintenance and the procurement of raw materials. During 2007, amounts paid or payable to PepsiCo for these services totaled approximately $57 million. Pursuant to the shared services agreement and other arrangements, we provide various services to PepsiCo, including credit and collection, international tax and supplier services. During 2007, payments to us from PepsiCo for these services totaled approximately $4 million.

Rental Payments.  Amounts paid or payable by PepsiCo to us for rental of office space at certain of our facilities were approximately $4 million in 2007.

National Fountain Services.  We provide certain manufacturing, delivery and equipment maintenance services to PepsiCo’s national fountain customers in specified territories. In 2007, net amounts paid or payable by PepsiCo to us for these services were approximately $188 million.

Bottler Incentives.  PepsiCo provides us with marketing support in the form of bottler incentives. The level of this support is negotiated annually and can be increased or decreased at the discretion of PepsiCo. These bottler incentives are intended to cover a variety of programs and initiatives, including direct marketplace support (including point-of-sale materials) and advertising support. For 2007, total bottler incentives received from PepsiCo, including media costs shared by PepsiCo, were approximately $714 million.

Lease Arrangement.  We entered into a capital lease arrangement in 2006 for $25 million with PepsiCo to lease vending equipment. In early 2007, we repaid the entire capital lease obligation with PepsiCo for this vending equipment, thus terminating the arrangement.

Bottling Group, LLC Distribution.  PepsiCo has approximately a 6.7% ownership interest in Bottling Group, LLC, our principal operating subsidiary. In accordance with Bottling Group, LLC’s Limited Liability Company Agreement, PepsiCo received a $17 million cash distribution from Bottling Group, LLC in 2007.

Review and Approval of Transactions with PepsiCo.  The Audit and Affiliated Transactions Committee is responsible for reviewing and approving transactions between us and PepsiCo, or any entity in which PepsiCo has a 20% or greater interest, that are outside the ordinary course of business and have a value of more than $10 million. This policy is embodied in the charter of the Audit and Affiliated Transactions Committee. None of the transactions described above involving PepsiCo or its affiliates, other than the formation of PR Beverages Limited, required the review, approval or ratification of the Audit and Affiliated Transactions Committee because the transactions were not outside the ordinary course of business.

Relationships and Transactions with Management and Others.  Linda G. Alvarado, a member of our Board of Directors, together with certain of her family members, wholly own interests in several YUM Brands franchise restaurant companies that purchase beverage products from us. In 2007, the total amount of these purchases was approximately $500,000.

In 2001, Mr. Cahill, our former Executive Chairman, waived his right to receive $1,000,000 (plus all future earnings on such amount) from his account under the PBG Executive Income Deferral Program. Mr. Cahill’s account under the program was funded solely by Mr. Cahill’s voluntary deferrals of his own compensation, plus earnings on those deferrals. In exchange for Mr. Cahill’s waiver, we made a loan of $1,750,000 to Mr. Cahill’s family trust in 2001. The trust used the loan proceeds to pay the premium on a life insurance policy on the lives of Mr. Cahill and his spouse. The loan bears an interest rate of 4.99%, which rate was established under IRS regulations, and the loan (with interest) will be repaid to us upon payment of the proceeds from the life insurance policy. Although the loan amount was, at the time of the loan, greater than the amount of deferred compensation waived, the loan was determined to be cost neutral to us. The loan was previously described in the footnotes to the Summary Compensation Table of our 2002 — 2006 proxy statements. Under the Sarbanes-Oxley Act of 2002, this loan may remain outstanding, so long as its terms are not materially altered.

Review and Approval of Transactions Involving our Management and Others.  We have procedures to determine whether any related-person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. In October 2007, the Board adopted a written Policy and Procedures Governing Related-Person Transactions that requires our Audit Committee to review and approve any transaction or series of transactions with related persons where the aggregate amount involved exceeds $120,000 in any calendar year. The policy is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance. Under the policy, a “related person” includes:

•	any person who is or was an executive officer, director or director nominee (since the beginning of the last fiscal year);

•	a 5% or more beneficial owner of our voting securities; and

•	immediate family members of the people listed above.

We annually require each of our directors and executive officers to complete a questionnaire that elicits information about related-person transactions. Our Audit Committee must approve or ratify all transactions and relationships disclosed in the questionnaires. In determining whether to approve or disapprove a related-person transaction, our Audit Committee should consider all material factors, including without limitation:

•	the extent of the related person’s interest in the transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances;

•	the benefit to us; and

•	the aggregate value of the transaction.

The transaction described above involving Ms. Alvarado was ratified by the Audit and Affiliated Transactions Committee pursuant to this policy. The transaction described above involving Mr. Cahill did not require the review, approval or ratification of the Audit and Affiliated Transactions Committee in 2007 because the original terms of the transaction were approved in 2001.

Compensation Committee Interlocks and Insider Participation.  During fiscal year 2007, the following individuals served as members of our Compensation and Management Development Committee: Linda G. Alvarado, Barry H. Beracha, Ira D. Hall, Susan D. Kronick, Blythe J. McGarvie, John A. Quelch and Javier G. Teruel. Mr. Kean, who did not stand for re-election at the 2007 Annual Meeting of Shareholders, served as a member of the Compensation and Management Development Committee during his 2007 service period. None of these individuals has ever served as an officer or employee of PBG or any of our subsidiaries. Ms. Alvarado has an indirect business relationship with PBG as described above under “Relationships and Transactions with Management and Others.” The Compensation and Management Development Committee members have no interlocking relationships requiring disclosure under the rules of the SEC.

INDEPENDENT ACCOUNTANTS FEES AND SERVICES

Deloitte & Touche LLP has served as our independent registered public accounting firm since June 2005. In addition to retaining independent accountants to audit our consolidated financial statements for 2007, we and our affiliates retained Deloitte & Touche LLP, as well as other accounting firms, to provide various services in 2007. The aggregate fees billed for professional services by Deloitte & Touche LLP in 2006 and 2007 were as follows:

Audit and Non-Audit Fees
(in millions)

	2007	2006

Audit Fees(1)	$5.6	$5.3
Audit-Related Fees(2)	$0.7	$0.9
Tax Fees(3)	$0.3	$0.0
All Other Fees	$0.0	$0.0
Total	$6.6	$6.2

(1)	Represents fees for the audit of our consolidated financial statements, audit of internal controls, the reviews of interim financial statements included in our Forms 10-Q and all statutory audits.

(2)	Represents fees primarily related to audits of employee benefit plans and other audit-related services.

(3)	Represents fees related primarily to assistance with tax compliance matters.

Pre-Approval Policies and Procedures.  We have a policy that defines audit, audit-related and non-audit services to be provided to us by our independent registered public accounting firm and requires such services to be pre-approved by the Audit and Affiliated Transactions Committee. In accordance with our policy and applicable SEC rules and regulations, the Committee or its Chairperson pre-approves such services provided to us. Pre-approval is detailed as to the particular service or category of services. If the services are required prior to a regularly scheduled Committee meeting, the Committee Chairperson is authorized to approve such services, provided that they are consistent with our policy and applicable SEC rules and regulations, and that the full Committee is advised of such services at the next regularly scheduled Committee meeting. The independent accountants and management periodically report to the Committee regarding the extent of the services provided by the independent accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit and Affiliated Transactions Committee pre-approved all audit and non-audit fees of Deloitte & Touche LLP billed for fiscal years 2007 and 2006.

REPORT OF THE AUDIT AND AFFILIATED TRANSACTIONS COMMITTEE

During 2007, the Audit and Affiliated Transactions Committee of our Board of Directors was comprised of four directors, Blythe J. McGarvie (Chairperson)*, Barry H. Beracha, Ira D. Hall and Susan D. Kronick, each of whom has been determined by our Board of Directors to be an independent director. The Committee operates under a written charter that was approved by our Board of Directors and complies with the NYSE corporate governance rules and applicable SEC rules and regulations. The charter is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance. The Committee appoints and evaluates our independent auditors.

Management is responsible for our disclosure controls, internal controls over financial reporting and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements (in accordance with the Standards of the Public Company Accounting Oversight Board (United States)), and of the effectiveness of our internal controls over financial reporting, and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

During 2007, the Committee met and held discussions with our independent auditors, with and without management present. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements and our critical accounting policies with management and the independent auditors. For 2007, management completed the documentation, testing and evaluation of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Throughout the year, management kept the Committee apprised of the progress of its evaluation of internal controls and the Committee provided oversight of the evaluation process. At the end of the year, management issued a report on the effectiveness of our internal control over financial reporting. The Committee reviewed this report and discussed with management, the senior most internal auditor and the independent auditors the adequacy of our internal controls over financial reporting and disclosure controls. The Committee also discussed with the independent auditors matters required to be discussed by SEC Rule 2-07 of Regulation S-X and Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee evaluated the independent auditors’ performance, including a review of Deloitte & Touche’s internal quality-control procedures report.

The independent auditors also provided the Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), including a letter from the independent auditors confirming its independence. The Committee discussed with the independent auditors that firm’s independence from management and our company.

The Committee maintains a policy requiring pre-approval by the Committee or its Chairperson of audit, audit-related and non-audit services performed by our independent auditors. The Committee has determined that the provision of all non-audit and audit-related services performed for us by the independent auditors is compatible with maintaining that firm’s independence. The Committee also maintains a policy that restricts our hiring of employees and former employees of our independent auditors. Additionally, the Committee established procedures for us to receive, retain and respond to complaints regarding accounting, internal accounting controls and auditing matters, as well as for confidential, anonymous submission by employees of concerns related to questionable accounting or auditing matters.

Based on reviews and discussions of the audited financial statements with management and the independent auditors and discussions with the independent auditors regarding matters required by SEC Rule 2-07 and Statement on Auditing Standards No. 61, a review of written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, and a discussion of the independent auditors’ independence, the Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2007 to be filed with the SEC.

Respectfully submitted,
The Audit and Affiliated Transactions Committee

Blythe J. McGarvie (Chairperson)*
Barry H. Beracha
Ira D. Hall
Susan D. Kronick

*	Ms. McGarvie became Chairperson of the Audit and Affiliated Transactions Committee on March 22, 2007.

PROPOSAL TO AMEND AND RESTATE THE COMPANY’S CERTIFICATE OF INCORPORATION TO ADOPT A PLURALITY VOTING STANDARD FOR THE ELECTION OF DIRECTORS IN A CONTESTED ELECTION AND MAKE CERTAIN OTHER TECHNICAL CHANGES
(Item 2 on Proxy Card)

Our Board of Directors has determined that it is in the best interest of PBG and our shareholders to adopt a plurality voting standard in contested elections for directors and recommends that you vote to approve the Amended and Restated Certificate of Incorporation implementing this standard. Under our Certificate of Incorporation, directors are currently elected by a majority voting standard, that is, the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. If a nominee who is serving as a director fails to receive a majority of the votes cast at the Annual Meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Accordingly, in a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), our current voting standard could result in a nominee who is currently serving as a director to continue to serve on the Board even if he or she received fewer votes than another nominee. With plurality voting, nominees receiving the most votes are elected to the Board, even if such nominees do not receive a majority of the votes cast in their favor.

Our Board of Directors regularly monitors developments in corporate governance and in particular, has evaluated practices surrounding the majority voting standard. After careful consideration, on October 11, 2007, our Board of Directors adopted a resolution proposing that, subject to shareholder approval, our existing Certificate of Incorporation be amended and restated to adopt a plurality voting standard for the election of directors in a contested election.

We are also seeking to amend provisions of our Certificate of Incorporation to (i) consolidate previously approved amendments to the existing Certificate of Incorporation (including without limitation, the increase in our authorized shares from 320,075,000 to 920,100,000, as approved by our shareholders in 2001); and (ii) conform certain terms.

Subject to shareholder approval, the proposed Amended and Restated Certificate of Incorporation will become effective upon filing with the office of the Delaware Secretary of State, which we intend to do immediately following the Annual Meeting. The full text of the proposed Amended and Restated Certificate of Incorporation is attached as Appendix A to this proxy statement, with additions indicated in underlining and deletions indicated by strikeout.

The Board of Directors recommends that shareholders vote FOR this Proposal to amend and restate the Company’s Certificate of Incorporation.

PROPOSAL TO APPROVE AN AMENDMENT TO THE PBG 2004 LONG-TERM INCENTIVE PLAN
(Item 3 on Proxy Card)

On March 27, 2008, the Compensation and Management Development Committee approved an amendment to the PBG 2004 Long-Term Incentive Plan (the “2004 LTIP” or the “Plan”) as amended and restated effective May 25, 2005, subject to shareholder approval, that would increase by 12 million the number of shares of common stock available for issuance in connection with awards under the Plan and increase the percentage of full-value awards available under the Plan from 30% to 50% of the aggregate number of shares available for issuance. We believe this amendment authorizing additional shares and increasing the percentage of full-value awards available for issuance is necessary to support our long-term incentive program over the next three years.

Background.  Since our inception in 1999, we have believed that long-term incentives provide an important link to shareholders by making employees owners in our business. To that end, PBG provides long-term incentives to key individuals, at executive and non-executive levels throughout the Company, who are responsible for the future growth and continued success of PBG. In 2004, our Board adopted the 2004 LTIP, which replaced all other equity-compensation plans existing at that time, and cancelled 9.4 million shares of our common stock that were authorized for issuance under those plans. Shareholders approved the 2004 LTIP at both the 2004 and 2005 Annual Meetings and authorized 24 million shares of our common stock to be issued in connection with Plan awards. The Plan also provides that no more than 30% of the authorized shares may be granted as full-value awards, such as restricted stock.

Through 2005, Plan awards granted under our annual, long-term incentive program consisted 100% of stock options. In an effort to reduce our share utilization and respond to changing market practice, we redesigned our program, effective in 2006. Under the redesigned program, we changed our annual awards to 50% stock options and 50% restricted stock units, thereby reducing our use of stock options. Stock options, as compared to restricted stock units, have a prolonged adverse impact on overhang (i.e., the number of shares authorized to be issued to employees, including both shares awarded and available to be awarded, as a percentage of the number of shares issued and outstanding).

As expected, as a result of our redesigned program, we have significantly reduced our overhang as well as our annual run rate (i.e., the number of shares granted to employees each year as a percentage of the total shares outstanding) as more fully described below.

Overhang.  Since 2005, we have steadily reduced our overhang, in large part as a result of our program redesign in 2006. Moreover, with the exception of 2008 (due to the increased authorization of shares sought under this proposal), we expect to see a further decline in our overhang over the next several years. We anticipate our overhang to be below 15% by 2010 based on the continuation of current grant levels and exercise patterns and projected share repurchases.

There are several very positive reasons why our overhang is not lower currently. First, we are committed to returning cash to our shareholders and, therefore, have had an active share repurchase program for several years. Our significant share repurchases have the effect of inflating our overhang because the repurchases reduce the number of shares outstanding. Since 1999, when we became a public company, we have repurchased approximately 136,000,000 shares. In the absence of these repurchases, our year-end 2007 overhang would be below 15%. Second, in the years following our IPO in 1999, we viewed stock options as the most effective form of long-term incentive. As a result, our long-term awards were comprised 100% of stock options. Statistics indicate that our employees typically hold their stock options longer than at other companies. This is good news as we believe employees hold their options longer because of their confidence in the future growth of the Company’s stock price. When our employees retain their options, however, the adverse impact such options have on our overhang is protracted. By way of illustration, as of the end of the first quarter of 2008 our employees held 7.6 million vested stock options that are in the money and have been outstanding for at least six years. Almost 2 million of these vested options were granted in 1999 as part of our Founder’s Grant to all employees of the Company at the time of our initial public offering and have been outstanding for more than nine years. Had our employees exercised these 7.6 million stock options instead of holding on to them, our overhang in 2007 would have been under 14%.

Annual Run Rate.  Due to our redesigned long-term incentive program, we have reduced our annual run rate from 3.4% in 2005 to just under 2% in 2007. We expect our annual run rate to continue at about 2% over each of the next five years based on the continuation of current grant levels and exercise patterns and projected share repurchases. Our annual run rate, like our overhang, has been inflated by our share repurchase program and the fact that we award equity to all levels of employees throughout the Company in order to reinforce their entrepreneurial spirit. Over the past several years, approximately 80% of the shares underlying our annual equity awards have been granted to employees other than our senior management team, and we have found that equity is a much more effective employee retention tool than cash given our three-year equity vesting schedule. Our use of equity also allows us to use our cash in other ways, such as for capital expenditures, share repurchases and dividends.

Summary.  We believe that the design of our long-term incentive program has contributed to the Company’s history of exceptional performance since our IPO by effectively linking pay to performance and aligning employee and shareholder interests. We further believe that our long-term incentive program is essential to our continuing efforts to attract, retain and motivate employees at all levels and to increase shareholder value. We have been sensitive to shareholder dilution, as demonstrated by our 2006 redesign of our long-term incentive program and our history of share repurchases, and we remain committed to continuing the trend of reducing our overhang and managing our annual run rate.

Consequently, consistent with our Board’s action in March 2008 and regulatory requirements, we are asking shareholders to approve the amendment to (1) authorize an additional 12 million shares for issuance under the Plan and (2) increase the number of full-value shares available for issuance.

PLAN HIGHLIGHTS

The Plan is the same Plan approved by shareholders in 2004 and 2005 in all material respects, except for the amendments described above. Key provisions of the Plan are as follows:

•	Fixed Number of Shares. The Plan presently provides that the maximum aggregate number of shares available for awards is 24 million. As of March 31, 2008, we have approximately 4,087,382 shares available for issuance under the Plan, all of which are available for issuance as full value awards. This Plan amendment would authorize an additional 12 million shares for issuance under the Plan. This additional 12 million shares equals 5.5% of our outstanding equity as of March 31, 2008.

•	Shares Available for Restricted Share and Other Share Awards Are Limited. The Plan, as amended, would limit the number of shares available for restricted share and restricted share unit awards and other share awards to 50% of the total number of shares available for issuance under the Plan.

•	Three Year Minimum Time-Based Restriction. The Plan provides for a minimum three year time-based restriction for awards of restricted shares and restricted share units (unless such awards are performance-based and the performance criteria are satisfied), subject to certain limited exceptions.

•	Three Year Minimum Full Vesting Period. The Plan provides for a minimum three year period for full vesting of awards of stock options and stock appreciation rights subject to certain limited exceptions.

•	One Year Minimum Performance Period. The Plan provides for a minimum one year performance period for any award that is performance-based, subject to certain limited exceptions.

•	Compensation Clawback. The Plan provides for cancellation of outstanding equity awards and clawback of all gains realized from option exercises and RSUs paid within 12 months preceding any act of gross misconduct or violation of our Worldwide Code of Conduct.

•	No Repricing of Stock Options. The Plan prohibits the repricing of stock options and stock appreciation rights without the prior approval of shareholders.

•	No Discount Stock Options. The Plan prohibits the granting of stock options and stock appreciation rights with an exercise price less than the fair market value of our common stock on the date of grant.

•	Judicious Use of Equity. The Company has judiciously used equity to reduce overhang and annual run rates.

•	Shareholder Approval Required for all Material Amendments. The Plan specifically requires shareholder approval of any material amendment to the Plan.

•	Changes in the Plan Since 2005. The Committee approved various other administrative changes to the Plan since 2005, which were not material and thus did not require shareholder approval. Two changes were driven by new accounting rules: (1) the “Change in Control” provision was modified to more specifically address payment in the event that PBG shares are not publicly traded following a Change in Control of the Company; and (2) the Plan’s dilution and capital adjustment provision was amended to require, rather than permit, the Committee to make any equitable adjustments to the Plan or outstanding awards as it deems necessary to prevent dilution. Finally, we modified the definition of “Fair Market Value” to round up to the nearest penny rather than the nearest quarter to better reflect market practice.

SUMMARY OF THE 2004 LTIP

Introduction.  Our Board believes that the 2004 LTIP is an important tool to attract, retain and motivate those persons with significant responsibility for the success and growth of PBG. As such, the Board recommends that shareholders approve the amendment to the 2004 LTIP, which was initially adopted by the Compensation and Management Development Committee on March 25, 2004 and approved by shareholders on May 26, 2004 and subsequently amended by shareholder approval on May 25, 2005. If the amendment is approved by shareholders, a total of 36 million shares of our common stock will be authorized and available for awards under the 2004 LTIP.

A summary of the material provisions of the 2004 LTIP is set forth below and is qualified in its entirety by reference to the 2004 LTIP, which is attached as Appendix B to this proxy statement. If the amendment is not approved by shareholders, it will not become effective and the 2004 LTIP as it presently exists will continue in effect. The amendment, whether approved or not, will have no effect on the awards outstanding under the 2004 LTIP at the time of the Annual Meeting.

Purpose.  The purposes of the 2004 LTIP are to: (i) provide long-term incentives to those persons with significant responsibility for the success and growth of PBG; (ii) attract, retain and motivate a diverse group of individuals on a competitive basis; and (iii) align participants’ interests with those of PBG’s other shareholders through compensation that is based on the performance of our common stock.

Eligibility.  Any officer, employee, or key consultant of PBG and its subsidiaries may be granted any of the awards under the 2004 LTIP. The selection of participants and the nature and size of grants and awards are within the discretion of the Committee. As of December 31, 2007, PBG and its subsidiaries had approximately 69,100 worldwide employees.

Awards.  The 2004 LTIP provides for the grant of non-qualified stock options, incentive stock options that qualify under Section 422 of the Code, stock appreciation rights, restricted shares, restricted share units, share awards and performance awards each as defined in the 2004 LTIP.

Stock Options.  The Committee may grant options under the 2004 LTIP to purchase PBG common stock that may be either non-qualified stock options or incentive stock options. The purchase price of a share of PBG common stock under each type of option shall not be less than the fair market value of PBG common stock on the date the option is granted (except for awards that replace prior awards as a result of a corporate transaction involving the Company, such as a merger). The options shall be exercisable in accordance with the terms established by the Committee, but no stock option award shall have a vesting period of less than one year from the date of grant, and no stock option award shall become fully exercisable before the third anniversary of the date of grant except in connection with (i) the recruitment of new employees, including employees transferring from an allied organization, (ii) special recognition awards, (iii) awards granted in connection with business turnaround plans, and (iv) the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction. In addition, no options shall be exercisable more than ten years from the date of grant. However, without regard to the vesting period assigned, the vesting and exercisability of options may be accelerated in connection with a change of control and certain transfers, as explained below, or in connection with a participant’s death, disability, involuntary termination of employment or retirement.

Stock Appreciation Rights.  The Committee may grant a stock appreciation right (a right to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds the exercise price established by the Committee at the time the stock appreciation right (“SAR”) is granted). SARs may be granted alone or in tandem with stock option awards and shall be exercisable in accordance with the terms established by the Committee. The vesting and exercisability of SARs are subject to the same restrictions as stock options, as set out above. SARs shall be payable in PBG common stock, in cash, or in a combination thereof, as determined by the Committee.

Performance Awards.  The Committee may grant performance awards (a right to receive a designated dollar amount or number of shares of PBG common stock or cash contingent on achievement of performance goals or other objectives established by the Committee over a period of performance established by the Committee). Notwithstanding the attainment of any performance goal, the Committee has the discretion to reduce any award payment. Performance awards may be paid in cash, shares of PBG common stock or a combination thereof. In addition, all performance awards granted will have a minimum performance period of one year. However, without regard to the performance period assigned, payment related to the achievement of performance goals may be accelerated in connection with a change of control as explained below, and to the extent vesting of a performance award is conditioned on employment with the Company, vesting may also be accelerated in connection with certain transfers, as explained below, or in connection with a participant’s death, disability, involuntary termination of employment or retirement.

Restricted Shares, Restricted Share Units and Other Share Awards.  The Committee may grant restricted share and restricted share unit awards, respectively, a grant of PBG common stock or the right to receive an amount equal to the value of shares of PBG common stock, that are subject to a risk of forfeiture and restrictions on disposition that lapse after a specified period and/or upon the achievement of one or more performance or other objectives, as determined by the Committee. Awards of restricted shares and restricted share units may be made either alone or in tandem with other awards under the Plan and may be awarded as additional compensation for services rendered or in lieu of cash or other compensation to which the participant is entitled. The Committee may also grant share awards (a grant of PBG common stock) which shall only be granted in lieu of cash or other compensation to which the eligible individual is entitled except under limited circumstances set forth in the Plan.

Any restricted share or restricted share unit awards shall be subject to such conditions, restrictions and contingencies as the Committee determines, but all restricted share and restricted share unit awards that are not performance-based shall be subject to the same time-based vesting restrictions as for stock options, as set out above. If performance conditions apply, a minimum one-year performance period will apply.

Performance-Based Compensation.  A federal income tax deduction will generally be unavailable for annual compensation in excess of one million dollars paid to the Chief Executive Officer and the four other most highly compensated officers (“Covered Executives”). However, amounts attributable to “performance-based compensation” within the meaning of Section 162(m) of the Code are not counted toward the one million dollar limit. Grants of stock options and SARs are expected to qualify as performance-based compensation. In addition, the Committee may designate any award described in the preceding three paragraphs as intended to be performance-based compensation. Any awards so designated shall be conditioned on the achievement of one or more performance goals, as required by Section 162(m) of the Code. The performance goals that may be used by the Committee for such awards shall be based on any one or more of the following PBG performance measures, as selected by the Committee: stock price, market share, sales revenue, sales volume, cash flow, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, profit (before or after-tax), net income, operating income, EBITDA, and/or costs. These performance goals may be described in terms of objectives that are related to the individual participant or that are Company-wide or related to subsidiaries, divisions or departments and may be made relative to the performance of other corporations or a published index. Each goal may be based on or otherwise employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, investments or to assets or net assets.

The full and/or partial payment of performance-based compensation to Covered Executives will be made only upon certification by the Committee of the attainment by PBG, over a performance period established by the Committee, of any one or more performance goals, which have been established by the Committee and which are based on objective criteria. Notwithstanding the attainment of any performance goal, the Committee has the discretion to reduce any award payment. In order to satisfy the requirements that apply to performance-based compensation, these goals must be approved by PBG’s shareholders, and approval by shareholders of the 2004 LTIP will constitute approval of the foregoing goals.

Administration.  The 2004 LTIP is administered by the Committee. The Committee is composed entirely of Independent Directors who also qualify as “outside directors” for purposes of Section 162(m) of the Code and as “Non-Employee Directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Act”). The Committee will have the authority and discretion to select from among the eligible individuals those persons who shall receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, and subject to certain limits, to cancel or suspend awards. The Committee will have the authority and discretion to interpret the 2004 LTIP, to establish, amend, and rescind any rules and regulations relating to the 2004 LTIP (including establishing subplans and modified award terms and procedures to the extent necessary or advisable to accommodate international laws), and to make all other determinations that may be necessary or advisable for the administration of the 2004 LTIP. Any interpretation of the 2004 LTIP by the Committee and any decision made by the Committee under the 2004 LTIP is final and binding on all persons. The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it to the extent not prohibited by law or inconsistent with Section 162(m) of the Code, Rule 16b-3 of the Act or applicable stock exchange rules.

In the event of a corporate transaction involving PBG (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust awards as it deems necessary and appropriate to preserve the benefits or potential benefits of the awards and to prevent dilution. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the 2004 LTIP; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Committee determines to be equitable.

Except as otherwise provided by the Committee, awards under the 2004 LTIP are not transferable except as designated by the participant by will or by the laws of descent and distribution.

Limit on Shares.  The maximum number of shares of PBG common stock that may be delivered to participants under the 2004 LTIP will be 36 million (subject to adjustment for corporate transactions described above) upon shareholder approval of the plan amendment. The shares issued may consist of authorized but unissued shares, treasury shares or shares acquired in the open market.

No participant may be granted awards which would result in his or her receiving, in the aggregate, during a single calendar year, more than two million shares. Solely for purposes of determining whether this maximum is met, a SAR, performance share or restricted share unit shall be treated as entitling the holder thereof to one share of PBG common stock and awards of performance units shall be treated as entitling the holder to a number of shares of common stock determined by dividing the dollar value of the award by the fair market value of a share of common stock on the date the performance units were awarded.

No more than 50 percent of the number of shares available for issuance under the 2004 LTIP may be awarded in the form of full-value awards.

If any award is forfeited or otherwise terminates without the issuance of shares, the shares associated with the award will be available for future grants. In addition, any shares that are tendered to the Company by a participant as payment of the exercise price of any stock options or that are used to satisfy income tax withholding obligations shall be available for future grants. Awards may be granted in connection with the assumption or substitution of outstanding grants from an acquired or merged company, and shares associated with such awards will not count toward the total share limit.

Change in Control and Certain Transfers.  Upon a change in control, as defined in the 2004 LTIP, all outstanding options and SARs will become fully exercisable. Under certain circumstances, if a participant’s stock option or SAR becomes unexercisable during its term after a change in control, then the participant shall be entitled to receive a lump sum cash payment or equity of the acquiring company equal to the gain on such option or SAR, or in the case of a non-qualified stock option, the Black-Scholes value of such option if such value is greater than the gain. Upon a change in control, all restricted share and restricted share unit awards will become fully vested and certificates for shares will be distributed to participants or cash paid to participants (in the case of restricted share units payable in cash). All performance awards will also be fully vested. The holder of a performance award shall be entitled to a lump sum cash payment equal to the amount of the award payable at the end of the performance period as if 100% of the performance goals have been achieved.

In addition, in connection with certain PBG-approved transfers to certain allied organizations, as described in the 2004 LTIP, as determined by the Committee at the time of grant, the transferred participant’s outstanding options and SARs may become fully exercisable and restricted share and restricted share unit awards may become fully vested (to the extent they are not conditioned on the achievement of a performance goal). Employment by the allied organization may be treated as employment by PBG in determining the participant’s right to, or right to exercise, an award upon achievement of a performance goal and in applying the 2004 LTIP’s misconduct provisions.

Effective Date, Term, Amendment and Termination.  If approved by shareholders, the amended Plan shall become effective as of the date of such shareholder approval and will remain in effect until May 26, 2014. The Committee may not make any amendment to the Plan that materially modifies the Plan without prior shareholder approval. Otherwise, the Committee may, at any time, amend or terminate the 2004 LTIP provided that no amendment or termination may, in the absence of consent to the change by the affected participant, adversely affect the rights of any participant or beneficiary under any award granted under the 2004 LTIP prior to the date such amendment or termination is adopted by the Committee. Amendments to the Plan shall also be subject to the approval of shareholders to the extent required by Sections 162(m) or 422 of the Code.

Other Provisions.  The Committee may determine that an award, whether made in cash, shares or a combination thereof, may be deferred and may approve deferral elections made by participants.

Federal Income Tax Considerations Relating to Stock Options.  The following discussion is a summary of certain current federal income tax issues with respect to stock options and does not purport to be a complete analysis of all of the potential tax aspects relating to the 2004 LTIP or the awards thereunder.

Non-Qualified Options.  The grant of a non-qualified option under the 2004 LTIP should not result in taxable income to the participant. Generally, the participant would realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value at the date of exercise of the shares of PBG common stock acquired over the exercise price for those shares and PBG would be entitled to a corresponding deduction. Gains or losses realized by the participant upon the subsequent disposition of such shares will be treated as capital gains and losses, with the basis in such PBG common stock equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options.  The grant of an incentive stock option should not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of PBG or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code, with an extended exercise period also applying following the participant’s death). The excess of the fair market value of the PBG common stock at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

If the participant does not sell or otherwise dispose of the PBG common stock within two years from the date of the grant of the incentive stock option, nor within one year after the transfer of such PBG common stock to the participant, then, upon disposition of such PBG common stock, any amount realized in excess of the exercise price will be taxed to the participant as a capital gain and PBG will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of PBG common stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and PBG will be entitled to a corresponding deduction. In this case, if the amount realized upon the disposition of the shares exceeds the value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized upon the disposition of the shares is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Withholding of Taxes.  PBG may withhold amounts to satisfy minimum withholding tax requirements from amounts due to participants. Subject to guidelines established by the Committee, participants may have PBG common stock withheld from awards or may tender PBG common stock to PBG to satisfy tax withholding requirements.

One Million Dollar Limit.  As previously noted, Section 162(m) of the Code disallows a federal income tax deduction for certain compensation in excess of one million dollars per year paid to each of PBG’s Covered Executives. However, compensation that qualifies as “performance-based compensation” is not subject to the one million dollar limit. The 2004 LTIP has been structured to permit awards and payments that will satisfy the requirements applicable to “performance-based compensation.”

Section 409A of the Code.  It is intended that awards granted under the Plan will satisfy the requirements of Section 409A of the Code and any regulations or guidance that may be adopted thereunder from time to time, including any transition relief available under applicable guidance related to Section 409A of the Code.

New Plan Benefits.  The future benefits or amounts that would be received under the 2004 LTIP by executive officers and non-executive officer employees are discretionary and are therefore not determinable at this time.

The Board of Directors recommends that shareholders vote FOR the approval of the amendment to the PBG 2004 Long-Term Incentive Plan.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 4 on Proxy Card)

Deloitte & Touche LLP has served as our independent registered public accounting firm since June 1, 2005. The Audit and Affiliated Transactions Committee has appointed Deloitte & Touche LLP, subject to ratification by our shareholders, to serve as our independent registered public accounting firm for fiscal year 2008. Pursuant to its charter, the Audit and Affiliated Transactions Committee has the sole, discretionary authority to appoint, retain and terminate our independent registered public accounting firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to answer questions and are free to make statements during the meeting.

The Board of Directors recommends that shareholders vote FOR the ratification of Deloitte &
Touche LLP as our independent registered public accounting firm for fiscal year 2008.

HOUSEHOLDING

The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

CONFIDENTIALITY OF PROXIES

Our policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law, or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. We retain an independent organization to tabulate shareholder votes and certify voting results.

YEAR 2009 SHAREHOLDERS’ PROPOSALS

We welcome comments or suggestions from our shareholders. If a shareholder wants to have a proposal formally considered, including recommendations for director, at the 2009 Annual Meeting of Shareholders, and included in the proxy materials for that meeting, we must receive the proposal in writing on or before December 11, 2008. Please see the section entitled “Corporate Governance — Consideration of Director Nominees” for a description of the procedures to be followed for shareholder recommendations for director. Proposals should be sent to the Secretary of The Pepsi Bottling Group, Inc. at One Pepsi Way, Somers, New York, 10589. If a proposal is received by February 24, 2009, we may include it in the 2009 proxy materials and, if we do, we may use our discretionary authority to vote on the proposal. For proposals that are not submitted by February 24, 2009, we may use our discretionary voting authority when the proposal is raised at the 2009 Annual Meeting, without inclusion of the proposal in our proxy materials.

GENERAL

PBG will pay the costs of preparing, assembling and mailing the Notice and these proxy materials and the costs relating to the Annual Meeting. In addition to the solicitation of proxies by mail, we intend to ask brokers, banks and nominees to solicit proxies from their principals and will pay the brokers, banks and nominees their expenses for such solicitation.

To be sure that we have the necessary quorum to hold the Annual Meeting, we have hired the firm of Morrow & Co., Inc. to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $8,500.

Our employees may also solicit proxies. They will not receive any additional compensation for such solicitation.

Please promptly vote your shares as instructed in the Notice. Your proxy can be revoked at anytime before the proxy is exercised by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card or voting instruction card with a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

By Order of the Board of Directors,

Steven M. Rapp
Secretary

Appendix A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
THE PEPSI BOTTLING GROUP, INC.

FIRST: The name of the corporation is The Pepsi Bottling Group, Inc., hereinafter referred to as the “Corporation.”

SECOND:

(a)	The Corporation shall have authority to issue ~~320,075,000~~920,100,000 shares, with a par value of $.01 per share, of which (i) ~~300,000,000~~900,000,000 shares shall be Common Stock, and ~~75,000~~100,000 shares shall be Class B Common Stock (the Common Stock and the Class B Common Stock being collectively referred to herein as the “Capital Stock”), and (ii) 20,000,000 shares shall be shares of Preferred Stock (the “Preferred Stock”).

(b)	Preferred Stock. The Board of Directors is authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series the voting powers (if any) and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the Delaware General Corporation Law (“DGCL”); provided, however, that no holder of any Preferred Stock shall be authorized or entitled to receive upon involuntary liquidation of the Corporation an amount in excess of $100 per share of Preferred Stock.

(c)	Capital Stock.

(1)	Except as otherwise set forth below in this Article SECOND, the relative powers, preferences and participating, optional or other special rights, and the qualification, limitations or restrictions of the Common Stock and Class B Common Stock shall be identical in all respects.

(2)	Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, holders of Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Capital Stock, including distributions pursuant to stock splits or divisions of Capital Stock of the Corporation, only shares of Common Stock shall be paid or distributed with respect to Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The number of shares of Common Stock and Class B Common Stock so distributed on each share shall be equal in number. Neither the shares of Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

(3)	At every meeting of the stockholders of the Corporation every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation, and every holder of Class B Common Stock shall be entitled to 250 votes in person or by proxy for each share of Class B Common Stock standing in his or her name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders. Except as may be otherwise required by law or by this Amended and Restated Certificate of Incorporation, the holders of Common Stock and Class B Common Stock shall vote together as a single class and their votes shall be counted and totaled together, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of stockholders of the Corporation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation to the contrary, holders of Common Stock shall not be eligible to vote on any alteration or change in the powers, preferences, or special rights of the Class B Common Stock that would not adversely affect the rights of the Common Stock; provided that, for the foregoing purposes, any provisions for the voluntary, mandatory or other conversion or exchange of the Class B Common Stock into or for Common Stock on a one for one basis shall be deemed not to adversely affect the rights of the Common Stock. Except as otherwise provided by law, and subject to any rights of the holders of Preferred Stock, the provisions of this Amended and Restated Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the approval of a majority of the votes cast by the holders of the Common Stock and the Class B Common Stock, voting together as a single class; provided, however, that with respect to any proposed amendment of this Amended and Restated Certificate of Incorporation which would alter or change the powers, preferences or special rights of the shares of Common Stock or Class B Common Stock so as to affect them adversely, the approval of a majority of the votes cast by the holders of the shares affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock and the Class B Common Stock voting together as a single class as hereinbefore provided.

(4)	Each share of Class B Common Stock held by PepsiCo, Inc. and its subsidiaries, affiliates and divisions (collectively “PepsiCo”) shall, at PepsiCo’s option, be convertible into one share of Common Stock. Any share of Class B Common Stock transferred by PepsiCo to any person or entity other than a PepsiCo affiliate or subsidiary will automatically be converted into shares of Common Stock upon such transfer.

(5)	In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Capital Stock, and the holders of Common Stock and the holders of Class B Common Stock will be entitled to receive the same amount per share in respect thereof.

(6)	Except as shall otherwise be approved by a majority of the votes cast by the holders of each class of Capital Stock voting separately as a class, in case of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation in which shares of Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash), each holder of a share of Common Stock shall be entitled to receive with respect to such shares the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class B Common Stock, and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Common Stock.

THIRD: The address of the registered office of the Corporation in the State of Delaware is 1013 Center Road, Wilmington, New Castle County, Delaware 19805 and the name of its initial registered agent at such address is Corporation Service Company.

FOURTH:

(a)	No holder of any shares of the Corporation, whether now or hereinafter authorized, shall have any preemptive right to subscribe for or to purchase any shares or other securities of the Corporation, nor have any right to cumulate his votes for the election of directors. ~~Except as otherwise provided in the Certificate of Incorporation, at all meetings of the stockholders of the Corporation, a quorum being present, all matters shall be decided by a majority of the votes cast.~~

(b)	Except as otherwise provided in paragraph (c) below or in any other provision of this Amended and Restated Certificate of Incorporation, at all meetings of the stockholders of the Corporation, a quorum being present, all matters including the election of directors shall be decided by a majority of the votes cast.

(c)	If the number of nominees for any election of directors nominated (i) by the Board of Directors, or (ii) any stockholder, or (iii) a combination of nominees by the Board of Directors and any stockholder, exceeds the number of Directors to be elected, the nominees receiving a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present shall be elected.

FIFTH: The Corporation shall have the authority to carry on any business, whether manufacturing or otherwise, and to have and exercise all the powers conferred upon corporations formed under the ~~Delaware General Corporation Law (the “DGCL”)~~DGCL.

SIXTH: The following provisions are intended for the management of the business and the regulation of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation of the powers conferred by statute:

(a)	The Board of Directors shall have the exclusive power and authority to direct management of the business and affairs of the Corporation and shall exercise all corporate powers, and possess all authority, necessary or appropriate to carry out the intent of this provision, and which are customarily exercised by the board of directors of a public company. In furtherance of the foregoing, but without limitation, the Board of Directors shall have the exclusive power and authority to: (a) elect all executive officers of the Corporation as the Board may deem necessary or desirable from time to time; (b) fix the compensation of such officers; and (c) fix the compensation of directors.

(b)	The number of directors constituting the Board of Directors shall not be less than two nor more than fifteen, as may be fixed from time to time by resolution duly adopted by the Board of Directors. The only qualifications for directors of the Corporation shall be those set forth in this Amended and Restated Certificate of Incorporation and in the Company’s Director Independence Policy. Directors need not be residents of the State of Delaware.

(c)	A vacancy occurring on the Board of Directors, including, without limitation, a vacancy resulting from an increase in the number of directors, may only be filled by a majority of the remaining directors or by the sole remaining director in office. In the event of the death, resignation, retirement, removal or disqualification of a director during his elected term of office, his successor shall serve until the next stockholders’ meeting at which directors are elected.

(d)	The Board of Directors may adopt, amend or repeal the Corporation’s Bylaws, in whole or in part, but any Bylaws made by the Board of Directors may be altered, amended or repealed by the stockholders entitled to vote.

(e)	The Corporation may in its Bylaws confer upon directors powers additional to the foregoing and the powers and authorities conferred upon them by statute.

(f)	The Board of Directors may create and make appointments to one or more committees of the Board, comprised exclusively of directors, who will serve at the pleasure of the Board and who may have and exercise such powers of the Board in directing the management of the business and affairs of the Corporation as the Board may delegate, in its sole discretion, consistent with the provisions of the DGCL and this Amended and Restated Certificate of Incorporation. The Board of Directors may not delegate its authority over the expenditure of funds of the Corporation except to a committee of the Board and except to one or more executive officers of the Corporation elected by the Board.

SEVENTH:

(a)	PepsiCo shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation, and except as provided in paragraph (b) below, neither PepsiCo nor any officer, director, or employee thereof shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of PepsiCo or of such person. In the event that PepsiCo acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both PepsiCo and the Corporation, PepsiCo shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that PepsiCo pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

(b)	In the event that a director or officer of the Corporation, who is also a director or officer of PepsiCo, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and PepsiCo, such director or officer shall have fully satisfied and fulfilled his or her fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that PepsiCo pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation, if such director or officer acts consistent with the following:

(i)	a corporate opportunity offered to any person who is an officer of the Corporation, and who is also a director of PepsiCo, shall belong to the Corporation; (ii) a corporate opportunity offered to any person who is a director of the Corporation, and who is also a director or officer of PepsiCo shall belong to the Corporation if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation, and otherwise shall belong to PepsiCo; and (iii) a corporate opportunity offered to any person who is an officer of both the Corporation and PepsiCo shall belong to the Corporation.

EIGHTH:

(a)	The Corporation shall, to the fullest extent from time to time permitted by law, indemnify its directors, officers, employees and agents against all liabilities and expenses in any suit or proceedings, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the Corporation, including all appeals therefrom, arising out of their status as such or their activities in any of the foregoing capacities. The Corporation shall likewise and to the same extent indemnify any person who, at the request of the Corporation, is or was serving as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan.

(b)	The right to be indemnified hereunder shall include, without limitation, the right of a director or officer to be paid expenses in advance of the final disposition of any proceedings, upon receipt of an undertaking to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified hereunder.

(c)	A person entitled to indemnification hereunder shall also be paid reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to the indemnification granted hereunder.

(d)	The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

(e)	The Board of Directors may take such action as it deems necessary or desirable to carry out these indemnification provisions, including without limitation adopting procedures for determining and enforcing the rights guaranteed hereunder, and purchasing insurance policies; and the Board of Directors is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangement as may be permitted by law.

(f)	Neither the amendment or repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce any right to indemnification afforded by this Article to any person with respect to their status or any activities in their official capacities prior to such amendment, repeal or adoption.

NINTH: To the full extent from time to time permitted by law, no person who is serving or who has served as a director of the Corporation shall be personally liable in any action for monetary damages for breach of any duty as a director, whether such action is brought by or in the right of the Corporation or otherwise. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article with respect to any matter which occurred prior to such amendment, repeal or adoption.

TENTH: The provisions of Section 203 of the DGCL shall not be applicable to the Corporation.

ELEVENTH: Except as may be otherwise determined by the Board of Directors, the stockholders of the Corporation shall have access as a matter of right only to the books and records of the Corporation as may be required to be made available to qualified stockholders by the DGCL.

TWELFTH: To the extent that there ever may be inconsistency between this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation as may be adopted or amended from time to time, this Amended and Restated Certificate of Incorporation shall control.

~~THIRTEENTH: The name and address of the incorporator is: James F. Burnett Potter Anderson & Corroon, LLP 1313 North Market Street P.O. box 951 Wilmington, Delaware 19899.~~

THIRTEENTH: This Amended and Restated Certificate of Incorporation is duly adopted in accordance with Section 245 of the DGCL.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 28th~~6th day of January, 1999.~~ day of May, 2008.

~~/s/ James F. Burnett~~
~~James F. Burnett~~
~~Sole Incorporator~~

Steven M. Rapp
Senior Vice President, General Counsel
and Secretary

Appendix B

PBG 2004 Long-Term Incentive Plan
As Amended and Restated
Effective May 28, 2008

1.	Purpose.

The purposes of the PBG 2004 Long Term Incentive Plan (the “Plan”) are: (a) to provide long-term incentives to those persons with significant responsibility for the success and growth of The Pepsi Bottling Group, Inc. (“PBG”) and its subsidiaries, divisions and affiliated businesses (collectively the “Company”); (b) to assist the Company in attracting, retaining and motivating a diverse group of employees on a competitive basis; (c) to ensure a pay for performance linkage for such employees; and (d) to associate the interests of such employees with those of PBG shareholders.

2.	Administration of the Plan.

(a)	The Plan shall be administered by the Compensation and Management Development Committee of the Board of Directors of PBG (the “Committee”). The Committee shall be appointed by the Board of Directors of PBG (the “Board”) and shall consist entirely of members of the Board who qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as “Non-Employee Directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 as amended (the “Act”) and as “independent” for purposes of any rules and regulations of a stock exchange on which PBG’s Common Stock is traded. The foregoing notwithstanding, no act of the Committee shall be void or deemed to be without authority because a member fails to meet the qualification requirements of this Section.

(b)	The Committee shall have all powers vested in it by the terms of the Plan, such powers to include the authority (within the limitations described herein):

•	to select the individuals to be granted awards under the Plan;

•	to determine the type, size and terms of awards to be granted to each individual selected;

•	to determine the guidelines and procedures for the payment or exercise of awards;

•	to determine the time when awards will be granted and any conditions which must be satisfied by employees before an award is granted;

•	to establish objectives and conditions for earning awards that are otherwise applicable to awards;

•	to determine whether such objectives and conditions have been met and whether awards will be paid at the end of the award period or at the time the award is exercised (whichever applies);

•	to determine whether payment of an award will be deferred;

•	to determine whether payment of an award should be reduced or eliminated; and

•	to determine whether any such award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether any award is intended to comply with the performance-based exception under Code Section 162(m) in the case of an award to a “Covered Executive,” i.e., an employee who is a “named executive officer” (within the meaning of Item 402(a)(3) of Regulation S-K) or an individual who is expected to be a named executive officer and an employee at the time the Company is entitled to a tax deduction related to such award.

(c)	The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all parties concerned, including the Company, PBG shareholders and any person receiving an award under the Plan.

(d)	To the extent not prohibited by law and not inconsistent with the requirements of Code Section 162(m), Rule 16b-3 of the Act or applicable stock exchange rules, the Committee may delegate its authority hereunder (including to a member of the Committee or an officer of PBG) and may designate employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of the Plan.

3.	Eligibility.

Subject to the provisions of the Plan, the Committee may, from time to time, designate any of the following individuals as eligible to receive an award available under the Plan: (i) officer, (ii) employee, or (iii) key consultant or advisor of the Company, other than a non-employee director, who provides bona fide services to the Company not in connection with the offer or sale of securities in a capital-raising transaction, in each case subject to limitations provided by the Code or the Act as determined by the Committee; and the Committee shall determine the nature and amount of each award.

In addition, notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which eligible individuals (if any) performing services for the Company outside the United States are eligible to participate in the Plan, (ii) modify the terms, conditions and types of any awards made to such eligible individuals, and (iii) establish subplans, modified stock option exercise procedures and other award terms and procedures to the extent such actions may be necessary or advisable.

4.	Awards.

(a)	Types. Awards under the Plan include stock options (incentive stock options and non-qualified stock options), stock appreciation rights, restricted shares, restricted share units, performance shares, performance units and share awards.

(i)	Stock Options. Stock options are rights to purchase shares of PBG Common Stock (“Common Stock”) at a fixed price for a specified period of time. Stock options may consist of incentive stock options satisfying the requirements of Section 422 of the Code (“ISOs”) and designated by the Committee as ISOs and non-qualified stock options that do not satisfy the aforementioned requirements. The purchase price per share of Common Stock covered by a stock option awarded pursuant to this Plan (the “Exercise Price” as defined for stock options), including any ISOs, shall be equal to or greater than the “Fair Market Value” of a share of Common Stock on the date the stock option is awarded unless the stock option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction involving the Company, in which case, an Exercise Price may be used that reasonably preserves the value of the previously granted award. “Fair Market Value” means an amount equal to the average of the high and low sales prices for Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc. (the “Exchange”) on the date in question (or, if no sales of Common Stock were made on such Exchange on such date, on the immediately preceding day on which sales were made on such Exchange), except that such average price shall be rounded up to the nearest one cent solely for purposes of determining the Exercise Price of stock options and stock appreciation rights (“SARs” which are more fully described below in paragraph (ii) hereof). The Exercise Price per share may be payable, in whole or in part, in cash or in shares of Common Stock held by the option holder, including previously acquired shares and shares issuable or deliverable in connection with an award (with any Common Stock valued at its Fair Market Value on the date of exercise), provided that no Common Stock may be used to pay the Exercise Price if and to the extent that additional accounting expense would result to the Company under then applicable accounting rules.

Stock options may be granted alone or in tandem with other awards, including SARs. With respect to stock options granted in tandem with SARs, the exercise of either such stock options or SARs will result in the simultaneous cancellation of the same number of stock options or tandem SARs, as the case may be.

Except for adjustments made pursuant to Section 7, the Exercise Price for any outstanding stock option granted under the Plan may not be decreased after the date of grant nor may any outstanding stock option granted under the Plan be surrendered to the Company as consideration for the grant of a new stock option with a lower Exercise Price without the approval of PBG’s shareholders.

Except in the case of grants in connection with: (1) the recruitment of new employees, including employees transferring from an allied organization, (2) special recognition awards (3) awards granted in connection with business turnaround plans, and (4) the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction, stock options shall vest over a period of three years from the grant date and no options shall have a vesting period of less than one year. However, without regard to the vesting period assigned, the vesting of stock options may be accelerated in connection with a change in control and certain transfers, or in connection with a participant’s death, disability, retirement or involuntary termination of employment, in each case as determined by the Committee. The term of options shall be determined by the Committee in its sole discretion at the time of grant, but in no event shall the term exceed ten years from the date of grant.

ISOs may only be granted to employees of PBG, its subsidiaries and divisions and may only be granted to an employee who, at the time the option is granted, does not own stock possessing more than 10% of the total combined voting power of all classes of stock of PBG. The aggregate Fair Market Value (determined at the time of grant) of all shares with respect to which ISOs are exercisable by a participant for the first time during any year shall not exceed $100,000. Any option that is intended to be an ISO but which does not qualify as such shall remain outstanding and constitute a non-qualified stock option. In determining the shares available for issuance as ISOs under Section 5, adjustment under Section 5(a) shall not apply to the extent not permitted under Section 422 of the Code and regulations promulgated thereunder.

(ii)	Stock Appreciation Rights. SARs are rights to receive the amount by which the Fair Market Value of a share of Common Stock on the date the SAR is exercised exceeds the purchase price of the SAR (the “Exercise Price” as defined for SARs), which shall be equal to or greater than the Fair Market Value of a share of Common Stock on the grant date, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction involving the Company, in which case, an Exercise Price may be used that reasonably preserves the value of the previously granted award. Such difference may be paid in cash, shares of Common Stock or both, or by any other method as determined by the Committee in its sole discretion.

Except in the case of grants in connection with: (1) the recruitment of new employees, including employees transferring from an allied organization, (2) special recognition awards,

(3) awards granted in connection with business turnaround plans, and (4) the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction, SARs shall vest over a period of three years from the grant date and no SARs shall have a vesting period of less than one year from the grant date. However, without regard to the vesting period assigned, the vesting of SARs may be accelerated in connection with a change in control and certain transfers, or in connection with a participant’s death, disability, retirement or involuntary termination of employment, in each case as determined by the Committee. The term of an SAR shall be determined by the Committee in its sole discretion at the time of grant, but in no event shall the term exceed ten years from the date of grant.

SARs may be granted alone or in tandem with stock options. The grant of SARs related to ISOs must be concurrent with the grant of the ISOs. The grant of SARs related to non-qualified stock options may be concurrent with the grant of the non-qualified stock options or in connection with such non-qualified stock options, previously granted under Section 4(a)(i), that are unexercised and have not terminated or lapsed. With respect to SARs granted in tandem with stock options, the exercise of either such stock options or such SARs will result in the simultaneous cancellation of the same number of tandem stock options or SARs, as the case may be.

(iii)	Restricted Shares/Restricted Share Units. Restricted shares are shares of Common Stock that may not be traded or sold until the date that the restrictions on transferability imposed by the Committee with respect to such shares have lapsed (the “Restriction Period”). Restricted share units are the right to receive an amount equal to the value of a specified number of shares of Common Stock. Awards of restricted shares or restricted share units may be made either alone or in addition to or in tandem with other awards granted under the Plan, and they may be awarded as additional compensation for services rendered by the eligible individual or in lieu of cash or other compensation to which the eligible individual is entitled from the Company.

The Committee shall impose such terms, conditions and/or restrictions on any restricted share awards or restricted share units granted pursuant to the Plan as it may deem advisable including, without limitation: (1) a requirement that participants pay a stipulated price for each restricted share or each restricted share unit, (2) restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), (3) time-based restrictions on vesting, including the time during which the award is subject to a risk of forfeiture, and (4) restrictions under applicable Federal or state securities laws.

Except in the case of performance-based awards and awards made in connection with: (1) the recruitment of new employees, including employees transferring from an allied organization, (2) special recognition awards, (3) awards granted in connection with business turnaround plans, and (4) the assumption of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of merger, consolidation, acquisition or other corporate transaction, all restricted share and restricted share unit awards shall be subject to a time-based vesting restriction of at least three years from the date of grant. However, without regard to the time-based vesting restriction assigned, the vesting of restricted share and restricted share unit awards may be accelerated in connection with a change in control and certain transfers or in connection with a participant’s death, disability, retirement or involuntary termination of employment, in each case as determined by the Committee. To the extent the restricted shares or restricted share units granted to a Covered Executive are intended to be deductible under Code Section 162(m), the applicable restrictions shall be based on the achievement of performance goals over a performance period, as described in Section 4(a)(iv).

Restricted share units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Committee.

During any Restriction Period, restricted shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the restricted shares, the Committee may (1) cause a legend or legends to be placed on any certificates relating to such restricted shares, and/or (2) issue “stop transfer” instructions, as it deems necessary or appropriate.

Unless otherwise determined by the Committee, during any Restriction Period, participants who hold restricted shares shall have the right to receive dividends, in cash or property, as well as other distributions or rights in respect of such shares, shall have the right to vote such shares as the record owner thereof, and participants who hold restricted share units shall have the right to receive dividend equivalents. Unless otherwise determined by the Committee, any dividends, distributions or rights, or dividend equivalents payable to a participant during the Restriction Period shall be distributed to the participant only if and when the restrictions imposed on the applicable restricted shares or restricted share units lapse.

Each certificate issued for restricted shares shall be registered in the name of the participant and deposited with the Company or its designee. At the end of the Restriction Period, a certificate representing the number of shares to which the participant is then entitled shall be delivered to the participant free and clear of the restrictions (or the participant’s unrestricted ownership shall be otherwise reflected). No certificate shall be issued with respect to a restricted share unit unless and until such unit is paid in shares of Common Stock.

(iv)	Performance Awards. Performance awards are performance shares or performance units. Each performance share shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. Each performance unit shall have an initial value that is established by the Committee at the time of grant. Performance awards may be granted either alone or in addition to other awards made under the Plan.

Unless otherwise determined by the Committee, performance awards shall be conditioned on the achievement of performance goals (which shall be based on one or more performance measures, as determined by the Committee) over a performance period established by the Committee, provided that no performance period shall be less than one year.

The performance measure(s) to be used for purposes of performance awards (and for restricted shares and restricted share units, as provided in Section 4(a)(iii)) may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to one or more subsidiaries, divisions, departments, regions, functions or business units of the Company to which the contributions of the participant are relevant, and may consist of one or more or any combination of the following criteria: stock price, market share, sales revenue, sales volume, cash flow, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, profit (before or after-taxes), net income, operating income, EBITDA (earnings before interest, taxes, depreciation and amortization) and/or costs. The performance goals based on these performance measures may be made relative to the performance of other corporations or a published index. The Committee can establish other performance measures for performance awards granted to participants who are not Covered Executives and, with respect to such participants, shall have the sole discretion to adjust the determination of the degree of attainment of the pre-established performance goals.

Notwithstanding the achievement of any performance goal established under this Plan, the Committee has the discretion, on a participant by participant basis, to reduce some or all of a performance award that would otherwise be paid.

At, or at any time after, the time an award is granted, and in the case of Covered Executives to the extent permitted under Code Section 162(m) and the regulations thereunder without adversely affecting the treatment of the award under the performance-based exception, the Committee may provide for the manner in which performance will be measured against the performance goals (or may adjust the performance goals) to reflect the impact of unusual or nonrecurring events affecting the Company, or its financial statements or changes in applicable laws, regulations or accounting principles.

With respect to any award that is intended to satisfy the conditions for the performance-based exception under Code Section 162(m): (1) the Committee shall interpret the Plan and this Section 4 in light of Code Section 162(m) and the regulations thereunder; (2) the Committee shall have no discretion to amend the award in any way that would adversely affect the treatment of the award under Code Section 162(m) and the regulations thereunder; and (3) such award shall not be paid until the Committee shall first have certified that the performance goals have been achieved.

If applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have the sole discretion to make such changes without first obtaining shareholder approval.

(v)	Share Awards. Share awards are grants of shares of Common Stock. The Committee may grant a share award to any eligible individual on such terms and conditions as the Committee may determine in its sole discretion. Share awards may be made only in lieu of cash or other compensation to which the eligible individual is entitled from the Company except as to limited awards to non-executive employees or key consultants made in connection with special recognition programs.

(b)	Maximum Awards. An eligible individual may be granted multiple awards under the Plan, but no one employee may be granted awards which would result in his or her receiving in the aggregate, during a single calendar year, more than 2 million shares of Common Stock. Solely for the purposes of determining whether this maximum is met, an SAR, restricted share unit, or performance share shall be treated as entitling the holder thereof to one share of Common Stock, and an award of performance units shall be treated as entitling the holder to the number of shares of Common Stock that is determined by dividing the dollar value of the award by the Fair Market Value of a share of Common Stock on the date the performance units were awarded.

(c)	Employment by the Company. To the extent the vesting, exercise, or term of any stock option, SAR, restricted share, restricted share unit, performance share and/or performance unit award is conditioned on employment by the Company, an award recipient whose Company employment terminates through a Company-approved transfer to an allied organization: (i) shall vest in (and where applicable) be entitled to exercise immediately prior to the transfer any stock option, SAR, restricted share or restricted share unit, that is not conditioned on the achievement of a performance goal, (ii) shall have employment with the allied organization treated as employment by the Company in determining any applicable term of such award and period for exercise (as well as any right to, or right to exercise, the award upon achievement of a performance goal), and (iii) shall have the allied organization considered part of the Company for purposes of applying the misconduct provisions of Section 8. The Chief Personnel Officer shall specify the entities that are considered allied organizations as of any time. The Committee may decide, when granting an award, to exclude some or all of the award from the application of this subsection, or to provide the recipient of the grant with less protection in connection with a transfer than would otherwise apply under the foregoing provisions of this subsection.

(d)	Company Buy-Out Right. At any time after any award becomes exercisable, the Committee shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to cancel such award and to cause PBG to pay to the participant the excess of the Fair Market Value of the shares of Common Stock covered by such award over its Exercise Price or purchase price on the date the Committee provides written notice (the “Buy-Out Notice”) of its intention to exercise such right (the “Buy-Out”). Buy-Outs pursuant to this provision shall be effected by PBG as promptly as possible after the date of the Buy-Out Notice. Payments of Buy-Out amounts shall be made in shares of Common Stock. The number of shares shall be determined by dividing the amount of the payment to be made by the Fair Market Value of a share of Common Stock on the date of the Buy-Out Notice. This Buy-Out provision shall not apply in the case of a “Change in Control” within the meaning of Section 9, in which case the provisions of Section 9 shall apply.

5.	Shares of Common Stock Subject to the Plan.

The maximum aggregate number of shares of Common Stock available for issuance under the Plan shall be 36 million, determined as provided in this Section and as may be adjusted pursuant to Section 7 hereof. Any of the authorized shares may be used for any of the types of awards described in the Plan, provided, however, that in no event shall the number of restricted shares which become fully vested, shares delivered in settlement of restricted share units and performance awards, and shares granted as share awards (“full-value awards”) exceed 50% of the maximum aggregate number of shares of Common Stock available for issuance under the Plan as may be adjusted pursuant to Section 7 hereof.

(a)	Shares Remaining. The following shall apply in determining the number of shares remaining available for grant under this Plan:

(i)	In connection with the granting of a stock option or other award (other than SARs payable only in cash or a performance unit denominated in dollars or property other than Common Stock), the number of shares of Common Stock available for issuance under this Plan shall be reduced by the number of shares in respect of which the stock option or award is granted or denominated; provided, however, that where an SAR or performance unit is settled in shares of Common Stock, the number of shares of Common Stock available for issuance under this Plan shall be reduced only by the number of shares issued in such settlement.

(ii)	If any stock option is exercised by tendering or having the Company withhold shares of Common Stock to PBG as full or partial payment of the Exercise Price or to satisfy tax withholding obligations, the number of shares available for issuance under this Plan shall be increased by the number of shares so tendered or withheld.

(iii)	Whenever any outstanding stock option or other award under the Plan (or portion thereof) expires, is cancelled, is settled in cash or is terminated for any reason, the shares allocable to the expired, cancelled, settled or terminated portion of the stock option or award shall remain available for awards under this Plan.

(iv)	Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company as a result of an acquisition will not count against the reserve of available shares under this Plan.

(b)	Shares to be Delivered. Shares of Common Stock to be delivered by the Company under this Plan shall be determined by the Committee and may consist in whole or in part of authorized but unissued shares, treasury shares or shares acquired on the open market.

6.	Deferred Payments.

The Committee may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of Common Stock or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion. The Committee may take such steps as reasonably necessary to permit the deferral of taxes in connection with any award deferral.

7.	Dilution and Other Adjustments.

In the event of (a) any change in the outstanding shares of Common Stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, merger, reorganization, consolidation, combination or exchange of shares, (b) any separation of a corporation (including a spin-off or other distribution of assets of the Company to its shareholders), (c) any partial or complete liquidation, or (d) other similar corporate change, the Committee shall make such equitable adjustments in the Plan and the awards thereunder as, and to the extent (if any), the Committee determines are necessary and appropriate to prevent dilution or enlargement of a participant’s rights hereunder, including, if necessary, an adjustment in (i) the maximum number or kind of shares that may be issued under the Plan, (ii) the individual maximum in Section 4(b), (iii) the number and kind of shares and the Exercise Price or purchase price applicable to awards that may be or have been awarded to any participant (including the conversion of shares subject to awards from Common Stock to stock of another entity), and (iv) related terms of awards, including any performance conditions, and to make cash payments in lieu of such adjustments. No adjustment to performance conditions is authorized in connection with any awards to a Covered Executive intended to qualify as performance-based under Code Section 162(m) if and to the extent that such adjustment would cause the award to fail to so qualify. Such adjustment shall be conclusive and binding for all purposes of the Plan.

8.	Misconduct.

Except as otherwise provided in agreements covering Awards hereunder, a participant shall forfeit all rights in his or her outstanding awards under the Plan, and all such outstanding awards shall automatically terminate and lapse, if the Committee determines that such participant has engaged in “Misconduct” as defined below. The Committee may in its sole discretion require the participant to pay to the Company any and all gains realized from any awards granted hereunder that were exercised, vested or paid out within the twelve month period immediately preceding a date on which the participant engaged in such Misconduct, as determined by the Committee.

“Misconduct” means any of the following, as determined by the Committee in good faith: (i) violation of any agreement between the Company and the participant, including but not limited to a violation relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensors or contractors, or the performance of competitive services; (ii) violation of any duty to the Company, including but not limited to violation of the Company’s Code of Conduct; (iii) making, or causing or attempting to cause any other person to make, any statement (whether written, oral or electronic), or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company, unless required by law or pursuant to a Company policy; (iv) improperly disclosing or otherwise misusing any confidential information regarding the Company; (v) unlawful trading in the securities of PBG or of another company based on information gained as a result of that participant’s employment or other relationship with the Company; (vi) engaging in any act which is considered to be contrary to the best interests of the Company, including but not limited to recruiting or soliciting employees of the Company; or (vii) commission of a felony or other serious crime or engaging in any activity which constitutes gross misconduct.

This section shall also apply in the case of a former Company employee (including, without limitation, a retired or disabled employee) who commits Misconduct after his or her employment with the Company terminates.

9.	Change in Control.

Upon a “Change in Control” (as defined in subsection (f) below), the following shall occur, unless otherwise provided by the Committee in an agreement:

(a)	Options. Effective on the date of such Change in Control, all outstanding and unvested stock options granted under the Plan shall immediately vest and become exercisable, and all stock options then outstanding under the Plan shall remain outstanding in accordance with their terms. Notwithstanding anything to the contrary in this Plan, in the event that any stock option granted under the Plan becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such stock option is involuntarily terminated (other than for cause), or such individual terminates for “Good Reason” as defined in the agreement governing the stock option award or applicable operating guidelines, within two years after the Change in Control; (ii) such stock option is terminated or adversely modified; or (iii) Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such stock option shall immediately be entitled to receive equity (e.g. common stock) of the “Acquiring Entity” (as defined below) with a fair market value equal to at least (A) the gain on such stock option or (B) only if greater than the gain and only with respect to non-qualified stock options the Black-Scholes value of such stock option (as determined by a nationally recognized independent investment banker chosen by PBG), in either case calculated on the date such stock option becomes unexercisable. For purposes of the preceding sentence, the gain on a stock option shall be calculated as the difference between the Fair Market Value per share of Common Stock as of the date such stock option becomes unexercisable, less the Exercise Price of the stock option; provided, however, if the shares of Common Stock are not traded on a national exchange on such date, the Fair Market Value on the immediately preceding day on which the shares were traded shall be used.

(b)	Stock Appreciation Rights. Effective on the date of such Change in Control, all outstanding and unvested SARs granted under the Plan shall immediately vest and become exercisable, and all SARs then outstanding under the Plan shall remain outstanding in accordance with their terms. In the event that any SAR granted under the Plan becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such SAR is involuntarily terminated (other than for cause), or such individual terminates for “Good Reason” as defined in the agreement governing the SAR award, within two years after the Change in Control; (ii) such SAR is terminated or adversely modified; or (iii) Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such SAR shall immediately be entitled equity (e.g. common stock) of the Acquiring Entity with a fair market value equal to at least the gain on such SAR. For purposes of the preceding sentence, the gain on an SAR shall be calculated as the difference between the Fair Market Value per share of Common Stock as of the date such SAR becomes unexercisable and the purchase price per share of Common Stock covered by the SAR; provided, however, if the shares of Common Stock are not traded on a national exchange on such date, the Fair Market Value on the immediately preceding day on which the shares were traded shall be used.

(c)	Restricted Shares/Restricted Share Units. Upon a Change of Control all restricted shares and restricted share units shall immediately vest. Immediately upon such vesting, certificates for all such vested restricted shares shall be distributed to the participants, and the cash or shares payable upon vesting of the restricted stock units shall be paid to the participants.

(d)	Performance Awards. Each performance award granted under the Plan that is outstanding on the date of the Change in Control shall immediately vest and the holder of such performance award shall be entitled to a lump sum cash payment equal to the amount of such performance award payable at the end of the performance period as if 100% of the performance goals have been achieved.

(e)	Time of Payment. Any amount required to be paid pursuant to this Section shall be paid within 20 days after the date such amount becomes payable.

(f)	Definition of Change in Control. A “Change in Control” means the occurrence of any of the following events: (i) any individual, corporation, partnership, group, association or other entity (a “Person”), other than PepsiCo, Inc. (“PepsiCo”) or an entity approved by PepsiCo, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of 50% or more of the combined voting power of PBG’s outstanding securities ordinarily having the right to vote at elections of directors; (ii) during any consecutive two-year period, persons who constitute the Board at the beginning of the period cease to constitute at least 50% of the Board (provided that any new Board member who was approved by a majority of directors who began the two-year period or who was approved by PepsiCo shall be considered a director who began the two-year period); (iii) the approval by the shareholders of PBG of a plan or agreement providing for a merger or consolidation of PBG with another company, other than with PepsiCo or an entity approved by PepsiCo, and PBG is not the surviving company (unless the shareholders of PBG prior to the merger or consolidation continue to have 50% or more of the combined voting power of the surviving company’s outstanding securities); (iv) the sale, exchange or other disposition of all or substantially all of PBG’s assets, other than to PepsiCo or an entity approved by PepsiCo; or (v) any other event, circumstance, offer or proposal occurs or is made, which is intended to effect a change in the control of PBG and which results in the occurrence of one or more of the events set forth in clauses (i) through (iv) of this paragraph. For purposes of this Plan, the Person that triggers a Change in Control under clause (i) or (ii), survives the merger or consolidation referred to in clause (iii) or purchases the assets under clause (iv) is referred to as the “Acquiring Entity.”

In addition, a “Change in Control” means the occurrence of any of the following events with respect to PepsiCo: (i) acquisition of 20% or more of the outstanding voting securities of PepsiCo by another entity or group; excluding, however, any acquisition by an employee benefit plan or related trust sponsored or maintained by PepsiCo; (ii) during any consecutive two-year period, persons who constitute the Board of Directors of PepsiCo (the “PepsiCo Board”) at the beginning of the period cease to constitute at least 50% of the PepsiCo Board (provided that any new PepsiCo Board member who was approved by a majority of directors who began the two-year period shall be considered a director who began the two-year period); (iii) PepsiCo shareholders approve, and there is completed, a merger or consolidation of PepsiCo with another company, and PepsiCo is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of PepsiCo; (iv) PepsiCo shareholders approve a plan of complete liquidation of PepsiCo or the sale or disposition of all or substantially all of PepsiCo’s assets; or (v) any other event, circumstance, offer or proposal occurs or is made, which is intended to effect a change in the control of PepsiCo, and which results in the occurrence of one or more of the events set forth in clauses (i) through (iv) of this paragraph.

10.	Miscellaneous Provisions.

(a)	Rights as Shareholder. Except as otherwise provided herein, a participant in the Plan shall have no rights as a holder of Common Stock with respect to awards hereunder, unless and until certificates for shares of Common Stock are issued to such participant or registered in the name of the participant on the Company’s records.

(b)	Assignment or Transfer. Unless the Committee shall specifically determine otherwise, no award granted under the Plan or any rights or interests therein (other than an award of shares that is not subject to any restrictions) shall be assignable or transferable by a participant, except by will or the laws of descent and distribution.

(c)	Agreements. All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions (not inconsistent with the Plan), as the Committee shall approve.

(d)	Requirements for Transfer. The Committee shall have no obligation to issue or transfer a share of Common Stock under the Plan until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of shares of Common Stock made to any participant upon such participant’s written undertaking to comply with such restrictions on his subsequent disposition of such shares as the Committee or PBG shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

(e)	Withholding Taxes. PBG shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards, and with respect to awards paid or satisfied in stock, to require the payment (through withholding from the participant’s salary or otherwise) of any such taxes. The obligations of PBG to make delivery of awards in cash or shares of Common Stock shall be subject to currency or other restrictions imposed by any government. With respect to withholding required upon the exercise of stock options or SARs, upon the lapse of restrictions on restricted shares or upon any other taxable event arising as a result of awards granted hereunder, unless other arrangements are made with the consent of the Committee, participants shall satisfy the withholding requirement by having the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to not more than the minimum amount of tax required to be withheld with respect to the transaction unless a fractional share is payable in which case, such minimum amount plus the next highest share will be withheld. The Committee may permit a participant to surrender or direct the withholding of other shares of Common Stock to satisfy tax obligations but only if and to the extent that no additional accounting expense would result to the Company under then applicable accounting rules.

If a participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any shares of Common Stock issued to him pursuant to the exercise of an incentive stock option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such shares to the participant pursuant to such exercise, the participant shall, within ten (10) days of such disposition, notify PBG thereof, by delivery of written notice to PBG at its principal executive office, and immediately deliver to PBG (or allow to be withheld from other compensation) any taxes required to be withheld.

(f)	No Implied Rights to Awards. Except as set forth herein, no employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

(g)	Fractional Shares. Fractional shares of Common Stock shall not be issued or transferred under an award, but the Committee may pay cash in lieu of a fraction or round the fraction, in its discretion.

(h)	Beneficiary Designation. To the extent allowed by the Committee, each participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Unless the Committee determines otherwise, each such designation shall revoke all prior designations by the same participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the participant’s death shall be paid to the participant’s estate.

(i)	Costs and Expenses. The cost and expenses of administering the Plan shall be borne by PBG and not charged to any award or to any employee receiving an award.

(j)	Funding of Plan. PBG shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

(k)	Successors. All obligations of the Company under the Plan with respect to awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

11.	Effective Date, Amendments and Termination.

(a)	Effective Date. The Plan became effective upon its approval by PBG’s shareholders on May 25, 2005.

(b)	Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part; provided that the Committee shall not, without the requisite affirmative approval of shareholders of the Company, make any amendment to the Plan that materially modifies the Plan, including but not limited to amendments that would permit repricing, expand the types of awards available or the class of eligible participants, increase the number of securities which may be issued; or which requires shareholder approval under any applicable law or rule of the New York Stock Exchange or Section 162(m) or 422 of the Code (or any successor provision or provisions). No termination or amendment shall materially adversely affect any rights or obligations with respect to any awards theretofore granted under the Plan without the consent of the affected participant.

The Committee may, at any time, amend outstanding agreements evidencing awards under the Plan in a manner not inconsistent with the terms of the Plan; provided, however, that except as provided in Section 4(d) with respect to the Company’s Buy-Out right, if such amendment is materially adverse to the participant, the amendment shall not be effective unless and until the participant consents, in writing, to such amendment.

Notwithstanding the preceding provisions of this subsection (b), following a Change in Control (as defined in Section 9), the Committee may not amend the Plan or outstanding agreements evidencing awards under the Plan in a way that would be adverse to a participant, even if the amendment would not be materially adverse, without the written consent of the participant.

(c)	Termination. No awards shall be made under the Plan on or after the tenth anniversary of the date on which PBG’s shareholders approve the Plan. Determination of the award actually earned and payout or settlement of the award may occur later, and as to any outstanding award, the Plan’s terms shall remain in effect (including authority under Section 11(b) relating to the Committee’s authority to modify outstanding award.

Appendix C-Proxy Card

1 PEPSI WAY
SOMERS, NY 10589
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Pepsi Bottling Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Pepsi Bottling Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PEPBC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PEPSI BOTTLING GROUP, INC.

THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3, AND 4.

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a) Linda G. Alvarado	☐	☐	☐

	1b) Barry H. Beracha	☐	☐	☐

	1c) John C. Compton	☐	☐	☐

	1d) Eric J. Foss	☐	☐	☐

	1e) Ira D. Hall	☐	☐	☐

	1f) Susan D. Kronick	☐	☐	☐

	1g) Blythe J. McGarvie	☐	☐	☐

	1h) John A. Quelch	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

		For	Against	Abstain

	1i) Javier G. Teruel	☐	☐	☐

	1j) Cynthia M. Trudell	☐	☐	☐

Vote on Proposals		For	Against	Abstain

2.	Approval of the Company’s Amended and Restated Certificate of Incorporation	☐	☐	☐

3.	Approval of an amendment to the Company’s 2004 Long-Term Incentive Plan	☐	☐	☐

4.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2008	☐	☐	☐

Important: Please sign exactly as your name or names appear(s) on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Receipt is hereby acknowledged of The Pepsi Bottling Group, Inc. Notice of Meeting and Proxy Statement.

Where no voting instructions are given, the shares represented by this proxy will be voted FOR Items 1, 2, 3 and 4.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Directions to The Pepsi Bottling Group, Inc.
Somers, New York

DIRECTIONS BY CAR
The Pepsi Bottling Group’s Headquarters is located at the intersection of Rt. 35 and Rt. 100 in Somers, New York. The headquarters has two entrances, one on Rt. 35 approximately 500 yards East of the intersection of Rt. 35 and Rt. 100 and the second on Rt. 100 approximately 100 yards North of the intersection of Rt. 35 and Rt. 100.
From I-684
If you are using I-684 (either North or South) take exit #6 (Katonah-Cross River, Rt. 35) Take Rt. 35 West for approximately two miles. Entrance is on Rt. 35 approximately 500 yards East of the intersection of Rt. 35 and Rt. 100.
FROM MANHATTAN - WEST SIDE
West Side Highway/Henry Hudson Parkway to Saw Mill River Parkway. Saw Mill River Parkway merges with I-684 at exit #6. Take exit #6 and follow directions above.
FROM MANHATTAN - EAST SIDE
FDR Drive to I-87 Major Deegan North to Saw Mill River Parkway and follow directions above.
FROM BRONX - EAST SIDE
Hutchinson River Parkway North to I-684 (Brewster) North and follow directions above.
FROM BROOKLYN AND J.F.K. AIRPORT
Van Wyck Expressway (676) to the Bronx Whitestone Bridge to Hutchinson River Parkway North, Take I-684 (Brewster) North and follow directions above.
FROM LAGUARDIA AIRPORT
Grand Central Parkway East. Exit Whitestone Expressway. Cross the Whitestone Bridge North to Hutchinson River Parkway North to I-684 (Brewster) North and follow directions above.
FROM LONG ISLAND AND QUEENS
Long Island Expressway or the Grand Central Parkway to the Cross Island Parkway. Cross Island Parkway West to the Throgs Neck Bridge. Cross the Bridge North and travel North on New England Thruway (Route 95) to Cross Westchester (I-287) to (I-684) (Brewster) North and follow directions above.
FROM WEST OF HUDSON RIVER-TAPPAN ZEE BRIDGE
Cross Tappan Zee Bridge South. Follow Cross Westchester (I-287) to I-684 (Brewster) North and follow directions above.
FROM CONNECTICUT-MERRITT PARKWAY
Take the Merritt Parkway South, which becomes the Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.
NEW ENGLAND THRUWAY
Follow the New England Thruway to Exit for Cross Westchester Expressway Westbound to Exit 9 North, Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.
FROM CONNECTICUT - RT. 35
Heading West on Rt. 35 from the Connecticut/New York line (Ridgefield, CT.), proceed on Rt. 35 past the intersection of I-684 and follow directions above.

THE PEPSI BOTTLING GROUP, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 28, 2008
          The undersigned hereby appoints Eric J. Foss, Steven M. Rapp and David Yawman, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of The Pepsi Bottling Group, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc., in Somers, New York, on Wednesday, May 28, 2008 at 10:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the Notice of 2008 Annual Meeting of Shareholders and Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.
          This Proxy is Solicited on Behalf of the Board of Directors of The Pepsi Bottling Group, Inc. Please mark your Proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side, no boxes need to be checked.
          Attention PBG 401(k) Plan Participants and PBG Canada Stock Incentive Plan Participants: If you hold shares of The Pepsi Bottling Group, Inc. Common Stock through the PBG 401(k) Plan or the PBG Canada Stock Incentive Plan, you must vote by Internet or telephone or complete, date, sign and return this proxy card to instruct the respective trustees/administrators of such plans how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, the day before the meeting date so that the respective trustees/administrators of such plans (who vote the shares on behalf of plan participants) have adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares held in the PBG 401(k) Plan or the PBG Canada Stock Incentive Plan that are not voted or for which the respective trustees/administrators do not receive timely voting instructions will be voted by the respective trustee/administrator in the same proportion as the shares held in the respective plans that are timely voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the other side)